Exhibit 2.1

CERTAIN INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH: (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SHARE AND ASSET PURCHASE AGREEMENT

BY AND BETWEEN

STANDARD BIOTOOLS INC.

and

MULTIPLEX BIO INC.

DATED AS OF JULY 28, 2026

This document has been prepared to facilitate a discussion of a possible transaction between the parties identified herein. It is not intended to constitute or create, nor shall it be deemed to constitute or create, a legally binding or enforceable offer or agreement of any type or nature. No such offer or agreement shall be made or created between the parties identified herein, except pursuant to a written agreement executed and delivered by such parties to each other.

i

EXHIBITS; SCHEDULES

Exhibit A	Accounting Rules
Exhibit B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Current Assets and Current Liabilities
Exhibit D-1	Form of Patent Assignment
Exhibit D-2	Form of Trademark Assignment
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Estimated Closing Statement
Exhibit G	Form of Base Seller Note
Exhibit H	Form of Post-Closing Statement
Exhibit I	Purchase Price Allocation
Exhibit J	Seller Working Capital Note Term Sheet

Disclosure Schedule

SHARE AND ASSET PURCHASE AGREEMENT

This SHARE AND ASSET PURCHASE AGREEMENT, dated as of July 28, 2026 (this “Agreement”), is entered into by and between Standard BioTools Inc., a Delaware corporation (“Seller”) and Multiplex Bio Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, in addition to its other businesses, Seller is engaged, directly and through certain of its Subsidiaries (as defined below), in the Business (as defined below);

WHEREAS, as of the date hereof, Seller is, directly or indirectly through certain wholly owned Subsidiaries of Seller, the record and beneficial owner of the Equity Securities (as defined below) of the Transferred Companies (as defined below) as set forth on Section 3.02 of the Disclosure Schedule (as defined below) (such Equity Securities, the “Shares”);

WHEREAS, as of the date hereof, Seller owns, directly or indirectly through certain wholly owned Subsidiaries of Seller, the Transferred Assets (as defined below);

WHEREAS, the Parties desire that (a) Seller will, or will cause its applicable Subsidiaries to, sell, transfer, assign, convey and deliver the Shares and the Transferred Assets, and transfer and assign the Assumed Liabilities (as defined below), to Buyer and (b) Buyer will purchase and acquire the Shares and the Transferred Assets, and accept and assume the Assumed Liabilities, from Seller or its applicable Subsidiaries, in each case on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Seller (the “Seller Board”) has unanimously (a) determined that the Sale (as defined below) is expedient and for the best interests of Seller and its stockholders, (b) approved and declared advisable this Agreement and the Sale and (c) resolved to recommend the adoption of this Agreement by Seller’s stockholders (such recommendation, the “Seller Board Recommendation”); and

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, Buyer and Seller (or certain of their respective Affiliates) will execute and deliver, among other documents and instruments, the TSA, the Bill of Sale and Assignment and Assumption Agreement, the IP Assignment, the Local Transfer Documents, the Base Seller Note and the Seller Working Capital Note.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01        Certain Definitions. For purposes of this Agreement:

“Accounting Rules” means the accounting principles, policies, procedures and methodologies set forth on Exhibit A.

“Accrued Income Taxes” means, without duplication, an amount (determined on a jurisdiction-by-jurisdiction basis with the amount for each jurisdiction not being less than zero ($0)) equal to the aggregate amount of any Liability for accrued and unpaid Income Taxes of the Business Companies as of the Closing Date, in each case, computed solely for taxable periods for which a final income Tax Return is not yet due as of the Closing Date (taking into account any applicable extensions); provided, that for purposes of calculating such Accrued Income Taxes, any Liability shall (a) be calculated in accordance with past practice (including reporting positions, elections and accounting methods) and including only jurisdictions where the Business Companies file Tax Returns, (b) take into account all deductions of the Business Companies attributable to the transactions contemplated hereby (including any deductions attributable to Transaction Expenses or Indebtedness) (including by applying the 70% safe harbor election under Revenue Procedure 2011-29 to any “success based fees,” where applicable), (c) be reduced by any overpayments of Income Taxes (and any applicable prepayments or estimated payments of Income Taxes) of the Business Companies for any Pre-Closing Tax Period, (d) include only Income Taxes for which a Business Company itself is considered the entity that is primarily responsible for the payment of the Tax under applicable Law, (e) exclude all deferred Tax assets and liabilities, (f) exclude any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Tax positions; (g) exclude any Taxes relating to any elections pursuant to Section 338 of the Code with respect to the transactions contemplated by this Agreement; and (h) in the case of Income Taxes of any Business Company that are payable with respect to a Straddle Period, be determined in accordance with Section 5.07(e).

“Action” means any claim, demand, litigation, dispute, action, cause of action, suit, hearing, examination, audit or other judicial or administrative proceeding, at law or in equity, in each case, by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For the avoidance of doubt, from and after the Closing, (a) no Business Company shall be considered an Affiliate of any Seller Entity and (b) no Seller Entity shall be considered an Affiliate of any Business Company.

“Aggregate Transaction Value” means the total consideration paid or payable (including cash, the fair market value of any non-cash consideration, and the face amount of any assumed indebtedness, but excluding any transaction expenses or indebtedness paid by Buyer) to Buyer and its Subsidiaries, or its direct or indirect parent entities in connection with a Qualifying Exit.

“Ancillary Agreements” means the TSA, the Bill of Sale and Assignment and Assumption Agreement, the IP Assignment, the Local Transfer Documents, the Base Seller Note, the Seller Working Capital Note and all other agreements, documents and instruments executed and delivered in connection with this Agreement.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, each as amended, and all other applicable Laws (including state and non-U.S. Laws) issued by a Governmental Entity that are designed or intended to preserve and protect competition, prohibit and restrict monopolization, attempted monopolization, restraint of trade and abuse of dominant position, to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Assigned Contracts” means any Contract entered into by, or otherwise legally binding upon, Seller or its Subsidiaries that relates primarily to the Business or the Transferred Assets, including the Contracts set forth on Section 1.01(a) of the Disclosure Schedule, but excluding any Shared Contracts.

“Bill of Sale and Assignment and Assumption Agreement” means a Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit B, to be entered into between Seller and Buyer (or one or more of its designated Subsidiaries) and to become effective upon the Closing.

“Business” means the development, manufacture, marketing, sale and distribution of Seller’s and its Affiliates’ mass cytometry-based products and technologies, including (a) the CyTOFTM platform, (b) the HyperionTM spatial biology platform (including the Hyperion™ XTi and Hyperion+™ systems and the Hyperion™ slide loader) and associated panels, assays and antibodies, (c) the Maxpar® reagents and (d) the Theia next-generation XTi platform and all products, technologies and programs under development in connection therewith, in each case ((a) – (d)) including all prior and successor versions and generations thereof. For clarity, “Business” shall exclude Seller’s microfluidics business (including the BiomarkTM X9 high-throughput genomics system, integrated fluidic circuits and associated reagents).

“Business Companies” means the Transferred Companies and their Subsidiaries.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“Business Employee” means, as of the applicable time, (a) each employee of Seller or any of its Affiliates (excluding any Business Company) listed on the Business Employee Schedule (as may be updated from time to time in accordance with this Agreement) and (b) each employee of any Business Company other than the individuals set forth on Section 1.01(b) of the Disclosure Schedule.

“Business In-Licensed Intellectual Property” means any Intellectual Property that is licensed to Seller or its Subsidiaries pursuant to an Assigned Contract.

“Business IT and Data” means (a) all data held or controlled by the Business Companies, (b) all Transferred Data and (c) all Transferred IT Assets.

“Business Owned Intellectual Property” means (a) the Intellectual Property owned by the Business Companies (the “Business Company-Owned Intellectual Property”) and (b) the Transferred Intellectual Property Assets.

“Business Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Business, taken as a whole; provided, however, that in no event will any Effect constitute, or be taken into account in determining, whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur if such Effect relates to, arises out of or results from the following: (a) changes in general economic, legal, Tax, regulatory, political or business conditions in the United States or elsewhere in the world; (b) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world; (c) changes in conditions generally affecting any of the industries in which the Business operates; (d) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, cyberattacks, acts of foreign or domestic terrorism, or civil unrest; (e) any hurricane, flood, tornado, earthquake, or other natural disaster, act of God, weather-related events, force-majeure events, or other comparable events; (f) changes or proposed changes in Law or GAAP or in the interpretation or enforcement thereof; (g) any epidemics, pandemics, disease or other public health emergency or any action or response from any Governmental Entity in response to any of the foregoing; (h) any failure by the Business to meet any internal or external estimates, expectations, budgets, projections or forecasts (provided that this clause (h) shall not be construed as implying that Seller is making any representation or warranty hereunder with respect to any internal or external estimates, expectations, budgets, projections or forecasts), it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Business Material Adverse Effect; (i) the public announcement, pendency or consummation of the transactions contemplated hereby or the identity of Buyer, including actions of competitors, customers, suppliers, licensors, licensees or unions, works councils or other labor organizations, or losses of employees of Seller and its Affiliates in connection therewith; (j) (i) any action taken by Seller or its Affiliates (A) pursuant to this Agreement or (B) at the request or with the consent of Buyer or (ii) the failure by Seller or any of its Affiliates to take any action (A) prohibited by this Agreement, (B) at the request or with the consent of Buyer or (C) where Buyer withheld its consent to the request of Seller or its Affiliates; (k) any breach by Buyer of this Agreement or (l) any matter set forth in the Disclosure Schedule; provided, further, that any such Effect referred to in clauses (a) through (g) of the foregoing proviso may be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Effect has had a disproportionate impact on the Business compared to other businesses that operate in the industries in which the Business operates (in which case only the disproportionate impact may be taken into account).

“Business Portion” means that portion of rights, benefits and obligations under any Shared Contract that relates to the Business or the Transferred Assets.

“Business Real Property” means all real property owned or leased from third parties by the Business Companies or included in the Transferred Assets.

“Business Subsidiaries” means the Subsidiaries of the Transferred Companies.

“Buyer Fees and Expenses” means, collectively, any fees or expenses (a) incurred by, at the direction of or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby (for the avoidance of doubt, including any fees or expenses arising in connection with any transaction engaged in by any Business Company in connection with the Closing at the direction of Buyer or any of its Affiliates, including any transaction engaged in by any Business Company in connection with any financing of any obligations of Buyer, the Transferred Companies or any of their Subsidiaries to make a payment under this Agreement and any equity, debt or other financing to Buyer or its Affiliates) or (b) specified in this Agreement to be incurred at the cost or expense of Buyer or any of its Affiliates, including by reimbursement obligation.

“Buyer Parties” means, collectively, Buyer and any of its former, current or future Affiliates, Representatives, general or limited partners, managers, members, equityholders, successors or assignees or any former, current or future Affiliate, Representative, general or limited partner, manager, member, equityholder, successor or assignee of any of the foregoing.

“Cash and Cash Equivalents” means cash and cash equivalents (including bank account balances, all accrued interest thereon and marketable securities), determined in accordance with the Accounting Rules (including the amounts of any received but uncleared check and wire issued and any deposit in transit prior to the applicable measurement time, less the amounts of any issued but uncleared check or wire issued prior to the applicable measurement time).

“Change of Control” means, with respect to Buyer, any transaction or series of related transactions as a result of which:

(a) any Person or Group acquires, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the combined voting power or economic interests of Buyer;

(b) individuals constituting a majority of the board of directors of Buyer as of the date hereof cease to constitute at least a majority thereof (other than as a result of elections approved by the board of directors of Buyer); or

(c) any Person or Group acquires, directly or indirectly, the power to direct or cause the direction of the management and policies of Buyer, whether through ownership of voting securities, by contract or otherwise;

in each case, other than in connection with an Excluded Transaction. For purposes of this definition, “Group” has the meaning ascribed to the term “group” in Section 13(d) of the Exchange Act.

“Closing Date Cash” means all Cash and Cash Equivalents of the Business Companies, calculated as of the Reference Time, in each case reduced by any cash and cash equivalents used by any Business Company after the Reference Time and prior to the Closing to pay (and actually reduce on a dollar for dollar basis) any Closing Date Indebtedness or Transaction Expenses or to pay any dividend or distribution to any Seller Entity.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Business Companies outstanding as of immediately prior to the Closing, determined in accordance with the Accounting Rules. For the avoidance of doubt, Closing Date Indebtedness shall not include any Indebtedness incurred by, on behalf of or at the direction of Buyer or any of its Affiliates.

“Closing Date Working Capital” means the Working Capital calculated as of the Reference Time and determined in accordance with the Accounting Rules.

“Code” means the U.S. Internal Revenue Code of 1986.

“Confidential Information” means (a) with respect to Seller, all information relating to Seller, its Affiliates or their respective businesses (other than information to the extent relating to the Business or the Transferred Assets, or the transactions contemplated hereby) including any technical, scientific, trade secret or other proprietary information with respect to Seller or its Affiliates provided to Buyer or its Affiliates or its or their respective representatives, whether before, on or after the date of this Agreement, and regardless of whether such information is in written or electronic form or otherwise and (b) with respect to Buyer, all information and data to the extent relating to the Business, the Transferred Assets, or the transactions contemplated hereby, including any technical, scientific, trade secret or other proprietary information with respect to Buyer or its Affiliates provided to Seller or its Affiliates or its or their respective representatives, whether before, on or after the date of this Agreement, and regardless of whether such information is in written or electronic form or otherwise. “Confidential Information” shall not include any information which: (i) is or becomes publicly known or publicly available without any violation of the provisions of Section 5.04 or any other confidentiality obligation by a Party, its Affiliates or any of its or their representatives; (ii) becomes lawfully available to a Party, its Affiliates or any of its or their representatives on a non-confidential basis from a source other than the other Party or any of its Affiliates, which source is not under any obligation of confidentiality with respect to such information; (iii) was already known to a Party, its Affiliates or any of its or their representatives, other than under an obligation of confidentiality with respect to such information; or (iv) is subsequently independently discovered or developed by a Party without the aid, application or use of Confidential Information.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 19, 2026, by and between Buyer or an Affiliate thereof and Seller.

“Consolidated Income Taxes” means all federal, state, local or foreign Income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis with respect to Tax Returns that include any Business Company, on the one hand, and any Seller Entity, on the other hand.

“Consolidated Tax Returns” means any Tax Return with respect to Consolidated Income Taxes.

“Continuing Employee” means each Business Employee (a) who is employed by any Business Company as of immediately prior to the Closing and becomes an employee of Buyer or any of its Affiliates (including, following the Closing, any Business Company) pursuant to the Share Sale, (b) who is an International Business Employee who transfers to Buyer or any of its Affiliates pursuant to the applicable Transfer Regulations or (c) who accepts an offer of employment from Buyer or its Affiliates and commences employment with Buyer or its Affiliates upon or after the Closing.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage or similar legally binding arrangement.

“control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The term “controlled” shall have a correlative meaning.

“Current Assets” means, as of any time of determination, the current assets of the Business Companies or included in the Transferred Assets, determined in accordance with the Accounting Rules, which current assets shall include only the line items and adjustments set forth on Exhibit C under the heading “Current Assets” and no other assets. For the avoidance of doubt, Current Assets shall exclude Excluded Assets and all Closing Date Cash.

“Current Liabilities” means, as of any time of determination, the current liabilities of the Business Companies or included in the Assumed Liabilities, determined in accordance with the Accounting Rules, which current liabilities shall include only the line items and adjustments set forth on Exhibit C under the heading “Current Liabilities” and no other liabilities. For the avoidance of doubt, Current Liabilities shall exclude (a) all liabilities in respect of Indebtedness, Transaction Expenses and any Buyer Fees and Expenses and (b) any liabilities that would be Excluded Liabilities.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date hereof.

“Effect” means any event, effect, change, occurrence or circumstance.

“Environmental Claim” means any Action alleging liability under Environmental Law arising out of or relating to (a) the Release of any Hazardous Substance prior to the Closing Date at any Business Real Property or (b) any violation of Environmental Law by the Business Companies prior to the Closing Date.

“Equipment” means machinery, manufacturing and production equipment, laboratory equipment, clean-room equipment, test, calibration, inspection and metrology equipment, tooling, molds, dies and fixtures, furniture, computers, electronics, supplies and other interests in tangible personal property, excluding in all cases any Intellectual Property to the extent embodied in or connected to any of the foregoing items.

“Equity Securities” means, with respect to any Person, any (a) shares of capital stock, (b) equity securities or (c) equity, ownership, voting, membership, partnership, profit or participation interests.

“ERISA Affiliate” means any Person that, together with any Business Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Domain Names” means the Internet domain names set forth on Section 1.01(c)(i) of the Disclosure Schedule.

“Excluded Marks” means the Trademarks set forth on Section 1.01(c)(ii) of the Seller Disclosure Schedule.

“Excluded Names” means the Excluded Domain Names and Excluded Marks.

“Excluded Transaction” means (a) any merger, reorganization, or recapitalization solely among Buyer and one or more of its wholly owned Subsidiaries, (b) any transfer of equity interests in Buyer among existing equityholders of Buyer or (c) any transaction occurring pursuant to a plan of reorganization under applicable bankruptcy or insolvency Law.

“Final Closing Statement” means (a) the Estimated Closing Statement, to the extent provided in Section 2.09(a)(A) or (b) the Post-Closing Statement (including any modifications thereto) to the extent provided in Section 2.09(d) or (e).

“Fraud” means, with respect to any Party, actual and intentional fraud by such Party with respect to the making of its representations or warranties expressly set forth in this Agreement; provided, that actual and intentional fraud will be deemed to exist only if: (a) such Party made the applicable representation or warranty having actual knowledge that such representation or warranty was inaccurate when made; (b) such Party made such inaccurate representation or warranty with the express intent to induce the other Party to rely upon the inaccuracy; (c) such reliance by such other Party actually occurred and was justifiable; and (d) such action or inaction resulted in Losses to such other Party. For the avoidance of doubt, Fraud does not include (i) constructive fraud or other similar fraud claims based on constructive knowledge or any similar theory or (ii) equitable fraud, promissory fraud, unfair dealings fraud or any other tort (including fraud) based on negligence or recklessness or any similar theory.

“GAAP” means United States generally accepted accounting principles and practices, consistently applied.

“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity (including any governmental agency, branch, department, official instrumentality and any court or other tribunal) and (c) any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or any arbitral tribunal of any of the foregoing.

“Governmental Official” means any officer, director or employee of any Governmental Entity.

“Governmental Order” means any decision, ruling, order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Income Taxes” means all Taxes based on, measured by, or calculated with respect to net income or profits (or branch profits) or other measures similar to net income or profits (or branch profits).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, including related prepayment fees, final fees or other similar fees, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such Person, (d) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (e) all guarantees and arrangements having the economic effect of a guarantee of such Person of any debt of any other Person (other than any guarantee by a Party with respect to debt of such Party or any wholly owned Subsidiary of such Party), (f) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (g) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, in each case, to the extent drawn upon or called, (h) obligations in respect of banker’s acceptances, to the extent drawn upon or called, (i) obligations representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed and (j) any Accrued Income Taxes.

“Intellectual Property” means all rights, title and interest in intellectual property, whether protected, created or arising under the Law of the United States or any other jurisdiction, including: (a) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, continuations, continuations-in-part, divisions, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”), (b) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of Software, pictorial and graphic works that are so protectable (collectively, “Copyrights”), (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”), (d) all Internet domain names and Social Media Accounts, (e) all trade secrets, technology, discoveries, improvements, know-how, proprietary rights, formulae, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material, in each case, which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such non-availability (collectively, “Trade Secrets”) and (f) all other intellectual property rights throughout the world, along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing. For clarity, Intellectual Property shall not include rights, title and interest in registrations of intellectual property rights or applications for such registrations to the extent such registrations or applications have been denoted by a Governmental Entity as expired, lapsed or abandoned.

“International Business Employee” means any Business Employee primarily employed outside of the United States.

“Intracompany Payables” means all account, note or loan payables recorded on the books of Seller or any Seller Entity for goods or services purchased by or provided to the Business, or advances (cash or otherwise) or any other extensions of credit to the Business from Seller or any Seller Entity, whether current or non-current.

“Intracompany Receivables” means all account, note or loan receivables recorded on the books of Seller or any Seller Entity for goods or services sold or provided by the Business to Seller or any Seller Entity or advances (cash or otherwise) or any other extensions of credit made by the Business to Seller or any Seller Entity, whether current or non-current.

“IP Assignment” means the assignment to Buyer or its designated Affiliate of the Registered Intellectual Property Assets, substantially in the form of Exhibit D-1 (with respect to Patents) and Exhibit D-2 (with respect to Trademarks), to be entered into between Seller and Buyer (or their respective applicable Affiliates).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment.

“knowledge” of any Person means, in the case of Seller, the actual knowledge of any of the Persons set forth on Section 1.01(d) of the Disclosure Schedule after reasonable inquiry of the individuals who as of the date hereof are officers or employees of Seller or any of its Subsidiaries and who have primary responsibility for the matter in question and, in the case of Buyer, the actual knowledge of any of the Persons set forth on Section 1.01(e) of the Disclosure Schedule after reasonable inquiry of the individuals who as of the date hereof are officers or employees of Buyer or any of its Subsidiaries and who have primary responsibility for the matter in question.

“Law” means any federal, state, local, county, regional, foreign or transnational law, statute, regulation, code, ordinance, common law, ruling, writ, award, zoning law, building code or decree of any Governmental Entity.

“Liabilities” means debts, liabilities and obligations (including guarantees and other forms of credit support), whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, on- or off-balance sheet, including those arising under any Law or Action and those arising under any Contract or undertaking or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encroachment, survey defect, encumbrance, lien, charge (fixed or floating), option, easement, purchase right, right of first refusal, right of pre-emption, conditional sale agreement, covenant, condition or other similar restriction (including restrictions on transfer) or any Contract to create any of the foregoing.

“Lookback Date” means January 1, 2025.

“Losses” means all debts, losses, damages, costs, expenses, Liabilities, obligations, demands, suits, proceedings, assessments or claims of any kind (including any Action brought by any Governmental Entity or other Person), judgments, awards, civil and criminal penalties, fines, deficiencies, charges and settlements (whether payable to a third party or otherwise), and all costs and expenses (including interest, court costs and reasonable fees and expenses of legal counsel, accountants and other outside consultants and expert witnesses) of investigating, defending or asserting any of the foregoing.

“Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization, dated as of June 6, 2026, by and among Seller, Treeline Biosciences, Inc. and Siri Merger Sub, Inc.

“Microfluidics Divestiture” means any sale or transfer of the Seller Entities’ microfluidics business (which, for clarity, is a business other than the Business), or substantially all the assets thereof, to any Person(s) other than the Buyer Parties (such Person(s), the “Microfluidics Buyer”).

“Negative Working Capital Amount” means the amount, if any, by which the Target Working Capital exceeds the Closing Date Working Capital.

“Order” means any outstanding order, writ, injunction, judgment or decree of any Governmental Entity.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Overhead and Shared Services” means any ancillary corporate shared services that are furnished by or on behalf of Seller or any of its Affiliates to both the Business and any other business of Seller or its Affiliates, including marketing and brand management, data analytics, information technology systems and application support, telecommunications, end user computing, information security, human resources, compensation and benefits, talent acquisition, learning and development, corporate finance and accounting systems, internal audit and finance controls, regulatory reporting, accounting, financial planning and analysis, treasury, foreign exchange management, bank services, tax, risk management, regulatory compliance and training, corporate insurance, legal, ethics, vendor sourcing and management and real estate, in each case including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and software used in connection therewith.

“Parties” means, collectively, Seller and Buyer.

“Permit” means any approval, authorization, certificate, qualification, waiver, variance, Consent, license, registration or permit, used or held for use in connection with the ownership, conduct or operation of the Business obtained from or issued by any Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings; (b) Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords and other similar common law or statutory Lien arising or incurred in the ordinary course of business; (c) Liens arising under original purchase price conditional sales Contracts and Equipment leases with third parties entered into in the ordinary course of business; (d) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity; (e) covenants, defects of title, easements, rights of way, restrictions and other similar non‑monetary Liens that would be revealed by a current title report with respect to the real property underlying any Real Property Lease or that, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with or otherwise impair in any material respect the use or occupancy of the property subject thereto; (f) Liens arising under this Agreement or any of the Ancillary Agreements; (g) Liens created by or through Buyer; (h) any Liens reflected as liabilities in the Business Financial Information; (i) any Lien which would be revealed by a survey or other inspection of real property; (j) licenses and other rights granted under Intellectual Property rights (including the Retained Name Rights); and (k) any other Lien that is not, individually or in the aggregate, material to the Business or that will be released on or prior to the Closing Date.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization.

“Personal Information” means all data relating to an individual that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Business, is capable of identifying an individual).

“Positive Working Capital Amount” means the amount, if any, by which the Closing Date Working Capital exceeds the Target Working Capital.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date (as determined under Section 5.07(e)).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date (as determined under Section 5.07(e)).

“Products” means all products and services currently marketed for sale or sold by any Business Company or Seller Entity, all products and services under development for sale by any Business Company or Seller Entity, and all modified, updated and/or next generation versions or derivatives of the foregoing, including the Theia next-generation XTi platform, and all products, technologies and programs under development in connection therewith, in each case solely in connection with the Business. For clarity, “Products” shall exclude any products and services related to any business of any Seller Entity other than the Business, including the (a) the BiomarkTM X9 high-throughput genomics system; (b) integrated fluidic circuits; and (c) multi-layer soft lithography and core integrated fluidic circuits microfluidics technologies.

“Proxy Statement Clearance Date” means the earliest of (a) the second Business Day immediately following the date on which Seller is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, (b) in the event that Seller does not submit the proposal to approve the Sale to the holders of common stock of Seller at the Parent Stockholders Meeting (as defined in the Merger Agreement), the first Business Day that is at least ten calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed Seller that it intends to review the Proxy Statement and (c) in the event that Seller receives comments from the SEC on the preliminary Proxy Statement, the second Business Day immediately following the date the SEC informs Seller, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“Qualifying Exit” means any of the following transactions involving Buyer or any of its Subsidiaries or any of its direct or indirect parent entities, in each case with or to a bona fide unaffiliated third party and excluding any Excluded Transaction:

(a) a sale, transfer, or other disposition of assets representing at least eighty percent (80%) of the consolidated total assets or consolidated revenues of Buyer as of the most recently completed fiscal quarter of Buyer prior to the closing of such transaction;

(b) a merger, consolidation, amalgamation, or similar business combination in which Buyer is not the surviving entity or in which the holders of Buyer’s outstanding voting securities immediately prior to such transaction hold less than fifty percent (50%) of the combined voting power of the surviving or resulting entity immediately following such transaction;

(c) a sale, transfer, or issuance of shares of capital stock or other equity interests of Buyer (including by way of merger or recapitalization) pursuant to which any Person or group of Persons acting in concert acquires more than fifty percent (50%) of the combined voting power or economic interests of Buyer;

(d) an initial public offering of Buyer’s equity securities on a nationally recognized securities exchange (including pursuant to a direct listing or a merger with a special purpose acquisition company); or

(e) any other transaction or series of related transactions that results in a Change of Control of Buyer;

in each case, where the Aggregate Transaction Value of such transaction equals or exceeds $[***].

“Reference Time” means 11:59 p.m., New York City time, on the day immediately preceding the Closing Date.

“Related Party” with respect to any specified Person, means: (a) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (b) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (c) any immediate family member of a Person described in clause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Related to” means, with respect to the Business, primarily related to, or used primarily in connection with, the Business as conducted by Seller and its Affiliates immediately prior to the Closing.

“Representatives” means, with respect to any Person, the directors, managers, officers, employees, advisors (including investment bankers, financial advisors, legal counsel, accountants and consultants), financing sources and other agents and representatives of such Person and its Subsidiaries.

“Retained Businesses” means all businesses and other activities conducted by Seller and its Subsidiaries as of the date hereof and/or the Closing Date other than the Business, the Business Companies or the Transferred Assets.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Consolidated Group” means any consolidated, combined, affiliated, unitary or similar Tax group that includes Seller or any of its Affiliates.

“Seller Entity” means Seller and its Subsidiaries, other than any Business Company.

“Seller Fundamental Representations” means the representations and warranties of Seller contained in Section 3.01(a) (Organization), Section 3.02 (Capitalization of the Transferred Companies), Section 3.04 (Authority; Execution and Delivery; Enforceability) and Section 3.21 (Brokers or Finders).

“Seller Parties” means, collectively, Seller and any of its former, current or future Affiliates, Representatives, general or limited partners, managers, members, equityholders, successors or assignees or any former, current or future Affiliate, Representative, general or limited partner, manager, member, equityholder, successor or assignee of any of the foregoing.

“Seller Policies” means all insurance policies of Seller and its Affiliates.

“Seller Termination Fee” means $1,000,000.

“Social Media Accounts” means social media rights comprised of registration ownership or use of an account (including usernames, passwords, two-factor authentication, recovery codes, and associated email addresses) with the proprietor of an internet-based application or website that facilitates the creation and exchange of user-generated content, including LinkedIn, Facebook, Twitter, Glassdoor, YouTube, TikTok and Wistia.

“Specified Domain Names” means those certain Internet domain names within the Transferred Intellectual Property Assets set forth on Section 1.01(f)(i) of the Disclosure Schedule.

“Specified Marks” means those certain Trademarks within the Transferred Intellectual Property Assets set forth on Section 1.01(f)(ii) of the Disclosure Schedule.

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, venture, partnership or other entity of which such Person: (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Subsidiary Transferors” means the Subsidiary Asset Transferors and the Subsidiary Share Transferors.

“Subsidiary Asset Transferors” means any Subsidiary of Seller that owns or leases any Transferred Asset.

“Subsidiary Share Transferors” means any Subsidiary of Seller that owns any Shares.

“Target Working Capital” means an amount equal to $4,727,000.

“Tax” means any and all federal, state, local or foreign taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes.

“Tax Returns” means any return, report or similar filing (including any schedule or attachment thereto and including any amendment thereof) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Tax Sharing Arrangement” means any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement, other than any commercial agreement the principal subject of which is not Tax matters.

“Transaction Expenses” means: (a) all third party service provider fees and expenses incurred by Seller or its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby (including any fees and expenses of legal counsel, advisors, investment bankers, brokers and accountants and any other experts in connection with the transactions contemplated hereby or otherwise incurred prior to the Closing (whether invoiced prior to, at or after the Closing)); (b) to the extent incurred and unpaid as of immediately prior to the Closing, any change in control or transaction bonuses, retention bonuses or other similar payments due or payable by any Business Company to a Business Employee, former employee of the Business or current or former individual consultant or other individual service provider of the Business, in each case, solely as a result of the consummation of the transactions contemplated hereby (other than any such payment or amount that becomes due or payable as a result of any action taken by, on behalf of or at the direction of Buyer or any of its Affiliates (including any Business Company) following the Closing, including pursuant to any “double-trigger” arrangements); (c) the employer portion of any employment, payroll, social security, unemployment or other Taxes or amounts that are imposed in connection with any payment described under clause (b); (d) 50% of the cost of the D&O Tail Policy and (e) 50% of the retention amount of the R&W Policy, if applicable.

“Transfer Regulations” means (a) in respect of the International Business Employees located in Singapore, Section 18A of the Singapore Employment Act, (b) in respect of the International Business Employees located in the United Kingdom, the UK Transfer of Undertaking (Protection of Employment) Regulation 2006 and (c) in respect of all other International Business Employees, any applicable Laws relating to the automatic transfer of employment or safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses.

“Transfer Tax” means all United States, federal, state, local and foreign transfer, excise, goods, services, sales, use, real or personal property, transfer, documentary transfer, recording, registration, value-added, stamp, conveyance, filing and all other similar Taxes with respect to the transactions contemplated by this Agreement, including any penalties and interest imposed with respect thereto.

“Transferred Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) Related to the Business, but excluding any such items to the extent (a) they are included in or related to any Excluded Asset or Excluded Liability, (b) any Law prohibits their transfer or (c) any transfer thereof otherwise would subject Seller or any of its Subsidiaries to any material Liability.

“Transferred Companies” means those entities set forth on Section 1.01(g) of the Disclosure Schedule, as such Section may be amended by Seller to reflect the ownership of Shares immediately prior to the Closing and/or any actions taken pursuant to Section 5.07(g); provided that any Persons included in such amended Section shall be Seller Entities.

“Transferred Data” means copies of any data and information held or controlled by Seller or any of its Subsidiaries as of the Closing that are Related to the Business, but excluding any such items to the extent (a) they are included in or related to any Excluded Asset or Excluded Liability, (b) any Law prohibits their transfer, (c) any transfer thereof otherwise would subject Seller or any of its Subsidiaries to any material Liability or (d) they are included in or consist of any Transferred Books and Records.

“Transferred Equipment” means all Equipment Related to the Business, including the Equipment set forth on Section 1.01(h) of the Disclosure Schedule.

“Transferred Intellectual Property Assets” means (a) the Patents set forth on Section 1.01(i) of the Disclosure Schedule, (b) the registered Trademarks and Trademark applications set forth on Section 1.01(j) of the Disclosure Schedule, (c) the registered Copyrights set forth on Section 1.01(k) of the Disclosure Schedule (clauses (a) – (c) together, the “Registered Intellectual Property Assets”), (d) the Internet domain names set forth on Section 1.01(l) of the Disclosure Schedule, (e) the Social Media Accounts and (f) all other Intellectual Property (other than Patents, registered Trademarks and Trademark applications, registered Copyrights, Internet domain names and Social Media Accounts), in each case of (a), (c) and (f), (i) owned in whole or in part by Seller or the Subsidiary Transferors and (ii) Related to the Business, and in each case of (b), (d) and (e), owned in whole or in part by Seller or the Subsidiary Transferors.

“Transferred IT Assets” means all IT Assets owned by a Seller Entity and Related to the Business.

“Transferred Permits” means all Permits that are primarily used in or primarily held for use in the Business, to the extent assignable under applicable Law, including the Permits set forth on Section 1.01(m) of the Disclosure Schedule.

“Transferred Software” means the Software set forth on Section 1.01(o) of the Disclosure Schedule.

“TSA” means a Transition Services Agreement, substantially in the form of Exhibit E, to be entered into between Seller and Buyer (or its designated Subsidiary) and to become effective upon the Closing.

“VDR” means the Datasite electronic data room for Project Megalodon maintained by Seller.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

“Working Capital” means, at any time of determination, all Current Assets minus all Current Liabilities as of such time.

Section 1.02        Other Definitions. The following terms are defined in the Section of this Agreement set forth after such term below:

Term	Section
245A Election	Section 5.07(e)
Acceptable Confidentiality Agreement	Section 5.18(b)
Acquired Business	Section 5.20(a)(iii)
Acquired Competing Business	Section 5.20(a)(iii)
Additional Consideration	Section 2.12(a)
Additional Consideration Period	Section 2.12(a)
Agreement	Preamble
Applicable Anti-bribery Law	Section 3.08(b)
Asset Sale	Section 2.01(b)
Assumed Liabilities	Section 2.03
Bankruptcy and Equity Exception	Section 3.04(a)
Base Seller Note	Section 2.08
Benefit Plan	Section 3.11(a)
Benefit Protection Period	Section 5.06(b)
Business Acquisition Proposal	Section 5.15(d)
Business Alternative Acquisition Agreement	Section 5.15(e)
Business Consultant Schedule	Section 3.14(b)
Business Employee Schedule	Section 3.14(a)
Business Financial Information	Section 3.06
Business Guarantees	Section 5.13
Business Intervening Event	Section 5.15(d)
Business Superior Proposal	Section 5.15(d)
Buyer	Preamble
Buyer DC Plan	Section 5.06(h)
Buyer Fee Reimbursement	Section 7.02(b)
Buyer Indemnified Persons	Section 8.02(a)
Buyer’s Cafeteria Plan	Section 5.06(i)
Change in Recommendation	Section 5.15(e)
Claim Notice	Section 8.03(a)
Closing	Section 2.05
Closing Date	Section 2.05
Closing Payment	Section 2.06
Company Benefit Plan	Section 3.11(a)
Competing Business	Section 5.20(a)
Consent	Section 3.05(b)
D&O Indemnified Person	Section 5.05(a)
D&O Tail Policy	Section 5.05(b)
Damage Estimate	Section 8.03(a)
DGCL	Section 5.05(a)
Disputed Amounts	Section 2.09(d)
Disputed Items	Section 2.09(c)
Environmental Law	Section 3.10(b)
ERISA	Section 3.11(a)

Estimated Closing Payment	Section 2.07
Estimated Closing Statement	Section 2.07
Excluded Assets	Section 2.02
Excluded Liabilities	Section 2.04
Final Closing Date Cash	Section 2.09(g)
Final Closing Date Indebtedness	Section 2.09(g)
Final Closing Date Working Capital	Section 2.09(g)
Final Closing Payment	Section 2.09(h)
Final Transaction Expenses	Section 2.09(g)
Forward-Looking Statements	Section 4.10(c)
Hazardous Substance	Section 3.10(c)
Inactive Business Employee	Section 5.06(a)(iii)
Indemnified Party	Section 8.03(a)
Indemnified Third-Party Claim Materials	Section 9.15(b)
Indemnifying Party	Section 8.03(a)
Independent Accountant	Section 2.09(d)
Initial Buyer Fee Reimbursement	Section 7.02(b)
Initial Buyer Fee Reimbursement Date	Section 7.02(b)
Latest Business Balance Sheet	Section 3.06
Leased Real Property	Section 3.17(b)
Legal Restraint	Section 6.01(b)
Local Transfer Documents	Section 2.14
Material Contract	Section 3.18(a)
Material Customer	Section 3.19(a)
Material Supplier	Section 3.19(b)
Microfluidics Divestiture Closing Date	Section 5.09(a)(i)
Negative Adjustment Amount	Section 2.09(h)(ii)
Non-Qualifying Transaction Dispute Notice	Section 2.12(f)
Non-Qualifying Transaction Notice	Section 2.12(e)
Non-U.S. Plan	Section 3.11(i)
Objections Notice	Section 2.10(b)
Offer Employee	Section 5.06(a)(ii)
Outside Date	Section 7.01(b)
Positive Adjustment Amount	Section 2.09(h)(i)
Post-Closing Statement	Section 2.09(a)
Pre-Closing Employment Liabilities	Section 5.06(m)
Pre-Closing Period	Section 5.01(a)
Pre-Closing Representation	Section 9.15(a)
Privacy Laws	Section 3.16(a)
Proxy Statement	Section 5.16(a)
Purchase Price	Section 2.06
Purchase Price Allocation Schedule	Section 2.10(b)
R&W Policy	Section 5.08
Real Property	Section 3.17(b)
Real Property Lease	Section 3.17(c)
Recall	Section 3.24

Receiving Party	Section 2.09(c)
Registration Statement	Section 5.17(a)
Release	Section 3.10(d)
Resolution Period	Section 2.09(d)
Restricted Contracts	Section 2.13(a)
Retained Name Rights	Section 5.09(b)
Retained Name Rights Period	Section 5.09(b)
Review Period	Section 2.09(c)
Sale	Section 2.01(b)
Second Buyer Fee Reimbursement	Section 7.02(b)
Second Buyer Fee Reimbursement Date	Section 7.02(b)
Seller	Preamble
Seller Board	Recitals
Seller Board Recommendation	Recitals
Seller Counsel	Section 9.15(a)
Seller DC Plan	Section 5.06(h)
Seller Note Amount	Section 2.08
Seller Preparation Period	Section 2.09(a)
Seller Related Person	Section 9.15(a)
Seller Return	Section 5.07(a)(i)
Seller Stockholder Approval	Section 3.04(c)
Seller Stockholders Meeting	Section 5.17(a)
Seller Working Capital Note	Section 5.19(b)
Seller’s Cafeteria Plan	Section 5.06(i)
Share Sale	Section 2.01(a)
Shared Contract Transition Periods	Section 5.12(a)
Shared Contracts	Section 5.12(a)
Shares	Recitals
Specified Shared Contracts	Section 5.12(b)
Statement of Objections	Section 2.09(c)
Survival Period	Section 8.01
Third-Party Claim	Section 8.03(a)
Transferred Assets	Section 2.01(b)
WARN Act	Section 5.06(g)
Working Capital Debt Financing	Section 5.19(a)

Section 1.03       Terms Generally. The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Unless the context otherwise requires expressly:

(a)        words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires;

(b)       the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, clause, subclause, Exhibit and Schedule references are to the Articles, Sections, paragraphs, clauses or subclauses of, or Exhibits or Schedules to, this Agreement, as applicable, unless otherwise specified;

(c)         the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified;

(d)         references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 1.03 is intended to authorize any assignment or transfer not otherwise permitted by Section 9.08;

(e)        with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(f)         references to actions taken by, or omissions of, the Business shall be deemed to include any actions taken by, or omissions of, Seller and its Subsidiaries to the extent relating to the Business;

(g)        statements as to the compliance of the Business with certain facts or circumstances shall be deemed to include compliance of Seller and its Subsidiaries to the extent relating to the Business;

(h)         the term “dollars” and “$” mean United States Dollars, the lawful currency of the United States of America;

(i)          the word “or” shall be disjunctive but not exclusive;

(j)          references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(k)         references herein to any Contract mean such Contract as amended, supplemented or modified in accordance with the terms thereof;

(l)          references to “made available” mean that such documents or information referenced shall have been (i) contained in the VDR on the calendar day immediately prior to the date of this Agreement, (ii) actually delivered (whether by physical or electronic delivery) upon request to the other Party or its representatives at least one day prior to the date of this Agreement or (iii) disclosed in the respective Party’s SEC documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval System;

(m)       except as otherwise indicated, references in this Agreement to “Sections,” “Articles,” “Exhibits,” and “Schedules” are intended to refer to Sections and Articles of this Agreements and Exhibits and Schedules of this Agreement, respectively and any capitalized terms used in any Exhibits or Schedules but not otherwise defined therein have the meanings ascribed to such terms as in this Agreement;

(n)        headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement;

(o)         unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 PM Eastern Time on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time; and

(p)         references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of the date of the execution and delivery of this Agreement.”

ARTICLE II
PURCHASE AND SALE

Section 2.01        Purchase and Sale of the Shares and the Transferred Assets. On the terms, and subject to the conditions, of this Agreement, at the Closing:

(a)         Seller shall, or shall cause the applicable Subsidiary Share Transferor to, sell, transfer, assign, convey and deliver to Buyer (or, as applicable, one or more Subsidiaries of Buyer designated by Buyer in writing to Seller not less than three Business Days prior to the Closing Date), and Buyer shall (or, as applicable, shall cause such Subsidiaries of Buyer to) purchase and acquire from Seller or such Subsidiary Share Transferor, all of the Shares (such sale, the “Share Sale”), free and clear of all Liens, except Liens relating to the transferability of securities under applicable securities Laws; provided that the transfer of certain Transferred Companies organized in jurisdictions in which local Laws require specified formalities or other procedures to be observed to legally effect a transfer of such Transferred Company shall be effected pursuant to Local Transfer Documents as further described in Section 2.14; and

(b)         Seller shall, or shall cause the applicable Subsidiary Asset Transferors to, sell, transfer, assign, convey and deliver to Buyer (or, as applicable, one or more Subsidiaries of Buyer designated by Buyer in writing to Seller not less than three Business Days prior to the Closing Date), and Buyer shall (or, as applicable, shall cause such Subsidiaries of Buyer to) purchase and acquire from Seller or such Subsidiary Asset Transferors, all right, title and interest in and to the following assets, properties and rights, of every kind and description, that are not Excluded Assets (such enumerated assets collectively, the “Transferred Assets” and such sale, the “Asset Sale” and, together with the Share Sale and the other transactions contemplated by this Agreement, the “Sale”), in each case solely to the extent they are in the possession of a Seller Entity and not already owned by a Business Company and transferred and conveyed indirectly to Buyer in the Share Sale:

(i)         the Transferred Intellectual Property Assets, which, solely with respect to the Trademarks, Internet domain names and Social Media Accounts included therein, shall be transferred and assigned subject to the Retained Name Rights;

(ii)        the Transferred Software;

(iii)       the Assigned Contracts;

(iv)       the Transferred Equipment;

(v)         all instrument inventory, finished goods, spare parts inventory and service tooling Related to the Products;

(vi)       all Actions, being pursued by or pursuable by Seller or any of its Subsidiaries, whether arising by counterclaim or otherwise, prior to Closing, to the extent Related to the Business or any Assumed Liability;

(vii)      all Transferred Books and Records (provided that Seller shall be entitled to retain copies of all Transferred Books and Records);

(viii)     the Transferred Data;

(ix)       the Transferred IT Assets;

(x)        all goodwill Related to the Business;

(xi)       any assets of or relating to any Company Benefit Plan;

(xii)      the Transferred Permits;

(xiii)    all credits, prepaid expenses, deferred charges, advance payments, refunds, security deposits, prepaid items and duties to the extent exclusively related to a Transferred Asset;

(xiv)     any and all accounts and notes receivable (other than Intracompany Receivables) to the extent Related to the Business (or otherwise taken into account in the determination of the Final Closing Date Working Capital); and

(xv)      all assets, properties and rights that are Related to the Business and are not of the type described in the foregoing clauses (i) through (xiv).

Section 2.02       Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, except for the assets and properties of the Business Companies that are transferred and conveyed to Buyer in the Share Sale and the Transferred Assets that are transferred and conveyed to Buyer in the Asset Sale, Seller and the other Seller Entities shall retain all of their right, title and interest in and to, and there shall be excluded from the Sale to Buyer hereunder, all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill) of Seller and its Affiliates, in each case that are not Transferred Assets (collectively, the “Excluded Assets”). Solely for purpose of non-exhaustive illustration, the Excluded Assets shall include:

(a)        all minute books, stock ledgers and Tax records of Seller and its Affiliates, including Tax Returns, and any Tax related work papers or other Tax data (other than Tax records that are Transferred Assets) of a Seller Consolidated Group;

(b)       all claims, causes of action and rights of Seller or its Affiliates against any third party to the extent relating to any Excluded Liability (including rights of set-off, rights to refunds and rights of recoupment from or against any such third party);

(c)         all Contracts to which Seller or any of its Affiliates is a party, other than the Assigned Contracts and Transferred Permits;

(d)        all rights to refunds of Taxes, credits, offsets, rebates, recoveries, Tax losses, loss and credit carry-forwards and similar benefits related to Taxes of Seller or its Affiliates arising out of, relating to, or in respect of (i) the Transferred Assets or the Business to the extent attributable to Pre-Closing Tax Periods or (ii) the Excluded Assets for all periods;

(e)         all rights of Seller or any of its Affiliates under this Agreement and the Ancillary Agreements;

(f)         all assets, properties and rights (including Intellectual Property) used for the purpose of providing Overhead and Shared Services and, other than as provided in the TSA, all rights of the Business to receive from Seller or any of its Affiliates any Overhead and Shared Services;

(g)         all personal computers (including laptops), mobile telephones and any other personal Equipment used by any Business Employee (other than Continuing Employees);

(h)         any Intellectual Property (including Excluded Names) other than the Transferred Intellectual Property Assets;

(i)          all cash, cash equivalents and marketable securities and all bank accounts (other than those held by the Business Companies);

(j)          all Intracompany Receivables;

(k)          all stock or other equity interests in any Person (other than the Shares);

(l)          all Shared Contracts;

(m)        all insurance policies of Seller or its Affiliates, including the rights to receive any proceeds thereunder;

(n)        any assets of or relating to any Benefit Plan (other than any assets of or relating to any Company Benefit Plan and as expressly provided pursuant to Section 5.06);

(o)         all attorney-client privilege and attorney work-product protection related to communications between Seller, its Affiliates and their respective representatives and Seller Counsel made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Action arising under or in connection with, this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, which, immediately prior to the Closing, would be deemed to be privileged communications between Seller or its Affiliates and Seller Counsel; and

(p)         all right, title and interest in and to the assets set forth on Section 2.02(p) of the Disclosure Schedule.

Section 2.03       Assumption of Assumed Liabilities. On the terms, and subject to the conditions of, this Agreement, and subject to Section 2.04, at the Closing, Buyer shall assume and become responsible for, and pay, perform and discharge when due, effective as of the Closing, all Liabilities to the extent relating to, arising out of or in connection with the Business, the Business Companies or the Transferred Assets, whether accrued or fixed, known or unknown, determined or determinable, absolute or contingent, matured or unmatured or disputed or undisputed, whether arising prior to, on or after the Closing, in each case that are not Excluded Liabilities (“Assumed Liabilities”); it being understood that the assumption of the applicable Assumed Liabilities to which a Business Company is subject shall occur through the transfer of the Shares. Buyer hereby guarantees the performance and discharge when due and/or payable of all Assumed Liabilities assumed by any Affiliate of Buyer. Solely for purpose of non-exhaustive illustration, the Assumed Liabilities shall include:

(a)       all Liabilities of Seller and its Subsidiaries arising under or in connection with the Assigned Contracts and Transferred Permits, whether arising prior to, at or after the Closing;

(b)        all Liabilities to the extent relating to, arising out of or in connection with products and services manufactured, sold, delivered or otherwise provided by the Business, at any time prior to, on or after the Closing Date, including any warranty claims related thereto;

(c)         all Liabilities under any Permitted Lien to the extent related to any Transferred Asset;

(d)         all Liabilities relating to, arising out of or in connection with Business Guarantees;

(e)        all Liabilities for which Buyer or any of its Affiliates (including the Business Companies following the Closing) is responsible pursuant to Section 5.06;

(f)         all Liabilities for Taxes related to the ownership, operation or conduct of the Business or the Transferred Assets, in each case, for Post-Closing Tax Periods;

(g)         any Transfer Taxes;

(h)         all accrued expenses of Seller or any of its Subsidiaries to the extent related to the Business;

(i)         all accounts payable (other than Intracompany Payables) to the extent Related to the Business or any Assumed Liability (or otherwise taken into account in the determination of the Final Closing Date Working Capital); and

(j)          all other Liabilities set forth in Section 2.03(j) of the Disclosure Schedule.

Section 2.04       Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement. Seller and its Affiliates (other than the Business Companies) shall retain, and Buyer shall not assume, any Liabilities of Seller and its Affiliates (other than the Business Companies) to the extent relating to, arising out of or resulting from the conduct, ownership or operation of the Retained Businesses (“Excluded Liabilities”), and, as between Buyer and Seller, Seller and its Affiliates shall be responsible for, and shall discharge and perform when due or payable, all Excluded Liabilities, except as otherwise provided in Section 5.06 or Article VIII. Solely for purpose of non-exhaustive illustration, the Excluded Liabilities shall include:

(a)         all Liabilities expressly retained by Seller pursuant to Section 5.06;

(b)       all Liabilities for Taxes (other than Transfer Taxes) (A) of Seller and its Affiliates or (B) to the extent arising out of or relating to the ownership, operation or conduct of (x) the Business or the Transferred Assets for Pre-Closing Tax Periods or (y) the Excluded Assets or Excluded Liabilities;

(c)          all Liabilities for Transaction Expenses;

(d)        any Liabilities to the extent relating to the Excluded Assets, except to the extent otherwise provided in Section 5.06 with respect to Benefit Plans;

(e)         all Liabilities of Seller and its Affiliates arising under this Agreement or the Ancillary Agreements; and

(f)          the Liabilities set forth on Section 2.04(f) of the Disclosure Schedule.

Section 2.05      Closing. The closing of the transactions contemplated by this Agreement (including the Sale) (the “Closing”) shall take place by teleconference or through electronic exchange of transaction documents on (a) the second Business Day after the date that all of the conditions to the Closing set forth in Article VI (other than those conditions that, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) shall have been satisfied or waived by the Party entitled to waive the same or (b) such other date as the Parties may agree in writing. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.06       Purchase Price. On the terms, and subject to the conditions, set forth in this Agreement, the aggregate purchase price to be paid by Buyer to Seller or its designated Affiliates (the “Purchase Price”) for the Transferred Assets and the Shares, in addition to the assumption of the Assumed Liabilities, shall equal, without duplication, (a) $5,000,000, plus (b) the Closing Date Cash, minus (c) the Closing Date Indebtedness, minus (d) the Negative Working Capital Amount, if any, plus (e) the Positive Working Capital Amount, if any, minus (f) the Transaction Expenses (the foregoing, the “Closing Payment”), plus (g) the Additional Consideration, if any.

Section 2.07       Determination of Estimated Purchase Price. No fewer than two Business Days prior to the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer a statement, substantially in the form of Exhibit F (the “Estimated Closing Statement”) that sets forth Seller’s good-faith estimates of (a) the Closing Date Cash, (b) the Closing Date Indebtedness, (c) the Closing Date Working Capital, (d) the Transaction Expenses and (e) the calculation of the Closing Payment based on the foregoing estimates (the “Estimated Closing Payment”), in each case prepared in accordance with the applicable definitions set forth in this Agreement and, to the extent applicable, in accordance with the Accounting Rules, together with reasonably detailed supporting documentation used to calculate the foregoing amounts. No fewer than five Business Days prior to the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer a preliminary Estimated Closing Statement for information purposes only (which shall not be considered the Estimated Closing Statement for any purpose hereunder), and, in its preparation of the Estimated Closing Statement to be finally delivered as set forth in the immediately preceding sentence, Seller shall consider any good faith, written comments provided by Buyer to such preliminary Estimated Closing Statement no fewer than three Business Days prior to the Closing Date; provided that (i) Buyer shall not have any right to delay or prevent the Closing or the issuance of the Base Seller Note as a result of any disagreement with Seller’s estimates set forth in the Estimated Closing Statement and (ii) Seller shall not be required to accept any comment made by Buyer and Seller shall be entitled to determine the contents of the Estimated Closing Statement in its sole discretion (it being understood that any such determination of the contents of the Estimated Closing Statement by Seller or issuance of the Base Seller Note by Buyer shall be without prejudice to the rights of any Party under Section 2.09).

Section 2.08      Base Seller Note. At the Closing, Buyer shall duly execute and deliver to Seller, or to such Affiliate of Seller as Seller shall designate by written notice to Buyer prior to the Closing Date, a promissory note substantially in the form attached hereto as Exhibit G (the “Base Seller Note”), with a the principal amount equal to the Closing Payment (as adjusted pursuant to Section 2.09(h), the “Seller Note Amount”). Delivery of the duly executed Base Seller Note in the Seller Note Amount shall constitute full satisfaction and delivery of the Closing Payment.

Section 2.09        Purchase Price Adjustment.

(a)         As promptly as practicable and in any event within 45 days following the Closing Date, Buyer shall prepare and deliver to Seller a statement, substantially in the form of Exhibit H (the “Post-Closing Statement”) that sets forth Buyer’s calculation of (i) the Closing Date Cash, (ii) the Closing Date Indebtedness, (iii) the Closing Date Working Capital, (iv) the Transaction Expenses and (v) the calculation of the Closing Payment based on the foregoing elements, in each case prepared in accordance with the applicable definitions set forth in this Agreement and, to the extent applicable, in accordance with the Accounting Rules. Buyer and Seller acknowledge and agree that no adjustment shall be made to the Target Working Capital. If Buyer fails to deliver the Post-Closing Statement within the time-period specified above, then, at Seller’s sole option, either (A) the Estimated Closing Statement shall be final and binding on the Parties and shall constitute the Final Closing Statement and shall not be subject to any further claim or challenge by any Party or (B) Seller will have 60 days from and after the deadline for the delivery of the Post-Closing Statement by Buyer (the “Seller Preparation Period”) to prepare and deliver to Buyer the Post-Closing Statement; provided that the Seller Preparation Period shall be extended by one day for each day of delay by Buyer or any Business Company in delivering information reasonably requested by Seller for purposes of preparing the Post-Closing Statement. The Parties agree that the purpose of preparing the Post-Closing Statement is solely to (x) accurately measure the Final Closing Date Cash, Final Closing Date Indebtedness, Final Closing Date Working Capital and Final Transaction Expenses, (y) measure the difference, if any, in the Final Closing Date Working Capital from the Target Working Capital and (z) calculate the Closing Payment, and not to (I) permit the introduction of different accounting policies, principles, procedures, practices, methodologies, estimates, judgments (including any management judgment) for the purpose of calculating these items and the Purchase Price or (II) adjust for any errors or omission that may be found with respect to the Business Financial information or any inconsistencies between the Business Financial information and GAAP.

(b)      After delivery of the Post-Closing Statement by Buyer or during the Seller Preparation Period, as applicable, Buyer and the Business Companies shall reasonably cooperate with and shall provide Seller and its authorized officers, employees and other Representatives with reasonable access during normal business hours, upon reasonable prior notice, to the books and records (including accountants’ work papers, schedules, memoranda and other documents; provided that Buyer and its advisors may require, as a condition of such access, the execution of customary access letters) and supporting data of Buyer and the Business Companies used in connection with the preparation of the Post-Closing Statement or reasonably necessary for Seller to prepare the Post-Closing Statement (if applicable); provided further that such access does not unreasonably interfere with the business and operations of Buyer and the Business Companies.

(c)        On or prior to the date that is 30 days following the applicable Party’s receipt of the Post-Closing Statement (such period, the “Review Period” and such Party, the “Receiving Party”), the Receiving Party may object to any calculation contained in the Post-Closing Statement by delivering to the other Party a written statement (the “Statement of Objections”) setting forth any such objection in reasonable detail, indicating each disputed item (the “Disputed Items”) and including the Receiving Party’s calculation thereof to the extent practicable; provided that the Review Period shall be extended by one day for each day of delay by the applicable Party in delivering information reasonably requested by the Receiving Party as soon as reasonably practicable in connection with its review of the Post-Closing Statement. After the Closing, Buyer and the Business Companies shall be deemed to be a single Party for the purposes of this Section 2.09.

(d)         If the Receiving Party does not deliver the Statement of Objections during the Review Period, then the Post-Closing Statement shall constitute the Final Closing Statement, and the calculation of the Closing Payment based thereon shall be final and binding on all Parties. If the Receiving Party delivers the Statement of Objections during the Review Period, the Parties shall negotiate in good faith to resolve each Disputed Item set forth in the Statement of Objections within 30 days after the delivery of the Statement of Objections (such period, as may be extended by written agreement of the Parties in their respective sole discretions, the “Resolution Period”), and in connection with such good-faith negotiations, each Party shall provide the other Party and its authorized officers, employees and other Representatives with reasonable access during normal business hours, upon reasonable prior notice, to the books, records (including accountants’ work papers, schedules, memoranda and other documents; provided that a Party and its advisors may require, as a condition of such access, the execution of customary access letters) and supporting data of such Party prepared or reviewed in connection with the preparation of the Post-Closing Statement and the Statement of Objections, as applicable, and, if each Disputed Item in the Statement of Objections is resolved by written agreement of the Parties within the Resolution Period, the Post-Closing Statement, modified to reflect such changes as have been agreed in writing by the Parties with respect to the Disputed Items set forth in the Statement of Objections, shall constitute the Final Closing Statement, and the calculation of the Closing Payment based thereon (as so modified) shall be final and binding on the Parties. All discussions related to such negotiations within the Resolution Period shall (unless otherwise agreed by the Parties in their respective sole discretions) be governed by Rule 408 of the Federal Rules of Evidence (in effect as of the date of this Agreement) and similar state rules. If the Parties fail to reach an agreement with respect to all of the Disputed Items set forth in the Statement of Objections before expiration of the Resolution Period, then the Parties shall, as promptly as practicable and, in any event, within 10 Business Days following the end of the Resolution Period, refer the calculation of any Disputed Item remaining in dispute (the “Disputed Amounts”) for resolution to an independent nationally recognized consulting, dispute resolution or accounting firm in the United States to be mutually agreed by the Parties in good faith (the “Independent Accountant”).

(e)      Buyer and Seller shall execute a customary engagement letter with the Independent Accountant, shall reasonably cooperate with the Independent Accountant during the term of its engagement, and shall provide the Independent Accountant, at the time of such engagement, with the Post-Closing Statement, the Statement of Objections and each of Buyer’s and Seller’s calculations (together with supporting documentation) of any Disputed Amounts. Seller and Buyer shall also furnish the Independent Accountant with such other information and documents as the Independent Accountant may reasonably request in order for it to resolve the Disputed Amounts. Buyer and Seller shall request that the Independent Accountant, within 30 days of its referral, make a final, written determination as to the Disputed Amounts. Neither Buyer nor Seller nor any of their respective Affiliates or Representatives shall have or conduct any communication, whether written or oral, with the Independent Accountant without the other Party either being present or concurrently receiving a written copy of any such communication. Neither Buyer nor Seller or any of their respective Affiliates or Representatives shall disclose to the Independent Accountant, and the Independent Accountant shall not consider for any purpose, any settlement discussion or settlement offer made by or on behalf of Buyer or Seller, unless otherwise agreed in writing by Buyer and Seller. Seller and Buyer shall instruct the Independent Accountant to only resolve the Disputed Amounts and the decision of the Independent Accountant for each Disputed Amount must be within the range of values assigned to such Disputed Amount in the Post-Closing Statement and the Statement of Objections, respectively. The Independent Accountant shall act as expert, and not as arbitrator. Buyer and Seller shall instruct the Independent Accountant to make its determination based solely on written submissions by Buyer and Seller (to the extent such submissions are in accordance with this Agreement) and only in accordance with the terms of this Agreement and to the extent applicable, the Accounting Rules (i.e., not on the basis of an independent review). The Post-Closing Statement, as modified based on any applicable agreement of Seller and Buyer and the determination of the Independent Accountant in accordance with this Section 2.09 with respect to any Disputed Amounts, shall constitute the Final Closing Statement, and the calculation of the Closing Payment based thereon shall be final and binding upon all Parties, on the date the Independent Accountant delivers its final determination in writing to Buyer and to Seller. The final determination of the Independent Accountant shall be enforceable to the same extent as an arbitral award pursuant to the Federal Arbitration Act in any court of competent jurisdiction.

(f)          The fees, costs and expenses of the Independent Accountant incurred in the resolution of the Disputed Amounts shall be allocated to and paid by Buyer, on the one hand, and Seller, on the other hand, based on the percentage which the portion of the contested Disputed Amounts not awarded to each Party bears to the amount actually contested by such Party. For example, if closing accounts receivable is the only Disputed Amount, Buyer claims that closing accounts receivable is $500 less than the amount determined by Seller, and if the Independent Accountant ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated 60% (i.e., 300 ÷ 500) to Seller and 40% (i.e., 200 ÷ 500) to Buyer and paid by the Parties in such proportions.

(g)        For purposes of this Agreement, the “Final Closing Date Cash”, “Final Closing Date Indebtedness”, “Final Closing Date Working Capital” and “Final Transaction Expenses” means the Closing Date Cash, Closing Date Indebtedness, Closing Date Working Capital and Transaction Expenses, respectively, as finally agreed or determined in accordance with this Section 2.09.

(h)        No later than three Business Days after the Purchase Price has been finally determined based on the Final Closing Statement pursuant to this Section 2.09 (as so finally determined, the “Final Closing Payment”), the following actions shall be taken:

(i)         If the Final Closing Payment is greater than the Estimated Closing Payment (the amount by which the Final Closing Payment exceeds the Estimated Closing Payment, the “Positive Adjustment Amount”), the Seller Note Amount shall be deemed increased by an amount equal to the Positive Adjustment Amount.

(ii)       If the Estimated Closing Payment is greater than the Final Closing Payment (the amount by which the Estimated Closing Payment exceeds the Final Closing Payment, the “Negative Adjustment Amount”), the Seller Note Amount shall be deemed decreased by an amount equal to the Negative Adjustment Amount; provided that if the Negative Adjustment Amount exceeds the Seller Note Amount at the relevant time of determination, any Additional Consideration payable pursuant to Section 2.12 shall be reduced by the amount of such excess.

(iii)       If the Final Closing Payment is equal to the Estimated Closing Payment, then no adjustment shall be made to the Seller Note Amount pursuant to this Section 2.09(h).

(i)        On adjustment of the Seller Note Amount provided in Section 2.09(h), no Party may make or assert any claim under this Section 2.09 or otherwise for any matter finally agreed or determined in accordance with this Section 2.09.

(j)          Notwithstanding anything to the contrary contained in this Agreement, (i) the process and adjustment set forth in this Section 2.09 shall be the sole and exclusive remedy of the Parties with respect to items required hereunder to be included or reflected in the calculation of the Final Closing Payment and (ii) without limiting the generality of the foregoing, adjustments to the Seller Note Amount and the amount of the Additional Consideration (provided that under no circumstances shall the amount of the Additional Consideration be reduced to less than zero) pursuant to Section 2.09(h)(ii) shall be Buyer’s sole and exclusive remedy in the event that the Estimated Closing Payment is greater than the Final Closing Payment (and no adjustment shall be made in excess of the sum of the amount of the Seller Note Amount and any Additional Consideration that may be payable under Section 2.12).

(k)         Buyer and Seller shall treat any payment under this Section 2.09 as an adjustment to the Purchase Price for U.S. federal Income Tax purposes (and relevant state, local and foreign Income Tax purposes) to the extent permitted by applicable Law and shall take such payment into account in the Purchase Price Allocation Schedule pursuant to Section 2.10.

Section 2.10        Purchase Price Allocation.

(a)        Exhibit I sets forth the allocation of the Purchase Price and any additional amounts treated as consideration under this Agreement, including among the applicable Shares and the Transferred Assets.

(b)       Buyer shall prepare and deliver to Seller no later than 60 days following the determination of the Final Closing Statement a proposed allocation (to the extent required by applicable Tax Law) of the Purchase Price and any additional amounts treated as consideration for U.S. federal Income Tax purposes, prepared in a manner consistent with the schedule set forth in Exhibit I, Section 1060 of the Code and the Treasury Regulations promulgated thereunder and other applicable Tax Law (the “Purchase Price Allocation Schedule”). Seller shall have a period of 30 days after the delivery of the Purchase Price Allocation Schedule to present in writing to Buyer a notice of any objections that Seller may have to the allocations set forth therein (an “Objections Notice”). The Parties shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the Parties fail to agree within 15 Business Days after the delivery of the Objections Notice, then the disputed items shall be resolved by the Independent Accountant. All of the corresponding costs, fees and expenses of the Independent Accountant shall be borne in accordance with Section 2.09(f). No Party shall take, or permit any of its Affiliates to take, any position inconsistent with the Purchase Price Allocation Schedule (as agreed or deemed final) for any applicable Tax purpose, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law); provided however that no such determination shall have any effect on the Purchase Price and the Parties hereby agree that no adjustment shall be made to any such payment. To the extent that any payments are made under this Agreement after the Purchase Price Allocation Schedule is finalized that are treated as additional consideration or an adjustment to consideration paid for applicable Tax purposes, such amounts shall be allocated consistently with the Purchase Price Allocation Schedule.

Section 2.11        Closing Deliverables.

(a)         Closing Deliverables of Seller. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)       with respect to Shares of the Transferred Companies organized in the United States, (A) if any of such Shares are certificated, certificates representing such Shares, duly endorsed in blank or accompanied by a stock power duly endorsed in blank in proper form for transfer or (B) if any of such Shares are uncertificated, appropriate instruments of transfer with respect thereto;

(ii)        a counterpart of each of the Ancillary Agreements, executed by each of Seller and any of its Subsidiaries that is a party thereto;

(iii)      the certificate, duly executed on behalf of Seller by an authorized officer of Seller, dated as of the Closing Date, contemplated by Section 6.02(c);

(iv)       a duly completed and executed IRS Form W-9 of Seller; and

(v)       such other bills of sale, assignments and other customary instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably request or as may be otherwise reasonably necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Buyer.

(b)         Closing Deliverables of Buyer. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller (or its designated Affiliate):

(i)          a duly executed Base Seller Note;

(ii)       the certificate, duly executed on behalf of Buyer by an authorized officer of Buyer, dated as of the Closing Date, contemplated by Section 6.03(c); and

(iii)       a counterpart of each of the Ancillary Agreements, executed by each of Buyer and any of its Affiliates that is a party thereto.

Section 2.12        Additional Consideration.

(a)        If, prior to the tenth anniversary of the Closing Date (the “Additional Consideration Period”), Buyer consummates a Qualifying Exit, Buyer shall pay, or cause to be paid, to Seller an amount equal to $5,000,000 (the “Additional Consideration”) substantially concurrently with the consummation of such Qualifying Exit, and in any event no later than five Business Days following such consummation, by wire transfer of immediately available funds to an account designated in writing by Seller.

(b)       Buyer shall use commercially reasonable efforts to pursue and consummate a Qualifying Exit during the Additional Consideration Period; provided, however, that if no Qualifying Exit is consummated prior to the expiration of the Additional Consideration Period, Buyer shall have no obligation to pay the Additional Consideration.

(c)        Buyer shall provide Seller with written notice of the anticipated closing date of any Qualifying Exit no later than ten Business Days prior to such anticipated closing date.

(d)       During the Additional Consideration Period, Buyer shall not take any action, or fail to take any action, the primary purpose of which is to structure any transaction so as to avoid the characterization of such transaction as a Qualifying Exit.

(e)        If, during the Additional Consideration Period, Buyer consummates any transaction that would be a Qualifying Exit but for the fact that the Aggregate Transaction Value is less than $[***], as determined by Buyer in good faith, Buyer shall deliver written notice of such determination to Seller no later than ten Business Days prior to the consummation of such transaction (a “Non-Qualifying Transaction Notice”). Each Non-Qualifying Transaction Notice shall (i) describe the applicable transaction in reasonable detail, (ii) set forth Buyer’s determination of the Aggregate Transaction Value for such transaction and (iii) explain in reasonable detail the basis for such determination, including by providing reasonable supporting documentation of such determination.

(f)       Upon receipt of a Non-Qualifying Transaction Notice, Seller shall have thirty days to deliver written notice to Buyer contesting Buyer’s determination of the Aggregate Transaction Value set forth therein (a “Non-Qualifying Transaction Dispute Notice”). If Seller does not deliver a Non-Qualifying Transaction Dispute Notice to Buyer within such thirty day period, Seller shall be deemed to have accepted Buyer’s determination as set forth in the applicable Non-Qualifying Transaction Notice, and such determination shall be final and binding on the parties. If Seller timely delivers a Non-Qualifying Transaction Dispute Notice, the Parties shall negotiate in good faith to resolve the dispute set forth therein. If the Parties determine that the applicable transaction constitutes a Qualifying Exit, Buyer shall pay, or cause to be paid, to Seller the Additional Consideration by wire transfer of immediately available funds to an account designated in writing by Seller no later than five Business Days following the date of such determination.

Section 2.13        Restricted Contracts.

(a)         Notwithstanding any other provision in this Agreement to the contrary, no Assigned Contract shall be assigned or transferred at the Closing if such assignment or transfer (or attempt to make such an assignment or transfer) without the Consent of a third party would constitute a breach, violation or other contravention of the rights of such third party (such Contracts being collectively referred to herein as “Restricted Contracts”) until such Consent or approval is obtained, at which time such Restricted Contract shall be automatically assigned or transferred to Buyer (or, as applicable, one or more Subsidiaries of Buyer) for no additional consideration, where such assignment or transfer shall be deemed to have occurred as of the Closing, except to the extent the date of such third party Consent is deemed by applicable Law to have occurred on another date, in which case, such assignment or transfer shall be deemed to have occurred as of such date.

(b)        From the date hereof until the earlier of (x) the expiration or termination of the relevant Restricted Contract and (y) the date on which the Consent or approval of the relevant third party with respect to the assignment of such Restricted Contract is obtained, each of Seller and Buyer shall use commercially reasonable efforts to coordinate with each other in attempting to obtain any such Consent or approval; provided that neither Party shall be required to deliver anything of value to obtain any such Consent or approval; provided, further, that, for the avoidance of doubt, nothing in this Section 2.13(b) shall require Seller or any of its Affiliates to renew any Restricted Contract that is otherwise expiring or terminating in accordance with its terms.

(c)         From and after the Closing until the earlier of (x) the expiration or termination of the relevant Restricted Contract and (y) the date on which the Consent or approval of the relevant third party with respect to the assignment of such Restricted Contract is obtained, Seller shall use commercially reasonable efforts to provide Buyer with the monies, goods or other benefits under each Restricted Contract as if such Restricted Contract had been assigned to Buyer (including by means of any licensing, subcontracting, sublicensing or subleasing arrangement), if the same is permitted under the applicable Restricted Contract.

(d)         Buyer shall bear all the Liabilities (other than Excluded Liabilities) and performance obligations with respect to any such Restricted Contract, if the same is permitted under the applicable Restricted Contract.

Section 2.14       Local Transfer Documents. The Parties shall negotiate in good faith prior to the Closing to enter into any agreement, transfer document or other instrument necessary to give effect to the transfer of title of any Shares or Transferred Assets, or to effectuate the assumption of the Assumed Liabilities, in any jurisdictions outside of the United States (the “Local Transfer Documents”). The Parties agree that any Local Transfer Document shall include only such provisions as are required by applicable Law to give effect to such transfer and assumption and serve purely to effect the legal transfer of the applicable Transferred Company, Transferred Assets or Assumed Liabilities in a jurisdiction outside of the United States, and shall not enlarge, affect, amend, waive or modify the rights or remedies of the Parties with regard to such transfers and assumptions or any other rights and obligations of the Parties set forth in this Agreement.

Section 2.15        Wrong Pockets.

(a)        To the extent that after the Closing until the first anniversary of the Closing, but subject to the TSA, Buyer, Seller or any of their respective Affiliates determine that Buyer or any of its Affiliates received any Excluded Asset that should have been retained by Seller or its Affiliates hereunder, or that any Excluded Liability was erroneously assumed by Buyer or its Affiliates, Buyer shall (or shall cause such Affiliate to) promptly transfer such Excluded Asset (and any related Excluded Liability) to Seller or its designee or cause such Excluded Liability to be assumed by Seller or its designee, in each case for no consideration.

(b)        To the extent that after the Closing until the first anniversary of the Closing, but subject to the TSA and excluding any assets in respect of Overhead and Shared Services, Buyer, Seller or any of their respective Affiliates determine that Seller or any of its Affiliates hold any Transferred Asset that should have been transferred to Buyer or any of its designated Subsidiaries hereunder, or that any Assumed Liability has not been assumed by Buyer or its Affiliates, Seller shall (or shall cause such Affiliate to) promptly transfer such Transferred Asset (and any related Assumed Liability) to Buyer or its designee or cause such Assumed Liability to be assumed by Buyer or its designee, in each case for no consideration.

Section 2.16        Non-Assignability of Assets.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, to the extent that the transfer or attempted transfer to Buyer of any asset that would be a Transferred Asset is (i) prohibited by any applicable Law or (ii) without a Permit or Consent would (A) constitute a breach or other contravention of Law or Contract, (B) subject any Seller Party or Buyer Party to civil or criminal liability, (C) be ineffective, void or voidable or (D) adversely affect the rights thereunder of any Seller Party or Buyer Party and such Consent has not been obtained prior to the Closing, then in each case the Closing shall proceed without the transfer of such asset. In the event the Closing proceeds without the transfer of any such asset, then such asset shall still be regarded as a Transferred Asset for purposes of the calculations required under Section 2.09, and in no event shall the Seller Note Amount be reduced or deferred in respect of any asset. For a period of twelve months after the Closing (which twelve-month period may be extended by an additional six months with the prior written consent of each of the Parties, not to be unreasonably withheld), the Parties shall use their commercially reasonable efforts to promptly obtain such Permit or Consent. Pending obtaining such Permit or Consent, Seller and Buyer shall use their commercially reasonable efforts to cooperate with each other to agree to any reasonable and lawful arrangements designed to provide Buyer with the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Buyer to the extent contractually permissible. Once the required Permit or Consent is obtained, Seller shall, or shall cause its applicable Subsidiaries to, transfer such asset to Buyer at no additional cost to Buyer. No Seller Entity shall have any Liability to Buyer arising out of or relating to the failure to obtain any such Permit or Consent that may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents or any circumstances or consequences resulting therefrom (including any failure to transfer of any assets). For so long as Seller holds any Transferred Assets and provides to Buyer any claims, rights and benefits of any such Transferred Assets pursuant to an arrangement described in this Section 2.16, Buyer shall indemnify and hold harmless Seller from and against all Losses incurred or asserted as a result of Seller’s post-Closing direct or indirect ownership, management or operation of any such Transferred Assets. To the extent permitted by Law and contractually permissible, the conveyance, transfer, assignment, delivery, subcontract or allocation of any such Transferred Asset to Buyer shall be treated as occurring immediately prior to the Closing.

(b)        In furtherance of the covenants of the Parties set forth in Section 2.16(a), Buyer shall, and shall cause its Affiliates to, take all actions and execute, acknowledge and deliver all documents as are reasonably necessary to facilitate the transfer of the Transferred Assets and assumption of the Assumed Liabilities, whether before or after the Closing Date, including the establishment and registration of legal entities in applicable jurisdictions as may be reasonably necessary to operate the Business from and following the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except (a) as set forth in the Disclosure Schedule (and subject to Section 9.11), (b) as set forth in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by Seller and publicly available prior to the date of this Agreement (other than any disclosure contained therein under the heading “Risk Factor” or “Forward-Looking Statements” that is not a statement of historical fact) and (c) with respect to any Excluded Asset or Excluded Liability, Seller hereby represents and warrants to Buyer as follows:

Section 3.01        Organization, Good Standing and Power; Qualifications.

(a)         Each of Seller, each Transferred Company and each Subsidiary Transferor is duly organized, validly existing and in good standing under the Laws of its state of jurisdiction of incorporation or organization, as applicable. Each of Seller, each Transferred Company and each Subsidiary Transferor has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary (a) to enable it to own, lease or otherwise hold the Transferred Assets and (b) to conduct the Business as it is now conducted, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to be material to the Business or prevent or materially impair or delay the ability of Seller, such Transferred Company or such Subsidiary Transferor to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. Each of Seller, each Transferred Company and each Subsidiary Transferor is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to be material to the Business or prevent or materially impair or delay the ability of Seller, such Transferred Company or such Subsidiary Transferor to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

(b)        Seller has made available to Buyer true, correct and complete copies of each of the Transferred Companies’ Organizational Documents as in effect as of the date hereof. The Transferred Companies’ Organizational Documents are in full force and effect, and the Transferred Companies are not in violation of their Organizational Documents, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 3.02        Capitalization of the Transferred Companies. Each Transferred Company’s authorized and outstanding capital stock as of the date hereof is as set forth on Section 3.02 of the Disclosure Schedule. At the Closing, Seller will deliver or cause to be delivered to Buyer good, valid and marketable title to the Shares, free and clear of all Liens (other than transfer restrictions under applicable securities Laws). The Shares are duly authorized, validly issued, (to the extent such concepts are recognized) fully paid and non-assessable and have not been issued in violation of any preemptive rights, subscription rights, rights of first refusal or first offer or other similar rights. Except for this Agreement, there are no outstanding or authorized subscriptions, options, warrants, convertible or exchangeable securities, puts, calls, commitments (contingent or otherwise) or Contracts (a) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any Equity Securities of the Transferred Companies, (b) restricting the transfer of any Equity Securities of the Transferred Companies, (c) relating to the voting of any Equity Securities of the Transferred Companies or (d) subjecting the Shares to any outstanding Liens. There are no outstanding or authorized profits interests, stock appreciation, phantom stock or similar rights with respect to the Equity Securities of the Transferred Companies to which any Transferred Company is a party or by which it is bound. The Transferred Companies have no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter.

Section 3.03        Business Subsidiaries.

(a)        Section 3.03 of the Disclosure Schedule contains a true, correct and complete list as of the date hereof of each of the Business Subsidiaries, together with its jurisdiction of organization and the percentage of the outstanding Equity Securities in such Subsidiary owned, directly or indirectly, by the applicable Transferred Company. All of the issued and outstanding Equity Securities of the Business Subsidiaries are duly authorized, validly issued, (to the extent such concepts are recognized) fully paid and non-assessable and have not been issued in violation of any preemptive rights, subscription rights, rights of first refusal or first offer or other similar rights. The Equity Securities of the Business Subsidiaries set forth on Section 3.03 of the Disclosure Schedule are owned, directly or indirectly, of record and beneficially by the applicable Transferred Company, as set forth therein, free and clear of all Liens (other than transfer restrictions under applicable securities Laws). Except as set forth in Section 3.03 of the Disclosure Schedule, the Transferred Companies do not own, directly or indirectly, any Equity Securities of any Person other than the Business Subsidiaries.

(b)       Except for this Agreement, there are no outstanding or authorized subscriptions, options, warrants, convertible or exchangeable securities, puts, calls, commitments (contingent or otherwise) or Contracts (i) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any Equity Securities of any Business Subsidiary, (ii) restricting the transfer of any Equity Securities of any Business Subsidiary, (iii) relating to the voting of any Equity Securities of any Business Subsidiary or (iv) subjecting the Equity Securities of any Business Subsidiary to any outstanding Liens.

(c)         Each of the Business Subsidiaries (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (to the extent such concept is recognized), (ii) has the requisite legal entity power and authority to own, lease and operate its properties and assets and to carry on its business as it is now conducted and (iii) is duly qualified to do business as a foreign entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of the Business requires such qualification, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 3.04        Authority; Execution and Delivery; Enforceability.

(a)        Each of Seller, each Transferred Company and each Subsidiary Transferor, as applicable, has all requisite corporate power and authority and full legal capacity to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, to fully perform its obligations hereunder or thereunder, as applicable, and, with respect to Seller, subject to receipt of the Seller Stockholder Approval, to consummate the Sale and the other transactions contemplated hereby or thereby. The execution and delivery by each of Seller, each Transferred Company and each Subsidiary Transferor, as applicable, of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Seller, the Transferred Companies and the Subsidiary Transferors of the Sale and the other transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Seller, the Transferred Companies and the Subsidiary Transferors, as applicable, other than, with respect to Seller, the Seller Stockholder Approval, and no other action on the part of Seller, the Transferred Companies or the Subsidiary Transferors is necessary to authorize this Agreement or the Ancillary Agreements or the consummation of the Sale or the other transactions contemplated hereby or thereby. Seller has duly executed and delivered this Agreement and, prior to the Closing, each of Seller, each Transferred Company and each Subsidiary Transferor will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming the due execution and delivery by Buyer, this Agreement, and each Ancillary Agreement to which Seller and/or a Transferred Company and/or a Subsidiary Transferor is, or is specified to be, a party, will, after execution and delivery by Seller and/or such Transferred Company and/or such Subsidiary Transferor, as applicable, constitute Seller’s and/or such Transferred Company’s and/or such Subsidiary Transferor’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law (collectively, the “Bankruptcy and Equity Exception”).

(b)        At a meeting duly called and held, the Seller Board has unanimously (i) determined that the Sale is expedient for and in the best interests of Seller and its stockholders, (ii) approved and declared advisable this Agreement and the Sale and (iii) resolved to make the Seller Board Recommendation.  As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(c)        Except for the approval of the Sale by the affirmative vote of a majority of the voting power of the shares of Seller’s capital stock entitled to vote on such matter (the “Seller Stockholder Approval”), no other corporate proceedings on the part of the Seller stockholders are necessary to authorize, adopt or approve, as applicable, this Agreement or the Sale.

Section 3.05     No Conflicts; Consents and Approvals. Subject to receipt of the Consents, approvals and waivers, and the making of the filings and notifications, in each case listed in Section 3.05 of the Disclosure Schedule, none of (i) the execution and delivery by Seller, any Transferred Company or any of the Subsidiary Transferors, as applicable, of this Agreement and each Ancillary Agreement to which it is or will be a party, (ii) the consummation by Seller, the Transferred Companies or the Subsidiary Transferors of the Sale or the other transactions contemplated hereby or thereby or (iii) the compliance by Seller, the Transferred Companies or the Subsidiary Transferors with any of the provisions hereof or thereof, as the case may be, will:

(a)        conflict with, violate or result in the breach of any provision of the Organizational Documents of Seller, any Transferred Company or any Subsidiary Transferor;

(b)         require Seller, any Transferred Company or any Subsidiary Transferor to make any filing with, or obtain any Permit, authorization, clearance, consent or approval (each, a “Consent”) from any Governmental Entity, except as may be required (i) solely by reason of Buyer’s (as opposed to any third party’s) participation in the Sale and the other transactions contemplated by this Agreement or the Ancillary Agreements or (ii) in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Transferred Assets;

(c)       conflict with, violate, or result in the breach of any Law applicable to Seller, any Transferred Company, any Subsidiary Transferor, the Business or any of the Transferred Assets or by which Seller, any Transferred Company, any Subsidiary Transferor, the Business or any of the Transferred Assets may be bound or affected;

(d)       conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require Seller, any Transferred Company or any Subsidiary Transferor to obtain any Consent or give any notice to any Person under any Material Contract; or

(e)        result in the creation or imposition of any Lien (other than any Permitted Lien or any Lien created by or through Buyer or this Agreement) upon any of the Transferred Assets;

except, in the case of each of (b), (c), (d) and (e), as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect or to prevent or materially impair or delay the ability of Seller, such Transferred Company or such Subsidiary Transferor to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

Section 3.06       Financial Information. Set forth in Section 3.06 of the Disclosure Schedule are (a) the unaudited carve-out balance sheets of the Business as of December 31, 2025 and December 31, 2024 and the related carve-out income statements of the Business for the 12-month periods then ended and (b) the unaudited carve-out interim balance sheet of the Business as of March 31, 2026 (the “Latest Business Balance Sheet”) and the related carve-out interim income statement of the Business for the three-month period then ended (the financial information referred to in clauses (a) and (b), collectively, the “Business Financial Information”). The Business Financial Information (i) has been extracted from the financial statements of Seller, which were prepared in all material respects in accordance with GAAP and (ii) taking into account the purposes for which it was prepared and subject to the remainder of this Section 3.06, presents fairly in all material respects the financial condition and results of operations of the Business as of the times and for the periods referred to therein. Notwithstanding anything to the contrary in this Section 3.06, Buyer acknowledges that the Business has not been operated as a separate stand-alone entity but rather has been operated within Seller and has been reporting its results as part of the consolidated financial statements of Seller. As a result, Buyer acknowledges that the Business Financial Information (x) includes certain costs incurred by Seller that have been allocated to the Business, (y) does not include certain costs necessary to operate the Business on a stand-alone basis and (z) is not necessarily indicative of what the financial position or results of operations of the Business on a stand-alone basis have been in any past period or at any past date or will be in the future.

Section 3.07        No Undisclosed Liabilities; No Material Adverse Effect; Absence of Changes.

(a)       Since the date of the Latest Business Balance Sheet through the date hereof, there has not been any event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect.

(b)       Since the date of the Latest Business Balance Sheet through the date hereof, the Business has been conducted in the ordinary course of business in all material respects.

(c)         The Business has no Liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (i) Liabilities reflected or reserved against on the Latest Business Balance Sheet, (ii) Liabilities incurred in the ordinary course of business since the date of the Latest Business Balance Sheet, (iii) Liabilities incurred in connection with the transactions contemplated by this Agreement and (iv) Excluded Liabilities.

Section 3.08        Compliance with Laws.

(a)         Seller and its Subsidiaries are operating and have, since the Lookback Date, operated the Business in compliance in all material respects with all applicable Laws and Governmental Orders. Since the Lookback Date, neither Seller nor any of its Subsidiaries has received any written notice or other written communication from a Governmental Entity that alleges that Seller or any of its Subsidiaries is in material violation of any Law applicable to the Business.

(b)       Seller and its Subsidiaries do not operate the Business in violation of any applicable Law relating to bribery or corruption (“Applicable Anti-bribery Law”), and have not offered, paid, promised to pay or authorized the payment of any money or anything else of value, whether directly or through another Person, to (i) any Governmental Official in order to (A) unlawfully influence any act or decision of any Governmental Official or (B) induce such Governmental Official to unlawfully use his or its influence with a Governmental Entity; (ii) any foreign political party or official thereof or any candidate for foreign political office, in violation of any Applicable Anti-bribery Law; or (iii) any other Person, in each case, in any manner that would violate any Applicable Anti-bribery Law in any material respect.

Section 3.09        Governmental Licenses and Permits. Section 3.09 of the Disclosure Schedule sets forth a true, correct and complete list of all Permits that are necessary for Seller and its Subsidiaries to operate the Business as currently operated in all material respects. All such Permits held by Seller and its Subsidiaries are in full force and effect and no violation of, or default under, any such Permits has occurred which would give any Governmental Entity any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, except where such violation or default, individually or in the aggregate, would not reasonably be expected to be material to the Business. No suspension, cancellation, modification, revocation or nonrenewal of any such Permit is pending or, to the knowledge of Seller, threatened.

Section 3.10        Environmental Matters.

(a)        (i) The Business Companies are in compliance with all applicable Environmental Laws, (ii) since the Lookback Date, neither Seller nor any Business Company has received any written notices or demand letters from any Governmental Entity alleging that any Business Company is in violation of or has any liability under any Environmental Law that otherwise remains unresolved, (iii) there are no Actions pending or, to the knowledge of Seller, threatened against any Business Company, and there are no Orders with respect to any Business Company arising under Environmental Law and (iv) to the knowledge of Seller, there has been no Release of any Hazardous Substance by any Business Company in violation of, or that would reasonably be expected to give rise to liability of or claim (including any toxic tort claim) against any Business Company under, any applicable Environmental Law, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Seller has made available to Buyer (in each case performed, received or sent since the Lookback Date) any and all Phase I or Phase II environmental site assessments or similar reports in Seller’s possession relating to facilities of any Business Company.

(b)      As used herein, “Environmental Law” means any Law relating to the protection of the environment, natural resources, endangered or threatened species or, as it relates to exposure to hazardous or toxic materials, human health and safety.

(c)      As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous or toxic under any Environmental Law.

(d)       As used herein, “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

Section 3.11        Employee Benefit Plans.

(a)        Section 3.11(a) of the Disclosure Schedule lists each material Benefit Plan, as in effect on the date hereof, separately indicating which such Benefit Plans are Company Benefit Plans; provided, however, (i) any offer letter, employment contract or consultancy agreement with a natural person that is in all material respects consistent with a standard form made available to Buyer prior to the date of this Agreement, (ii) any individual equity award agreement that is in all material respects consistent with the standard form made available to Buyer prior to the date of this Agreement and (iii) any plans or agreements sponsored or maintained by a Governmental Entity or required to be provided to a Business Employee pursuant to applicable Law, in each case of clauses (i) through (iii), shall not be required to be listed on Section 3.11(a) of the Disclosure Schedule. “Benefit Plan” means all compensation and/or benefit plans, programs, policies, agreements or arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (whether or not subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA) and any bonus, incentive, equity or equity related, deferred compensation, vacation, paid time off, stock purchase, stock option, loan, employment, consulting, retention, termination, severance, change in control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA), in each case that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Seller or any of its Subsidiaries for the benefit of any Business Employee, former employee of the Business and current or former individual consultant or other individual service provider of the Business. “Company Benefit Plan” means each Benefit Plan or portion thereof (x) that is sponsored, maintained or contributed to exclusively by any Business Company, (y) that Buyer or any of its Affiliates has explicitly agreed to assume pursuant to this Agreement or (z) that Buyer or any of its Affiliates are required to assume in connection with this Agreement under applicable Law.

(b)        Seller has made available to Buyer true, correct and complete copies, as of the date hereof, of (as applicable) (i) each material Benefit Plan, including any amendment thereto (or, in the case of any such unwritten Benefit Plan, a written description thereof) and (ii) with respect to each Company Benefit Plan, (A) each trust, insurance, annuity or other funding contract related thereto, (B) the most recent summary plan description and any summary of material modifications prepared for each Company Benefit Plan, (C) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent determination or opinion letter from the IRS (or any comparable Governmental Entity, if applicable) and (E) the most recent annual report on Form 5500 filed with the IRS with respect thereto.

(c)        Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto and by timely accruing or reserving (if applicable) all contributions, premiums and other payments required to be made with respect to any such Company Benefit Plan and (ii) each Business Company is in compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans.

(d)        Each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (or qualified or registered under any comparable provision under applicable foreign Law) (i) has received a favorable determination letter or opinion letter from the IRS, (ii) is entitled to rely upon a favorable advisory or opinion letter issued by the IRS (or any comparable Governmental Entity, if applicable in the jurisdiction of such plan) or (iii) has time remaining under applicable Law to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and to the knowledge of Seller, no fact, development or event has occurred or exists since the date of such determination, advisory or opinion letter that would be reasonably likely to result in the loss of the qualified status of any such Company Benefit Plan.

(e)        No Company Benefit Plan is (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Business Company nor any of their respective ERISA Affiliates has any actual or contingent liability with respect to any such plan described in this Section 3.11(e).

(f)        No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement to any Business Employee, other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other applicable Law at the participant or beneficiary’s sole expense and, with respect to any Business Employee, neither Seller nor its Affiliates has any obligation to provide such insurance or benefits (whether under a Company Benefit Plan or otherwise) and has not made a written or oral representation promising to provide such insurance or benefits.

(g)         Each Company Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in material compliance in both form and operation with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(h)         Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, (i) there are no pending or, to the knowledge of Seller, threatened claims (other than claims for benefits in the ordinary course of business) by, on behalf of or against any Company Benefit Plan and (ii) there are no audits, inquiries or proceedings pending or, to the knowledge of Seller, threatened, by the IRS, Department of Labor or other Governmental Entity with respect to any Company Benefit Plan.

(i)          Without limiting the generality of the foregoing, with respect to any Company Benefit Plan for the benefit of any Business Employee, former employee of the Business or current or former individual consultant or other individual service provider of the Business who were or are employed or engaged outside of the United States (a “Non-U.S. Plan”): (A) if required to have been approved by any non-U.S. Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status), such Non-U.S. Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of Seller, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (B) if intended to be funded and/or book reserved, such Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; and (C) no liability exists or reasonably could be imposed upon the assets of the Business by reason of such Non-U.S. Plan, except as would not, in each case, individually or in the aggregate, reasonably be expected to be material to the Business.

(j)       Except as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) entitle any Business Employee to any material compensation or benefit or (ii) accelerate the time of payment or vesting, trigger any payment or funding or increase the amount of benefits or compensation due to any Business Employee, except, in the case of the foregoing clauses (i) and (ii), for any payments or benefits for which Seller or any of its Affiliates (other than the Business Companies) will be solely liable.

Section 3.12        Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Seller, threatened, against Seller or any of its Subsidiaries that (a) seek to prevent, hinder, modify or delay the transactions contemplated by this Agreement or the Ancillary Agreements or (b) individually or in the aggregate, would reasonably be expected to be material to the Business. There are no Governmental Orders relating to the Business, the Business Companies, the Transferred Assets, Seller’s ownership or operation thereof, or the transactions contemplated by this Agreement or the Ancillary Agreements, other than Governmental Orders that individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect. Neither Seller, any Transferred Company nor any Subsidiary Transferor has commenced any Action that is pending, or has commenced preparations to initiate any Action, against any other Person in connection with the Business, any Business Company or the Transferred Assets, other than Actions that individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect.

Section 3.13        Tax Matters.

(a)        Each Business Company (i) has timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects and (ii) has timely paid all material Taxes shown as due on such Tax Returns.

(b)         There is no Lien upon any property or asset of the Business Companies related to Taxes, except for Permitted Liens.

(c)         Except with respect to Consolidated Income Taxes or any Consolidated Tax Return, there is no material Action pending with respect to Taxes imposed on, or Tax matters relating to, any Business Company, and no Business Company has been notified in writing that a Governmental Entity intends to commence any such Action, except as would not in the case of any such pending or intended Action, individually or in the aggregate, reasonably be expected to be material to the Business. No material deficiency with respect to Taxes has been assessed in writing against any Business Company which has not been fully paid.

(d)        No Business Company (i) is or has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (ii) has any Liability with respect to Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a result of filing Tax Returns on a consolidated, combined or unitary basis with such Person, in each case, (a) other than pursuant to or as a result of its inclusion as a member of any such group that includes Seller or (b) customary withholding Taxes.

(e)        No Business Company is a party to, bound by, or has any obligation under, any Tax Sharing Arrangement other than any such agreement solely among the Business Companies.

(f)          In the two-year period ending on the date hereof, no Business Company has been a “distributing corporation” or a “controlled corporation” in a transaction that was intended to be governed in whole or in part by Section 355(a)(1)(A) of the Code.

(g)         There is no outstanding agreement, waiver or arrangement entered into outside the ordinary course of business extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, a material amount of Taxes due from or with respect to any Business Company.

(h)         No Business Company has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)         Notwithstanding anything to the contrary contained in this Agreement: (i) nothing in this Agreement (including this Section 3.13) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) with respect to any Business Company, including any tax basis in any asset, any net operating loss, capital loss or credit carryover or any Tax attribute that may be affected in any way by the acquisition of control under applicable Law or the determination that any such Tax attribute is subject to any limitation on its use under applicable Law and (ii) nothing in this Agreement (including this Section 3.13) shall be construed as providing a representation or warranty relating or attributable to a taxable period (or portion thereof) beginning on or after the Closing Date.

Section 3.14        Labor Matters.

(a)        Section 3.14(a) of the Disclosure Schedule sets forth a true, correct and complete list (the “Business Employee Schedule”), subject to any redactions as required to comply with applicable Law relating to data protection, as of the date hereof, of all Business Employees by: (i) name, (ii) title or position; (iii) employing entity; (iv) status (part-time, full-time, exempt, non-exempt, etc.); (v) whether paid on a salaried, hourly or other basis; (vi) current base salary or wage rate; (vii) commission or target bonus opportunity for the current year; (viii) start date or service reference date (if different from the start date); (ix) work location (city, state and country); and (x) an indication of whether or not such Business Employee is on leave of absence and expected return date (if known).

(b)        Section 3.14(b) of the Disclosure Schedule sets forth a true, correct and complete list (the “Business Consultant Schedule”), subject to any redactions as required to comply with applicable Law relating to data protection, as of the date hereof, of each individual consultant or other individual service provider of the Business by (i) name, (ii) type of service provided, (iii) date of engagement, (iv) the entity or entities to which the individual provides services, (v) fees paid to the individual for calendar year 2025 and (vi) service location (including city, state and country).

(c)        No Business Employee is party to any severance, retention, change-in-control agreement or arrangement that is not set forth on Section 3.11(c) of the Disclosure Schedule.

(d)       No Business Employee is subject to any non-competition, non-solicitation or similar restrictive covenant in favor of Seller or any of its Affiliates that would restrict such individual from being employed by Buyer or any of its Affiliates following the Closing.

(e)        Except as set forth on Section 3.14(e) of the Disclosure Schedule, no Business Company is a party to any collective bargaining agreement, labor union contract or trade union agreement and no Business Employee is represented by any union, works council or other labor organization.

(f)         Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, as of the date of this Agreement, (i) there are no strikes or lockouts with respect to the Business Employees pending or, to the knowledge of Seller, threatened and, since the Lookback Date, there has not been any such action, (ii) to the knowledge of Seller, there is no union organizing effort pending or threatened with respect to the Business Employees, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievance), grievance or labor arbitration proceeding pending or, to the knowledge of Seller, threatened against any Business Company, (iv) there is no slowdown or work stoppage in effect or, to the knowledge of Seller, threatened with respect to the Business Employees, and since the Lookback Date there has not been any such action and (v) each Business Company is in compliance with all applicable Laws with respect to (A) employment and employment practices, (B) terms and conditions of employment and (C) unfair labor practices (in each case, including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, workers’ compensation, employee health and safety and collective bargaining).

Section 3.15        Intellectual Property.

(a)        Section 3.15(a) of the Disclosure Schedule contains a true, correct and complete list of all active (i) Business Company-Owned Intellectual Property and (ii) Transferred Intellectual Property Assets, in each case ((i) and (ii)) that is not expired or abandoned and is registered, issued or the subject of a pending application with any Government Entity. To the knowledge of Seller, the Business Owned Intellectual Property set forth in Section 3.15(a) of the Disclosure Schedule are valid, subsisting and enforceable.

(b)       Section 3.15(b) of the Disclosure Schedule lists, as of the date of this Agreement, all Contracts (i) under which the Business Companies receive or are granted an exclusive license (or sublicense) under any material Intellectual Property of a third party or (ii) that grant to any third party any exclusive license (or sublicense) under any material Business Owned Intellectual Property or material Business In-Licensed Intellectual Property.

(c)         The Business Companies are the exclusive owners or co-owners of, and hold good and valid title to, the material Business Company-Owned Intellectual Property free and clear of all Liens, except for Permitted Liens. Seller or a Subsidiary Transferor is the exclusive owner or co-owner of the material Transferred Intellectual Property Assets free and clear of all Liens, except for Permitted Liens. To the knowledge of Seller, Seller or its Subsidiaries have sufficient rights to use the Business In-Licensed Intellectual Property pursuant to valid and enforceable written Contracts.

(d)         To the knowledge of Seller, (i) the operation of the Business does not materially infringe, misappropriate or otherwise violate any Intellectual Property of any Person and (ii) no rights in any material Business Owned Intellectual Property or material Business In-Licensed Intellectual Property are being infringed, misappropriated or otherwise violated by any Person.

(e)         There are no Actions pending or, to the knowledge of Seller, threatened in writing, against Seller, any Subsidiary Transferors or any Business Company (as applicable) that (i) the operation of the Business materially infringes, misappropriates or is otherwise in violation of any Intellectual Property of any Person or (ii) challenge the validity or enforceability of any material Business Owned Intellectual Property.

(f)        Each Business Company has taken commercially reasonable actions consistent with its ordinary course intellectual property management practices to maintain and protect the Business Owned Intellectual Property and to preserve the confidentiality of the material trade secrets included in the Business Owned Intellectual Property.

(g)        All current and former employees and contractors of the Subsidiary Transferors or the Business Companies who contribute or have contributed to the development of material Business Owned Intellectual Property in the course of their employment or engagement have assigned to Seller, a Subsidiary Transferor or a Business Company exclusive ownership of all such employee or contractor’s right, title, and interest in and to such Intellectual Property. Seller has provided to Buyer the executed confidential information and invention assignment agreements for employees set forth on Section 3.15(g) of the Disclosure Schedule.

(h)       To the knowledge of Seller, the Business Owned Intellectual Property and the Business In-Licensed Intellectual Property constitute all the Intellectual Property rights necessary for the operation of the Business as conducted at the Closing Date.

(i)        To the knowledge of Seller, since the Lookback Date, no Person has gained unauthorized access to any of the IT Assets of any Business Company or the Transferred IT Assets in a manner that would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 3.16        Data Privacy. Except as would not reasonably be expected to have a Business Material Adverse Effect:

(a)       The Business is in compliance with applicable Laws pertaining to the collection, storage, use, access, disclosure, processing, security and transfer of Personal Information (“Privacy Laws”);

(b)     Since the Lookback Date, the Business has not received any written charge, demand or complaint from any Person, including any Governmental Entity, relating to any alleged violation of applicable Privacy Laws; and

(c)        Since the Lookback Date, the Business has not discovered or been notified of any data security breach of Personal Information that required the Business to provide notification to any individual or Governmental Entity under applicable Privacy Laws.

Section 3.17        Real Property.

(a)         No Business Company owns any real property, nor is such Business Company party to any Contract to purchase or sell any real property.

(b)        Section 3.17(b) of the Disclosure Schedule contains a true, correct and complete list by address, as of the date hereof, of all Business Real Property leased by any Business Company (collectively, the “Leased Real Property” and, together with the Business Real Property owned by the Business Companies, the “Real Property”).

(c)         Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (i) each lease with respect to the Leased Real Property (a “Real Property Lease”) is valid and binding in all respects on the applicable Business Company or Seller Entity party thereto, and, to the knowledge of Seller, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) no Business Company or any Seller Entity, as applicable, party thereto, nor, to the knowledge of Seller, any of the other parties thereto, is in violation of, or default under, any provision of any Real Property Lease, (iii) to the knowledge of Seller, no party to any Real Property Lease has committed or failed to perform any act under and no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to result in a default under the provisions of such Real Property Lease, (iv) no Business Company has received any notice of termination from the applicable counterparty and (v) the applicable Business Company does not sublease, as sublessor, any portion of the Leased Real Property to any other Person.

(d)         Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, the Real Property is in good operating condition sufficient for the regular operation of the Business in all material respects and, subject to ordinary wear and tear and continued repair in accordance with past practice and any expenditures provided for in the capital expenditure plan for the Business provided to Buyer in writing prior to the date of this Agreement.

(e)         No Business Company has received any written notice of any proposed or pending condemnation or eminent domain threats, proceedings or other Actions with respect to any material part of the Real Property, in each case that would adversely affect such Real Property or the applicable Business Company’s ownership or leasehold interest therein in any manner that would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 3.18        Material Contracts.

(a)         Section 3.18(a) of the Disclosure Schedule lists, as of the date hereof, each Assigned Contract of the following types, other than any Benefit Plan (each a “Material Contract”):

(i)         any Contract granting most-favored-nation pricing, exclusive sales, distribution, marketing or other exclusive rights, non-competition restrictions, rights of refusal, rights of first negotiation or similar rights and/or terms to any third party in respect of the Business, other than, for the avoidance of doubt, Contracts containing employee, contractor, service provider or similar non-solicit obligations;

(ii)        any Contract that requires Seller or any of its Subsidiaries to purchase from a third party a minimum quantity of goods or services or to purchase all or substantially all of a certain type of good or service from a single vendor in any geographic area or contains a “take or pay” provision;

(iii)       any Contract for capital expenditures and requiring payments after the date of this Agreement in excess of $150,000 in the aggregate and not cancelable without penalty;

(iv)       any Contract guaranteeing the Liabilities of any other Person (not including director, officer or employee indemnification obligations entered into in the ordinary course of business);

(v)          any Contract (A) under which the Business receives or is granted an exclusive license (or sublicense) under any material Intellectual Property of a third party or (B) that grants to any third party any exclusive license (or sublicense) under any material Business Owned Intellectual Property or material Business In-Licensed Intellectual Property;

(vi)     any Contract with any Governmental Entity, university, not-for-profit or academic institution that relates to the development or creation of any Business Owned Intellectual Property and results in such Governmental Entity, university or academic institution obtaining ownership of, a statutory license to or “march-in” rights with respect to Business Owned Intellectual Property, or a right to direct the location of manufacturing of Products;

(vii)      any Contract pursuant to which Seller or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person any Transferred Equipment;

(viii)     any Contract pursuant to which any material research or development activities are conducted by Seller or any of its Subsidiaries for a third party; and

(ix)      any Contract that is not terminable at will with no more than 90 days’ prior notice by Seller or its Subsidiaries, as applicable, and which expressly provides for payment or receipt by Seller or any of its Subsidiaries after the date of this Agreement of more than $175,000.

(b)      Each Material Contract is a legal, valid and binding obligation of Seller or one of its Subsidiaries, enforceable against such Person in accordance with its terms and, to Seller’s knowledge, each other party thereto, subject in all cases to the Bankruptcy and Equity Exception, except for such failures to be a legal, valid and binding obligation or enforceable that, individually or in the aggregate, would not be material to the Business. Seller has made available to Buyer a complete and correct copy of each written Material Contract, in each case as amended, supplemented or otherwise modified through (and including) the date of this Agreement, but excluding any purchase orders, work orders, quality agreements, or data processing addenda incorporated therein.

(c)         Neither Seller nor any of its Subsidiaries is in breach, violation or (with or without notice or lapse of time or both) default under any Material Contract and, to the knowledge of Seller, no other party to any such agreement is in breach, violation or default thereunder, except, in each case, for any such breach, violation or default that, individually or in the aggregate, would not be material to the Business, nor has Seller or its Subsidiaries received any written notice of any such breach, violation or default.

Section 3.19        Customers and Suppliers.

(a)         Section 3.19(a) of the Disclosure Schedule sets forth a true, complete and correct list each of the top 10 third-party customers (by revenue) of the Business during the twelve-month period ended December 31, 2025 (each, a “Material Customer”).

(b)         Section 3.19(b) of the Disclosure Schedule sets forth a true, complete and correct list each of the top 10 third party suppliers (by spend) of the Business for the twelve-month period ended December 31, 2025 (each, a “Material Supplier”).

(c)       Seller has not received any written notice from any Material Customer or Material Supplier that any such Material Customer or Material Supplier will not continue as a customer or supplier of the Business after the Closing; or that it intends to otherwise modify in any material respect its business relationship with Seller or its Subsidiaries, as it relates to the Business.

Section 3.20        Sufficiency of Assets; Title.

(a)        Assuming all necessary Consents set forth in Section 3.05 of the Disclosure Schedule or referred to in Section 2.13 have been delivered or obtained, as applicable, the Transferred Assets, together with the rights of Buyer under this Agreement and the Ancillary Agreements (including the TSA), include all assets, properties and rights necessary to operate the Business immediately following the Closing in all material respects in the manner and to the extent currently conducted by Seller and its Subsidiaries, except for (i) any Overhead and Shared Services, (ii) the Excluded Services (as defined in the TSA), (iii) the Seller Policies or (iv) any Shared Contract.

(b)      Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, Seller or a Subsidiary Transferor holds good and valid title to or has valid leases, licenses or rights to use, all Transferred Assets free and clear of all Liens, except for Permitted Liens; provided, however, Seller makes no representation or warranty as to its title to the Transferred Intellectual Property Assets or with respect to the infringement of the Intellectual Property rights of others, in each case except as set forth in Section 3.15.

Section 3.21       Brokers or Finders. Except for fees or commissions that will be paid by Seller, no agent, broker, finder, investment banker or other Person engaged by or on behalf of Seller or any of its Affiliates is or will be entitled any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 3.22       Affiliate Transactions. No current or, to the knowledge of Seller, former director or “officer” (as defined in Section 16(a) of the Exchange Act) of Seller or its Subsidiaries (nor any Related Party thereof) (a) owns any Transferred Asset or (b) is a party to or the beneficiary of any Assigned Contract, except, in each case, for compensation and benefits payable under a Benefit Plan or employment agreement to officers or directors in their capacity as such.

Section 3.23       Equipment. The Transferred Equipment has been maintained in all material respects in accordance with past practice and generally accepted industry practice. Each item of such Transferred Equipment is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put. All leased Equipment included in the Transferred Equipment is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

Section 3.24        Product Recalls. None of the Products have been or have been requested by a Governmental Entity or other Person to be recalled, withdrawn, removed, suspended, seized, the subject of a corrective action, or discontinued (whether voluntarily or otherwise) (collectively “Recall”). Neither Seller nor any of its Subsidiaries, nor, to Seller’s knowledge, any Governmental Entity or other Person, has sought, is seeking, or, to Seller’s knowledge, has or is currently threatening or contemplating any Recall of a Product.

Section 3.25        No Other Representations or Warranties; No Reliance.

(a)        Seller hereby expressly disclaims any representations or warranties, express or implied, except for the representations and warranties contained in Article III, or which are expressly made in any Ancillary Agreement, with respect to the Business, any Seller Entity, the Business Companies, the Shares, this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and Buyer hereby acknowledges and accepts that any such representations and warranties are expressly disclaimed and Buyer has not relied on, and may not rely on, any such representations and warranties, and Buyer hereby is relinquishing any right to any claim based on any representations and warranties other than those contained in Article III, or which are expressly made in any Ancillary Agreement.

(b)        It is the explicit intent of Buyer that, should the Closing occur, Buyer shall acquire the Business and the Business Companies (including the Shares and the Transferred Assets) without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Article III or in any Ancillary Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date):

Section 4.01       Organization, Good Standing and Power; Qualifications. Each of Buyer and each Affiliate of Buyer that is or will be party to the Ancillary Agreements is duly organized, validly existing and in good standing under the Laws of its state of jurisdiction of incorporation or organization, as applicable. Each of Buyer and such Affiliate of Buyer has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or delay the ability of Buyer or such Affiliate to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. Each of Buyer and each Affiliate of Buyer that is or will be party to the Ancillary Agreements is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or delay the ability of Buyer or such Affiliate to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

Section 4.02     Authority; Execution and Delivery; Enforceability. Each of Buyer and each Affiliate of Buyer that is or will be party to the Ancillary Agreements, as applicable, has all requisite corporate power and authority and full legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, to fully perform its obligations hereunder or thereunder, as applicable, and to consummate the Sale and the other transactions contemplated hereby or thereby. The execution and delivery by each of Buyer and each such Affiliate, as applicable, of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Buyer and its Affiliates of the Sale and the other transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Buyer and each such Affiliate, as applicable, and no other action on the part of Buyer or any of its Affiliates is necessary to authorize this Agreement or the Ancillary Agreements or the consummation of the Sale or the other transactions contemplated hereby or thereby. Buyer has duly executed and delivered this Agreement and, prior to the Closing, each of Buyer and each such Affiliate will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming the due execution and delivery by Seller, this Agreement, and each Ancillary Agreement to which Buyer and/or an Affiliate of Buyer is, or is specified to be, a party, will, after execution and delivery by Buyer and/or such Affiliate, as applicable, constitute Buyer’s and/or such Affiliate’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03     No Conflicts; Consents and Approvals. None of (i) the execution and delivery by Buyer or any of its Affiliates, as applicable, of this Agreement and each Ancillary Agreement to which it is or will be a party, (ii) the consummation by Buyer or its Affiliates of the Sale or the other transactions contemplated hereby or thereby or (iii) the compliance by Buyer or its Affiliates with any of the provisions hereof or thereof, as the case may be, will:

(a)         conflict with, violate or result in the breach of any provision of the Organizational Documents of Buyer or any of its Affiliates;

(b)         require Buyer or any of its Affiliates to make any filing with, or obtain any Consent from any Governmental Entity;

(c)         conflict with, violate, or result in the breach of any Law applicable to Buyer or any of its Affiliates;

(d)        conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require Buyer or any of its Affiliates to obtain any Consent or give any notice to any Person under any Contract; or

(e)         result in the creation or imposition of any Lien (other than any Permitted Lien) upon any assets of Buyer or any of its Affiliates;

except, in the case of each of (b), (c), (d) and (e), as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Buyer or any of its Affiliates to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

Section 4.04        Absence of Litigation. There are no Actions pending or, to the knowledge of Buyer, threatened, against Buyer or any of its Affiliates seeking to prevent, hinder, modify or delay the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.05        Financial Capability. Buyer has sufficient funds to consummate the Closing and all other transactions contemplated by this Agreement and the Ancillary Agreements and to deliver all fees, expenses and other amounts related to the transactions contemplated by this Agreement and the Ancillary Agreements payable by Buyer on the Closing Date.

Section 4.06        Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement and the payment of all related fees and expenses, assuming satisfaction of the conditions to Buyer’s obligation to consummate the Sale as set forth herein, the accuracy of the representations and warranties in Article III (as qualified by the Disclosure Schedule) and the performance by Seller of its obligations hereunder in all material respects, Buyer and its Subsidiaries designated pursuant to Section 2.01, taken as a whole, (a) as of the Closing Date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities) as they become absolute and mature and (b) shall not have, as of such dates, unreasonably small capital to carry on their businesses in which they are engaged.

Section 4.07       Brokers or Finders. Except for fees or commissions that will be paid by Buyer, no agent, broker, finder, investment banker or other Person engaged by or on behalf of Buyer or any of its Affiliates is or will be entitled any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.08       Investment Decision. Buyer is an “accredited investor” as defined in Regulation D of the Securities Act, is able to bear the economic risk of its investment in the Shares and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of its investment in the Shares. Buyer is acquiring the Shares for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Shares may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 4.09       Independent Investigation. No fact or circumstance exists, including any investment or transaction now existing or under consideration by Buyer or any of its Affiliates, that would reasonably be expected to prevent, impair, impede or delay any filing or approval required in connection with this Agreement and the transactions contemplated hereby under the applicable Antitrust Laws.

Section 4.10        No Other Representations or Warranties; No Reliance.

(a)        Buyer hereby acknowledges and agrees that except for the representations and warranties contained in Article III, or which are expressly made in any Ancillary Agreement, none of Seller, any of the Business Companies, any of the Subsidiary Transferors or any of their respective Affiliates makes or has made any representations or warranties, express or implied, and Buyer hereby expressly disclaims reliance on any other representations or warranties, express or implied, whether made by Seller, any of the Business Companies, any of the Subsidiary Transferors or any of their respective Affiliates, with respect to the Business, any Seller Entity, any Business Company, the Shares, the Transferred Assets, this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby.

(b)       Buyer hereby agrees that, except to the extent of any express representations and warranties set forth in Article III or in any Ancillary Agreement, to the fullest extent permitted by Law, none of Seller, any of the Business Companies, any of the Subsidiary Transferors or any of their respective Affiliates shall have any responsibility or liability whatsoever to Buyer or any of its Affiliates on any basis (including in contract or tort, under applicable securities Laws or otherwise) based upon any information provided or made available, or statements made, to Buyer or its Affiliates or other Representatives (or any omissions therefrom), including, for the avoidance of doubt, any “management presentation”, any “data room”, any “quality of earnings” or “separation” report, any “due diligence session” or any other information made available to Buyer or any of its Affiliates or other Representatives (including any information which may have been incomplete, made in summary fashion or that was preliminary in nature).

(c)        In connection with Buyer’s investigation of the Business, Buyer has received from or on behalf of Seller various forward-looking statements or pro forma financial information regarding the Business and the Business Companies (including estimates, assumptions, projections, forecasts and plans, as applicable) (collectively, the “Forward-Looking Statements”). Buyer acknowledges and agrees (i) there are uncertainties inherent in attempting to make the Forward-Looking Statements, (ii) Buyer is familiar with such uncertainties and (iii) none of Seller, any of the Business Companies or any of their respective Affiliates makes or has made, directly or indirectly, any representation or warranty, express or implied, with respect to (and Buyer is not relying on any representations and warranties, express or implied, with respect to) any of the Forward-Looking Statements or the reasonableness of the assumptions underlying any Forward-Looking Statement.
(d)         Buyer hereby acknowledges and agrees that Buyer has conducted its own independent investigation, review and analysis of the Business and the operations, condition (financial or otherwise), assets, liabilities and prospects of the Business Companies, to the extent Buyer deemed necessary and appropriate for Buyer to make a reasonably informed decision with respect to whether to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Buyer hereby acknowledges and agrees that it and its Affiliates and other Representatives have been permitted full and complete access to the books and records, personnel, facilities and other properties and assets of the Business Companies and the Business that any of them has desired or requested to see or review. Buyer hereby acknowledges and agrees that it and its Affiliates and other Representatives have had a full opportunity to meet with the directors, officers and employees of the Business Companies and the Business to discuss the Business Companies and the Business.
(e)         It is the explicit intent of Buyer that, should the Closing occur, Buyer shall acquire the Business and the Business Companies (including the Shares and the Transferred Assets) without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Article III or in any Ancillary Agreement.
ARTICLE V
COVENANTS
Section 5.01        Conduct of Business.
(a)       During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with Article VII (the “Pre-Closing Period”), except (i) as required by applicable Law or Order, (ii) as consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required, expressly permitted or expressly contemplated by this Agreement or the Merger Agreement, (iv) required by a Contract entered into and disclosed to Buyer prior to the date hereof or (v) as set forth in Section 5.01 of the Disclosure Schedule, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct the Business in all material respects in the ordinary course of business; provided that no action with respect to matters specifically addressed by any provision of Section 5.01(b) shall be deemed a breach of this Section 5.01(a) unless such action would constitute a breach of such relevant provision of Section 5.01(b).

(b)        During the Pre-Closing Period, except (i) as required by applicable Law or Order, (ii) as consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required, expressly permitted or expressly contemplated by this Agreement or the Merger Agreement, (iv) required by a Contract entered into and disclosed to Buyer prior to the date hereof or (v) as set forth in Section 5.01 of the Disclosure Schedule, Seller shall not, and shall cause its Subsidiaries (other than the Business Companies) not to, in each case solely to the extent related to the conduct of the Business, and shall cause each Business Company not to:
(i)          establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of any Equity Securities of any Business Company, redeem or otherwise reacquire any shares of capital stock or other Equity Securities of any Business Company (except repurchases from terminated employees, directors or consultants of Seller or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under the Benefit Plans in accordance with the terms of such award in effect on the date of this Agreement);
(ii)        sell, issue, grant, modify, reprice, amend, pledge or otherwise dispose of or encumber or authorize: (A) any capital stock or other Equity Securities of any Business Company; (B) any option, warrant or right to acquire any capital stock or any other Equity Securities of any Business Company; or (C) any instrument convertible into or exchangeable for any capital stock or other Equity Securities of any Business Company;
(iii)     adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any Business Company’s Organizational Documents, or, with respect to any Business Company, effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except for the Sale;
(iv)          amend, terminate or waive or propose to amend, terminate or waive any of Company Benefit Plans, any provision of any agreement evidencing any outstanding stock option, any restricted stock unit grant, or performance-based vesting restricted stock unit grant, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other equity interest or security or any related Contract;
(v)        form any Subsidiary of any Business Company or, with respect to any Business Company, acquire or propose to acquire any Equity Securities or other interest in, or business of, any other entity or enter into a joint venture with any other entity;
(vi)        (A) lend money from any Business Company to any Person (except for the advancement of expenses to employees, directors and consultants in the ordinary course of business), (B) incur or guarantee any indebtedness for borrowed money at any Business Company, (C) guarantee any debt securities of others by any Business Company, (D) other than the incurrence or payment of Transaction Expenses, make any capital expenditures by any Business Company or (E) make any investment in, including by way of capital contribution or acquisition of equity interests or debt securities of, any Person by any Business Company;

(vii)     other than (A) as required by applicable Law or the terms of any Benefit  Plan as in effect on the date of this Agreement or entered into after the date of this Agreement and permitted hereunder, (B) in connection with any action that applies uniformly to Business Employees and other similarly situated employees of Seller and its Affiliates or (C) for any actions for which Seller and its Affiliates (other than any Business Company) shall be solely liable: (x) adopt, terminate, establish or enter into any Benefit Plan (other than in any standard offer letters on the forms provided to Buyer prior to the date of this Agreement entered into with newly hired employees in the ordinary course of business); (y) cause or permit any Benefit Plan to be amended in any material respect or (z) except in the ordinary course of business, increase or modify the amount or form of the wages, salary, commissions, or bonus compensation payable to Business Employees, individual independent consultants or other individual service providers of the Business;
(viii)      in respect of any Business Company or the Business, recognize any labor union or labor organization, or enter into, terminate, or modify any collective bargaining agreement, or take any similar actions with respect to any Business Employee, individual independent consultants or other individual service providers of the Business;
(ix)        transfer out of the Business to Seller or its Affiliates (excluding any Business Company) any employee who is, as of the date of this Agreement, a Business Employee or (B) transfer any employee who is not a Business Employee as of the date of this Agreement to the Business or to a Business Company (such that they become a Business Employee as at the Closing), in each case, except in the ordinary course of business;
(x)         with respect to any Business Company, acquire any material asset (other than Business Owned Intellectual Property or Business In-Licensed Intellectual Property);
(xi)      (A) sell, assign, transfer, license, sublicense, grant any Lien (other than any Permitted Lien) with respect to or otherwise dispose of any material Business Owned Intellectual Property or material Business In-Licensed Intellectual Property (in each case, other than pursuant to non-exclusive licenses granted in the ordinary course of business) or (B) cancel, fail to refile a provisional application after abandonment, fail to renew or extend or fail to diligently prosecute (including making any filing, pay any fee, or take any other action necessary to prosecute and maintain) and material Business Owned Intellectual Property and material Business In-Licensed Intellectual Property (in the case of any Business In-Licensed Intellectual Property, solely to the extent that Seller or any of its Subsidiaries has rights to control the prosecution and maintenance thereof), except, for each of the foregoing, in the ordinary course of prosecution upon exercise of reasonable business judgment by Seller or the lapse or expiry of Business Owned Intellectual Property or Business In-Licensed Intellectual Property at the end of its statutory term;
(xii)     disclose to any third party (other than (A) pursuant to written confidentiality obligations or (B) as required by applicable Law) or otherwise fail to preserve and maintain, any material Trade Secrets of the Business;

(xiii)     except with respect to Consolidated Income Taxes or any Consolidated Tax Return, with respect to any Business Company, (A) make (other than on an originally filed income Tax Return), change or revoke any material Tax election, (B) fail to pay any income Tax or other material Tax as such Tax becomes due and payable, (C) file any amendment making any material change to any Tax Return, (D) settle or compromise any income Tax or other material Tax liability or submit any voluntary disclosure application, (E) enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than commercial agreements entered into in the ordinary course of business the principal subject matter of which is not the allocation of Taxes), (F) request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income Tax or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the ordinary course of business of not more than seven months), or (G) change any material accounting method in respect of Taxes;
(xiv)      (A) materially amend, terminate (other than automatic terminations) or expressly release any material rights under any Material Contract or (B) enter into, renew or extend the term of (other than automatic renewals or extensions) any Contract that is or would be considered a Material Contract under any of clauses (i) or (ii) of Section 3.18(a) (it being understood that the renewal or extension of any such Contract in the ordinary course of business shall be permitted so long as the renewed or extended Contract contains terms of the type described in clauses (i) or (ii) of Section 3.18(a) that are no less favorable to Seller or its Subsidiaries as the relevant terms in the existing Contract) if in effect on the date hereof;
(xv)      fail to pay accounts payable of the Business Companies and other obligations  of the Business Companies when due (or, if earlier, the date that such account payable or other obligation would typically be paid by the applicable Business Company in the ordinary course of business), or accelerate the collection of accounts receivable of the Business Companies;
(xvi)     with respect to any Business Company, make any expenditures or incur any liabilities greater than $100,000, in each case, other than those expenditures or liabilities that (A) will not survive the Closing, (B) are discharged or satisfied prior to the Closing, (C) are taken into account in the calculation of Closing Date Cash and/or (D) are in the ordinary course of business;
(xvii)    other than as required by Law or GAAP, take any action to change accounting policies or procedures of the Business Companies;
(xviii)    (A) settle or compromise any Action involving any Business Company other than solely for monetary damages (net of insurance proceeds received) not in excess of $200,000 individually or $1,000,000 in the aggregate; provided that such settlement or compromise does not impose any non-monetary obligations on a Business Company (other than customary confidentiality and de minimis contractual obligations in the applicable compromise or settlement agreement that are incidental to an award of monetary damages thereunder) and does not involve the admission of wrongdoing by a Business Company or any of their directors or officers or (B) initiate any Action involving any Business Company;
(xix)      dissolve or liquidate Seller, any Subsidiary Transferor or any Business Company;

(xx)       with respect to the Business Companies, enter into any new line of business outside of the Business; or
(xxi)      agree, resolve or commit to do any of the foregoing.
(c)        Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement (i) shall give Buyer, directly or indirectly, the right to control the Transferred Assets or control or direct the business or operations of the Business Companies prior to the Closing, including the Business or (ii) shall prohibit or otherwise in any way restrict any actions with respect to Excluded Assets, Excluded Liabilities and/or operations of the Retained Businesses or with respect to matters that are not related to the Business. Prior to the Closing, Seller and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business and operations, including the Business.
(d)        Without limiting the generality of the foregoing, notwithstanding anything to the contrary contained in this Agreement, at any time and without the consent of Buyer, Seller, the Business Companies and each of their respective Affiliates will be permitted in their sole discretion at any time to (i) declare and pay dividends and distributions of, or otherwise transfer to, any of their Affiliates (A) any cash and cash equivalents and (B) any books and records that are not the property of the Business Companies or Related to the Business, (ii) conduct their activities regarding cash management matters (including the collection and transfer of accounts receivable and disbursement of funds or in connection with any “cash sweep” practices), including to settle intercompany payables and receivables and to effect intercompany funding, (iii) take such actions contemplated by, and in accordance with, Section 5.07(g) and (iv) make any payment under, or repay (in part or in full), any Indebtedness or Transaction Expenses.
(e)        During the Pre-Closing Period, Seller shall not sell, dispose of or transfer, and shall not permit the sale, disposition of or transfer of, any of the Shares.
Section 5.02         Access to Information.
(a)        During the Pre-Closing Period, to the extent permitted by Law, Seller shall and shall cause its applicable Subsidiaries to afford to Buyer and its Representatives reasonable access to the books, records, properties and employees during normal business hours, upon reasonable written notice and in accordance with the reasonable procedures established by Seller, in such a manner as not to interfere unreasonably with the operation of the Business, in each case, solely to the extent (1) related to the Business and (2) reasonably requested by Buyer in connection with the transactions contemplated hereby, including to prepare to integrate and operate the Business following the Closing Date; provided that Seller shall make each Business Employee available to Buyer for not less than four hours per month during the Pre-Closing Period upon reasonable notice; provided that Buyer does not conduct any invasive sampling or testing of building materials, soil, groundwater or other environmental media; provided further that Seller may withhold any information requested by Buyer pursuant to the foregoing clause (2) in its sole discretion; provided further that none of Seller or any of its Affiliates shall be required to afford such access or furnish such information to the extent Seller believes in good faith that doing so would: (A) jeopardize or result in the loss of attorney-client privilege or work product protection; (B) violate any obligation with respect to confidentiality to any third party or otherwise breach, contravene or violate any then-effective Contract; (C) result in a competitor of Seller or any of its Affiliates receiving information that is competitively sensitive; or (D) breach, contravene or violate any applicable Law (including any Antitrust Law) (provided that Seller shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (A) through (D)). Notwithstanding anything to the contrary in the foregoing, nothing herein shall require disclosure to Buyer or its Representatives of any information related to (x) the sale of the Business Companies, the Business or the Transferred Assets, including valuations and materials related to the negotiation of this Agreement or the process leading up to the execution of this Agreement, (y) the Retained Businesses, the Excluded Assets or the Retained Liabilities or (z) any Action in which Seller or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties.

(b)         Buyer shall, and shall cause its Representatives, to hold all information provided, obtained by or furnished to Buyer and its Affiliates and Representatives pursuant to this Section 5.02 as confidential, and all such information shall constitute “Confidential Information” as defined in the Confidentiality Agreement, and shall be held by Buyer and its Affiliates and Representatives in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. On the occurrence of the Closing, the Confidentiality Agreement shall automatically terminate without any further action by any of the parties thereto and shall be of no further force or effect, except Buyer shall, and shall cause its Affiliates (including, from and after the Closing, the Business Companies) and Representatives to, keep strictly confidential any and all information relating to or concerning any of the Seller Entities, including any of their respective assets or properties.
(c)      From and after the Closing, Buyer shall, and shall cause its Affiliates to, give Seller and its employees, agents and representatives, upon reasonable advance notice and during regular business hours, reasonable access to the assets and properties of the Business, and to all information, files, documents and records relating to the Business, for any and all periods prior to and including the Closing Date that Seller may reasonably require (a) to comply with applicable Law, for tax or accounting purposes, to respond to a request, investigation, inquiry or examination from any regulatory authority or to comply with or perform obligations under this Agreement or any Ancillary Agreement or (b) in connection with any Action by or against any Person not party to, or not a third party beneficiary of, this Agreement; provided, that any such access shall be at a reasonable time, under the supervision of Buyer’s personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operation of the businesses of Buyer and its Affiliates. Notwithstanding anything contained in this Agreement, neither Buyer nor any of its Affiliates shall have any obligation to make available to Seller or its employees, agents or representatives, or provide Seller or its employees, agents or representatives with, (i) (A) any consolidated, combined or unitary income Tax Return filed by Buyer, or any of its Affiliates or predecessors, or any material relating to the foregoing or (B) any other Tax Return, Tax related document or other Tax information which does not relate to a Transferred Asset or the Business and a Tax period (or portion thereof) ending on or prior to the Closing or any material relating to the foregoing; provided, however, any documents or materials provided under this Section 5.02 that are not exclusively related to the Transferred Assets or the Business in respect of a Tax period (or portion thereof) ending on or prior to the Closing, will be provided on a pro forma basis and/or redacted for information not related to the Transferred Assets or the Business in respect of a Tax period (or portion thereof) ending on or prior to the Closing, or (ii) access to any books, records, personnel, officers, or facilities if such access would (A) pursuant to the advice of Buyer’s legal counsel (including in-house legal counsel), jeopardize any attorney-client or other legal privilege (including Tax Return preparer privilege), (B) contravene any applicable Law, fiduciary duty or Contract (including any confidentiality agreement to which Buyer or any of its Affiliates is a party) (it being understood that Buyer shall cooperate in any reasonable requests for waivers in relation to this Section 5.02 that would enable disclosure to Seller to occur without so jeopardizing privilege or contravening such Law, duty or Contract) or (C) expose Buyer or its Affiliates to Liability for disclosure of Personal Information in violation of applicable Law.

Section 5.03        Maintenance of Books and Records. After the Closing, each of the Parties hereto shall preserve, until at least the sixth (6th) anniversary of the Closing Date, all pre-Closing records possessed or to be possessed by such Party relating to the Business. After the Closing Date, until at least the sixth (6th) anniversary of the Closing Date, upon any reasonable request from a Party or its employees, agents or representatives, the Party holding such records shall (a) provide to the requesting Party or its employees, agents or representatives reasonable access to such records during normal business hours and (b) permit the requesting Party or its employees, agents or representatives to make copies of such records, in each case at no cost to the requesting Party or its employees, agents or representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either Party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law (it being understood that each Party shall cooperate in any reasonable requests for waivers in relation to such Law, duty or Contract that would enable disclosure to the other Party to occur without so jeopardizing privilege or contravening such Law, duty or Contract). Such records may be sought under this Section 5.03 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, financial reporting, Tax, Action (other than any Action arising under or in connection with this Agreement or any Ancillary Agreement), federal securities disclosure or other similar needs of the Party seeking such records.
Section 5.04         Confidentiality; Publicity.
(a)        The Confidentiality Agreement shall terminate as of the Closing. From and after the Closing, Buyer and Seller shall, and shall cause each of their respective Affiliates to, treat as confidential and safeguard all Confidential Information, except that each Party and its respective Affiliates may disclose Confidential Information (i) to their representatives who need to know such Confidential Information for purposes of assisting such Party in connection with understanding its rights and obligations under this Agreement, (ii) to such Party’s owners, its Affiliates, or its and their respective directors, officers, employees, and managers and representatives of any of the foregoing or (iii) to the extent necessary for the enforcement of such Party’s rights or remedies arising out of or relating to this Agreement or any Ancillary Agreement; provided, that each Party shall, and shall inform its respective owners, Affiliates, and its and their respective directors, officers, employees and managers and representatives of the confidential nature of the Confidential Information, and shall direct each of them to use such Confidential Information only for the purposes contemplated hereby.

(b)         Notwithstanding anything to the contrary in this Section 5.04, in the event that a Party or any of its respective Affiliates is required by applicable Law or a Governmental Entity to disclose any Confidential Information, such required disclosure shall be permitted so long as, such Party shall (i) to the extent legally permissible, prior to any such disclosure, (A) provide the other Party with prompt notice of such request or requirement describing the circumstance of such request or requirement and the scope of information which shall be made available and (B) reasonably consult with the other Party with a view to avoiding the disclosure or narrowing its scope, including if requested, taking all reasonable steps to resist or avoid any such disclosure and (ii) if compliance with the obligations set forth in the preceding clause (i) shall not be legally permissible, as soon as reasonably practicable and legally permissible after the disclosure, inform such other Party of the circumstances of the requirement to disclose Confidential Information and about the disclosure which was made.
(c)        The initial press release regarding the Sale shall be a joint press release of the Parties. Thereafter, the Parties each shall consult with each other prior to (i) issuing any press releases or otherwise making public announcements with respect to the Sale or the other transactions contemplated by this Agreement, except as expressly permitted by Section 5.04(a) or as may be required by applicable Law or applicable stock exchange rules or regulations and (ii) making any filings with any third party and/or any Governmental Entity (including any stock exchange) with respect to the Sale or the other transactions contemplated by this Agreement. Notwithstanding the preceding sentence, either Party may make any press release, public statement or filing, so long as the statements contained therein with respect to the Sale and the other transactions contemplated by this Agreement are substantially similar to statements contained in previous press releases, public statements or filings made by Seller or Buyer in compliance with the provisions of the preceding sentence.
(d)        For the avoidance of doubt, nothing in this Section 5.04 shall restrict either Party from disclosing, using, or otherwise dealing with its own Confidential Information in any manner it sees fit.
Section 5.05        Directors & Officers Indemnification and Insurance.
(a)        From the Closing through the sixth anniversary of the date on which the Closing occurs, each of the Business Companies shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of the Business Companies (each, a “D&O Indemnified Person”) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Person is or was a director or officer of a Business Company, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law (including the General Corporation Law of the State of Delaware (the “DGCL”)).  Each D&O Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each Business Company, jointly and severally, upon receipt by a Business Company from the D&O Indemnified Person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.  From the Closing through the sixth anniversary of the date on which the Closing occurs, the Organizational Documents of the Business Companies shall contain provisions no less favorable than the provisions relating to indemnification, advancement of expenses and elimination of liability for monetary damages set forth in the Organizational Documents of the Business Companies immediately prior to the Closing, and such provisions shall not be amended, repealed, abrogated or otherwise modified in any manner that would adversely affect any D&O Indemnified Person.

(b)         Prior to the Closing, Buyer shall purchase a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policy maintained by Seller on behalf of the Business Companies (the “D&O Tail Policy”) for a claims reporting or discovery period of at least six years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided by Seller’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Business Companies by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the Sale). The premium and all other costs of the D&O Tail Policy shall be borne 50% by Buyer and 50% by Seller.
(c)        In the event a Business Company or any of Buyers successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any Person or (iii) engages in any similar transaction, then, and in each such case, proper provision shall be made so that the successors and assigns of such Business Company, shall assume all of the obligations set forth in this Section 5.05. Buyer shall cause the Business Companies to perform all of the obligations of the Business Companies under this Section 5.05.
(d)         The provisions of this Section 5.05 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Business Companies by Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons, their heirs and their representatives.  The obligations set forth in this Section 5.05 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Person, or any person who is a beneficiary under the policies referred to in this Section 5.05 and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Person or other person.  Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Person in successfully enforcing the rights provided in this Section 5.05.
(e)         Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Persons on or prior to the sixth anniversary of the Closing, the provisions of this Section 5.05 shall continue in effect until the final disposition of such claim.

Section 5.06         Employee Matters.
(a)          Terms and Conditions of Employment.
(i)          Seller shall deliver to Buyer not later than 15 Business Days prior to the Closing Date a final updated version of the Business Employee Schedule and the Business Consultant Schedule, in each case, that is true and complete as of 18 Business Days prior to the Closing.
(ii)         At least 10 Business Days prior to the Closing Date, Buyer shall offer, or cause its Affiliates to offer, employment to each Business Employee who is not employed by a Business Company (each, an “Offer Employee”) and who is employed immediately prior to the Closing Date (with such offers of employment to specify that they will expire if not accepted by such Business Employee within seven Business Days after the date the offer is made to such Business Employee), with such employment to be effective as of 12:01 a.m. on the Closing Date ; provided, however, no offers of employment shall be made to any International Business Employee whose employment will transfer automatically to Buyer or its Affiliate effective as of the Closing pursuant to the Transfer Regulations. Buyer shall notify Seller promptly whether each such offer has been accepted or rejected. Nothing herein shall be construed as a representation or guarantee by Seller that any particular Business Employee shall accept an offer of employment or shall continue in employment with Buyer and its Affiliates following the Closing.
(iii)       With respect to each Offer Employee, if any, who is not actively at work and is on a leave of absence as of the Closing Date (an “Inactive Business Employee”), Buyer shall, or shall cause its Affiliates to, offer employment to such Inactive Business Employee, with employment to be effective as of the date on which such Inactive Business Employee (A) presents himself or herself to Buyer for active employment, (B) is qualified to resume active employment with or without reasonable accommodation and (C) accepts such offer of employment from Buyer or any of its Affiliates; provided that such Inactive Business Employee presents himself or herself for active employment no later than six months following the Closing Date or within such longer time period as required under applicable Law. Each Inactive Business Employee who becomes an employee of Buyer or its Affiliates pursuant to this Section 5.06(a)(iii) shall be considered a Continuing Employee for purposes of this Section 5.06 and all references to the “Closing”, “Closing Date” (other than in this Section 5.06(a)(iii) and in Section 5.06(b)) shall be deemed to refer to the date on which such Inactive Business Employee commences employment with Buyer or its Affiliates as the context so requires.
(iv)        All offers of employment by Buyer or its Affiliates to the Offer Employees shall be on terms consistent with those provided to Continuing Employees in Section 5.06(b), and shall include general position and location, in each case as provided by Seller or its Affiliates immediately prior to the Closing Date. Buyer shall, and shall cause its Affiliates to, comply with all applicable Laws relating to the offers of employment to, and continuation of employment of, the Offer Employees on and after the Closing.
(v)         Prior to the Closing Date, Seller and its Affiliates shall take all steps as are reasonably required so that no employee of Seller or its Affiliates who is not a Business Employee is employed by a Business Company as of immediately prior to the Closing.

(b)       Benefits Continuation. From and after the Closing and for a period of 12 months following the Closing (the “Benefit Protection Period”), Buyer shall provide or cause its Affiliates, including the Business Companies, to provide each Continuing Employee (while he or she is employed with Buyer or any of its Affiliates) with: (i) at least the same annual base salary or wages and substantially comparable annual or short-term cash incentive compensation opportunities (including commission opportunities), in each case, provided to such Continuing Employee immediately prior to the Closing; (ii) at least the same severance benefits provided to such Continuing Employee immediately prior to the Closing; and (iii) other compensation and employee benefits  that are substantially comparable, in the aggregate, to such compensation and benefits that were provided to such Continuing Employee as of the Closing (excluding for such purposes, defined benefit pension, retiree or post-employment health or welfare, nonqualified deferred compensation, retention, one-time or special bonuses and change in control payments), except as otherwise required by applicable Law.
(c)         Service Credit. With respect to all employee benefit plans of Buyer and its Affiliates (including, following the Closing, the Business Companies), including any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any vacation, paid time-off, retirement, layoff or severance plans, for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies and any purposes as may be required under applicable Law, each Continuing Employee’s service with Seller and its Affiliates, including any Business Company (as well as service with any predecessor employer of any Business Company, to the extent service with the predecessor employer was recognized by the Business Company) shall be treated as service with Buyer or any of its Affiliates (including, following the Closing, the Business Companies); provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.
(d)         Health Coverage. On the Closing Date, Buyer shall, or shall cause its applicable Affiliates (including, following the Closing, the Business Companies) to, provide the Continuing Employees (and his or her spouse or eligible dependent thereof) with welfare benefits under plans, programs and arrangements maintained, sponsored or contributed to by Buyer and its Affiliates that satisfy the standards set forth in Section 5.06(b) and Buyer shall use commercially reasonable efforts to (i) waive, or shall cause its Affiliates, including the Business Companies, or insurance carriers to waive, any pre-existing condition limitation, exclusion, actively-at-work requirement and waiting period and (ii) recognize, or shall cause its Affiliates, including the Business Companies, to recognize, the dollar amount of all co-payments, deductibles, out-of-pocket expenses and similar expenses incurred by each Continuing Employee (and his or her spouse or eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) shall be eligible to participate from and after the Closing.

(e)         Severance. Seller and Buyer intend that the transactions contemplated by this Agreement shall not constitute a severance or termination of employment of any Business Employee prior to or upon the Closing for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Seller or any of its Affiliates, and that the Continuing Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing, and Buyer shall comply with any requirement under applicable Laws to ensure the same. The continuation of employment by Buyer or its Affiliates shall be on terms sufficient to avoid contractual, statutory or common law severance or separation benefits or any other legally mandated payment obligation, other than where such severance or obligation is automatic. Buyer shall be solely responsible for, and shall indemnify and hold harmless Seller from, all Liabilities that may result in respect of claims for statutory, contractual or common law severance or other separation benefits or other legally mandated payment obligations (including claims under applicable Law, or for wrongful dismissal, notice of termination of employment or pay in lieu of notice), together with the employer-paid portion of any employment or payroll Taxes related thereto, arising out of, relating to or in connection with (a) Buyer’s failure to offer (or cause to be offered) employment to any Business Employee who is not employed by any Business Company on terms consistent with this Section 5.06 and in accordance with applicable Law or (b) any termination of employment of any Continuing Employee by Buyer or its Affiliates after 12.01 a.m. on the Closing Date.
(f)        Vacation and Paid Time Off. Effective as of the Closing Date, Buyer shall, or shall cause one of its Affiliates (including, following the Closing, the Business Companies) to, assume, retain and honor, as the case may be, all obligations of Seller and its Affiliates for the accrued, unused vacation and paid time off for the Continuing Employees to the extent not prohibited by applicable Law and allow each of the Continuing Employees to use such earned but unused vacation or annual leave days at such times as allowed under Buyer’s vacation or annual leave policies in effect on or following the Closing Date. To the extent that a Business Employee is entitled under any applicable Law or any policy of Seller to be paid for any vacation or paid time off accrued or earned but not yet taken by such Business Employee as of the Closing, Seller shall, or shall cause its Affiliates to, discharge the Liability for such vacation or annual leave days. Buyer shall, or shall cause its Affiliates, to provide each Continuing Employee with vacation and annual leave policies that are no less favorable to such Continuing Employee than such policies provided by Seller or an Affiliate, as applicable, immediately prior to the Closing for the Benefit Protection Period.
(g)         WARN Act and Other Notices. Buyer shall not, and shall cause its Affiliates not to, take any action during the 90-day period following the Closing with respect to the Continuing Employees that would give rise to a “plant closing” or “mass layoff” or group termination under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar federal, state or local Law of the US or any other similar applicable Law, whether standing alone or when aggregated with applicable pre-Closing employee layoffs. Buyer agrees to provide, or to cause its Affiliates to provide, any required notice under the WARN Act and any similar federal, state or local Law of the US or any other similar applicable Law and to otherwise comply with the WARN Act and such other Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Continuing Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring on or after the Closing. Buyer shall assume liability for, and fully indemnify and hold harmless Seller and its Affiliates with respect to, any Liability incurred by Buyer or any of its Affiliates pursuant to the WARN Act or any similar applicable Law in connection with any Business Employee, to the extent such liability arises from actions of Buyer or any of its Affiliates on or after the Closing, including with respect to the actions described in the immediately preceding sentences.

(h)        Defined Contribution / 401(k) Plan. Without limiting the generality of Section 5.06(b), effective as of the Closing, Buyer shall provide, or cause its Affiliates (including the Business Companies) to provide, each Continuing Employee with the opportunity to participate in a defined contribution retirement plan that includes a qualified cash or deferred arrangement intended to be qualified under Sections 401(a) and 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (or, for any Continuing Employee employed outside the United States, an applicable equivalent retirement or savings plan or arrangement) (each, a “Buyer DC Plan”), with employer contribution opportunities that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Buyer and its Affiliates or, at Buyer’s election, to those provided to such Continuing Employee immediately prior to the Closing. Buyer shall cause the Buyer DC Plan to accept “eligible rollover contributions” within the meaning of Section 401(a)(31) of the Code of the account balances of the Continuing Employees (including direct rollovers of outstanding participant loans) from the corresponding defined contribution plan of Seller or its Affiliates (the “Seller DC Plan”) in respect of Continuing Employees who elect to make such rollovers, in accordance with applicable Law. Each Party shall make all filings and take any actions required of such party under applicable Law in connection therewith. Following such transfer of account balances, Seller shall have no liability for any costs, expenses or damages that may result from any claim for any benefit alleged to be payable under the Seller DC Plan with respect to Continuing Employees and their beneficiaries who have transferred their account balances from the Seller DC Plan to the Buyer DC Plan.
(i)         Flexible Spending Accounts. Effective as of the Closing, Buyer shall, or shall cause one of its Affiliates (including, following the Closing, the Business Companies) to, establish flexible spending reimbursement accounts for medical and dependent care expenses under a cafeteria plan qualifying under Section 125 of the Code (the “Buyer’s Cafeteria Plan”) that provide benefits to Continuing Employees that are no less favorable in all material respects than those provided by the flexible spending reimbursement accounts for such expenses under the cafeteria plan in which Continuing Employees participate immediately prior to the Closing (the “Seller’s Cafeteria Plan”). Buyer agrees to cause the Buyer’s Cafeteria Plan to accept a spin-off of the flexible spending reimbursement accounts of the Continuing Employees from the Seller’s Cafeteria Plan and to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Continuing Employee under Seller’s Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing. Buyer shall credit or debit, as applicable, effective as of the Closing Date, the applicable account of each Continuing Employee under Buyer’s Cafeteria Plan with an amount equal to the balance of such Continuing Employee’s account under Seller’s Cafeteria Plan as of immediately prior to the Closing Date. As soon as practicable following the Closing Date, Seller shall cause to be transferred from Seller’s Cafeteria Plan to the Buyer’s Cafeteria Plan the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made prior to the Closing during the year in which the Closing Date occurs by Continuing Employees over the aggregate reimbursement payouts made prior to the Closing for such year from such accounts to the Continuing Employees. If the aggregate reimbursement payouts from the flexible spending reimbursement accounts made prior to the Closing during the year in which the Closing Date occurs made to Continuing Employees exceed the aggregate accumulated contributions to such accounts prior to the Closing for such year by the Continuing Employees, Buyer shall cause such excess to be transferred to Seller as soon as practicable following the Closing Date. From and after the Closing, Buyer shall assume and be solely responsible for all claims by Continuing Employees under Seller’s Cafeteria Plan whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing.

(j)          Communication. Any broad-based employee notices or communication materials (including website postings) proposed to be delivered by Buyer to the Business Employees before the Closing Date regarding the matters contained in or the transactions contemplated by this Agreement or otherwise respecting any change or potential change in employee benefit plans, practices or procedures that may or will occur in connection with the transactions contemplated by this Agreement shall be subject to the prior approval of Seller (such approval not to be unreasonably withheld, conditioned or delayed). No prior approval of Seller shall be required with respect to the terms of any individual offers of employment, individual retention or equity incentive awards, or other individual communications to be delivered by Buyer regarding integration, onboarding or benefits enrolment in accordance with the offers extended pursuant to this Section 5.06; provided that the time, manner and process for Buyer’s delivery of such offers and related communications shall be subject to prior good faith consultation with Seller.
(k)         Visas; Work Permits. If any Continuing Employee requires a visa, work permit or employment pass or other approval for his or her employment to transfer to or continue with Buyer or its Affiliates following the Closing, Buyer shall use its reasonable efforts to see that any necessary applications are promptly made and to secure the necessary visa, permit, pass or other approval effective as of the Closing, and Seller shall provide such assistance as reasonably requested by Buyer in connection therewith.
(l)          Benefit Plans. Effective as of the Closing Date, Seller shall cause (i) the Business Companies to cease being a participating employer with respect to the Benefit Plans that are not Company Benefit Plans and (ii) the Continuing Employees to cease all active participation in and accrual of benefits under the Benefit Plans that are not Company Benefit Plans; provided that the Continuing Employees and their eligible dependents may continue to participate in such Benefit Plans as terminated but vested employees (or eligible dependents thereof) in accordance with, and subject to their eligibility under, the terms of such Benefit Plans. Seller or its Affiliates shall retain sponsorship of, and shall retain all Liabilities under, such Benefit Plans that are not Company Benefit Plans, whether arising before, on or after the Closing, and Buyer and its Affiliates shall not assume sponsorship of, contribute to or maintain or have any Liability with respect to, such Benefit Plans. Effective as of the Closing Date, Buyer or its Affiliates (including the Business Companies) shall assume or retain, as applicable, sponsorship of, and shall retain all Liabilities under the Company Benefit Plans, whether arising before, on or after the Closing, and Seller and its Affiliates shall not assume or retain sponsorship of, contribute to or maintain or have any Liability with respect to, the Company Benefit Plans.

(m)        Employment Liabilities. Except as otherwise provided in this Agreement, as of the Closing Date, Buyer shall, or shall cause one of its Affiliates (including the Business Companies following the Closing) to, assume or retain, perform, fulfill and discharge, in due course in full and be solely responsible for, as the case may be, any and all Liabilities (contingent or otherwise) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, whether arising before, on or after the Closing Date, of any Continuing Employees or other individual consultants or other individual service providers of the Business who continue providing services to Buyer or its Affiliates (including the Business Companies) following the Closing; provided that, notwithstanding the foregoing, Buyer shall be entitled to seek indemnification pursuant to Section 8.02(a)(v) in respect of any such Liabilities that arise prior to the Closing Date (the “Pre-Closing Employment Liabilities”). Seller shall, or shall cause one of its Affiliates (excluding the Business Companies following the Closing) to, assume or retain, perform, fulfill and discharge, in due course in full and be solely responsible for, as the case may be, any and all Liabilities (contingent or otherwise) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, whether arising before, on or after the Closing Date, of any current or former employees, individual consultant or other individual service providers of Seller or its Affiliates, in each case, who are not Continuing Employees or, in the case of individual consultants and other individual service providers, who do not continue providing services to Buyer or its Affiliates (including the Business Companies) following the Closing, other than with respect to severance and related Liabilities that Buyer is responsible for pursuant to Section 5.06(e).
(n)        Personal Employee Information. Seller and Buyer acknowledge that the disclosure and use of personal information in respect of Business Employees in connection with the transactions contemplated hereby is made in reliance on Section 7.2 of the Personal Information Protection and Electronic Documents Act (Canada) and any analogous provincial Law. Each Party shall collect, use, and disclose (as applicable) such personal information solely for purposes of investigating the Business and completing the transactions contemplated hereby, shall protect it by security safeguards appropriate to its sensitivity, and shall maintain at all times the security and integrity of the personal information. If the transactions contemplated by this Agreement are not completed for any reason, Buyer and its Affiliates shall not make any copies of the personal information or any excerpts thereof, or in any way re-create the substance or contents of the personal information, and shall return or destroy all personal information at Seller’s request. Buyer shall, within a reasonable time after the Closing, notify the individuals to whom such personal information relates that the transaction has been completed and that their personal information has been disclosed to Buyer or its Affiliates.
(o)         Retention. During the Pre-Closing Period, Seller shall not, without Buyer’s prior written consent, terminate the employment of any Business Employee other than for cause. Without limiting the terms of Section 5.06(j), Buyer shall be entitled to communicate directly with, and to offer retention bonuses or future equity incentives to, any Business Employee, subject to prior good faith consultation with Seller in respect of time, manner and process of Buyer’s delivery of such offers and related communications (it being understood that the specific terms or amounts of the retention bonuses or equity incentives are not subject to consultation with Seller), and Seller shall not discourage or impede any such offers.
(p)        No Third Party Beneficiaries; No Guarantee of Employment. Notwithstanding anything to the contrary in the foregoing, nothing contained herein, whether expressed or implied, (i) shall be treated as an establishment, amendment of or an undertaking to amend or modify any Benefit Plan; (ii) is intended to confer any third-party right, benefit, remedy, obligation or Liability hereunder upon any Person (including any director, manager, officer or employee and any dependent or beneficiary thereof) other than the Parties hereto and their respective successors and assigns; or (iii) is intended to confer upon any Continuing Employee any right to continued employment or service with Buyer or any of its Affiliates (including any Business Company).

Section 5.07        Tax Matters.
(a)          Tax Returns.
(i)         Except as provided in Section 5.07(b) with respect to Transfer Taxes, Seller shall prepare or cause to be prepared all Tax Returns of the Business Companies for Pre-Closing Tax Periods (other than a Straddle Period) required to be filed on or before the Closing Date (taking into account any automatically available extensions of time to file) (a “Seller Return”). Such Seller Returns shall be prepared in a manner consistent with past practice, unless otherwise required by applicable Law. Seller shall provide a copy of such Seller Return no less than ten days prior to the due date thereof for Buyer’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed).
(ii)       Buyer shall prepare or cause to be prepared, and file or cause to be filed, all other Tax Returns of the Business Companies for any Pre-Closing Tax Period (including any Straddle Periods), other than Seller Returns. All such Tax Returns with respect to a tax period ending on or before the Closing Date shall be prepared in a manner consistent with past practice, unless otherwise required by applicable Law. Buyer shall provide a copy of such Tax Return relating to the Pre-Closing Tax Period or Straddle Period to Seller no less than ten days prior to the due date thereof for Seller’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed).
(b)        Transfer Taxes. Buyer and Seller shall each be liable for and pay one-half of any and all Transfer Taxes, and shall share equally all costs and expenses relating to preparing, executing and filing Tax Returns with respect to such Transfer Taxes; provided that if Seller is required under applicable Law to pay any such Transfer Taxes, Seller shall pay such Transfer Taxes and Buyer shall promptly reimburse Seller for such payment in accordance with the preceding sentence. The Parties will use commercially reasonable efforts to cooperate and timely prepare any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Unless otherwise required by applicable Law, Buyer will prepare and timely file all Tax Returns with respect to Transfer Taxes. Seller or any of its Affiliates will file any other Tax Return with respect to Transfer Taxes required to be filed by Seller or any of its Affiliates. The Party that files such Tax Return shall furnish to the other Party a copy of any such Tax Return and a copy of a receipt showing payment of any such Transfer Taxes within ten (10) Business Days of availability of such receipt.
(c)          Cooperation. Seller and Buyer agree to furnish or cause their Affiliates to furnish, to each other, upon request and at the sole cost of the requesting party, as promptly as reasonably practicable, such information and assistance relating to the Transferred Assets as is reasonably necessary for the filing of all Tax Returns and other Tax filings contemplated by this Agreement, the preparation for any audit or Tax proceeding by any Governmental Authority and the defense of any Tax claim relating to the Transferred Assets; provided that in no event shall Seller be required to provide any Person with any Consolidated Tax Return and neither Buyer nor any of its Affiliates shall have any rights with respect to any Tax proceeding involving a Seller Consolidated Group.

(d)         Limitations on Actions. Without the prior written consent of Seller, following the Closing, none of Buyer, the Transferred Companies or any of their Affiliates shall (i) amend, refile, revoke or otherwise modify (or cause any of their respective Affiliates to amend, refile, revoke or otherwise modify) any Tax Return of any Business Company with respect to any Pre-Closing Tax Period or Straddle Period; (ii) make, revoke or amend any election relating to Taxes with respect or relating to a Pre-Closing Tax Period or Straddle Period, including making any election under Section 336 or Section 338 of the Code; or (iii) take any action on the Closing Date after the Closing that could result in any increase in Tax Liability (or a reduction in a Tax refund or Tax attribute) in respect of a Pre‑Closing Tax Period or Straddle Period of Seller (or its Affiliates), the Business Companies or their respective Subsidiaries.
(e)          Close of Taxable Year. The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Business Companies for all Tax purposes. The Parties agree that, to the extent permitted under applicable Law, any transactions outside the ordinary course of business on the Closing Date, but after the Closing shall be allocated to Buyer under the “next day” rule of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (or any similar, or analogous rule under state, local or foreign Tax Law that would allocate such items to Buyer). With respect to any Business Company that is a controlled foreign corporation for U.S. federal income tax purposes, Seller shall be entitled to make an election under Treasury Regulation Section 1.245A-5(e)(3)(i) to close the taxable year of such entity as of the Closing Date for U.S. federal income tax purposes (and any comparable provisions of applicable state, local or non-US Tax Law) (the “245A Election”). If requested by Seller, Buyer shall cooperate to take all actions necessary and appropriate (including entering into any agreements and filing such additional forms, returns or other documents as may be required) to effect and preserve the 245A Election in accordance with the provisions of Treasury Regulation Section 1.245A-5(e)(3)(i) (or any comparable provisions of state or local Tax Law). Buyer and Seller further agree to file all Tax Returns and any other filings in a manner consistent with this Section 5.07(e).
(f)        Straddle Periods. The amount of Taxes (and any refund of or credit for such Taxes) allocable to either a pre-Closing or post-Closing portion of any Straddle Period shall equal: (a) for any real, personal and intangible property Taxes (and any refund of or credit for such Taxes), the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the denominator of which is the total number of days in the Straddle Period, and the numerator being either (i) the number of days during the Straddle Period that are prior to the Closing Date (for the pre-Closing portion), or (ii) the number of days during the Straddle Period that include and follow the Closing Date (for the post-Closing portion); and (b) for all other Taxes, determined on a closing of the books basis, effective as of the end of the day on the Closing Date.
(g)         Closing Structure. Prior to the Closing, Seller may, and may cause its Affiliates (including the Business Companies), to take actions to effect the transfer (which transfer shall be effected in such manner as Seller may determine, directly or indirectly, by way of distribution, sale or otherwise) of any stock, assets, cash, employees or other interests held by (or in) any Seller Entity or Business Company, as the case may be, in furtherance of the consummation of the transactions contemplated by this Agreement.

(h)        Withholding Taxes. Each Party is permitted to deduct and withhold Taxes from all amounts payable hereunder as required under applicable Law; provided, that if Buyer intends to deduct and withhold any such amounts, it shall promptly notify Seller in writing of its intention to deduct and withhold such amounts and the reason therefore at least ten (10) days prior to effecting any such withholding, with a reasonably detailed description of the basis for such deduction and withholding and each Party shall use commercially reasonable efforts to minimize such withholding or deduction. To the extent that any such required notice is timely provided to Seller and amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made.
(i)         Tax Characterization of Adjustments. Seller and Buyer agree to treat all payments made either to or for the benefit of the other following the Closing (including any payments made under any indemnity provisions of this Agreement), as adjustments to the Purchase Price for all Tax purposes, except as otherwise required by applicable Law.
Section 5.08        R&W Policy. In the event that Buyer or any of its Affiliates obtains a representation and warranty policy in connection with this Agreement (a “R&W Policy”) (a) Buyer and its Affiliates shall ensure that any such R&W Policy shall provide that the insurer may not seek to enforce any subrogation right the insurer might have against Seller, its Affiliates or any of their respective Representatives, based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, other than in the case of Fraud and (b) neither Buyer nor any of its Affiliates shall enter into any R&W Policy that is inconsistent with the foregoing requirements. Buyer and its Affiliates shall not amend, waive or otherwise modify any R&W Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any Action against Seller, its Affiliates or any of their respective Representatives, based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, other than in the case of Fraud. Each of Buyer and Seller shall be responsible for 50% of the retention and premiums under any R&W Policy; provided that Buyer shall be responsible for all taxes, expenses and other costs of any nature whatsoever (other than the retention and premiums, which shall be shared as set forth above).
Section 5.09       Retained Name Rights. Buyer acknowledges and agrees that, notwithstanding the transfer of the Shares as set forth in Section 2.01(a) and the assignment of the Transferred Intellectual Property Assets as set forth in Section 2.01(b)(i):
(a)         the Seller Entities and the Microfluidics Buyer may use the Specified Marks, Specified Domain Names and any Social Media Accounts within the Business Owned Intellectual Property:
(i)          in connection with the operation of the microfluidics business for a period ending ninety (90) days after the closing of the Microfluidics Divestiture (the “Microfluidics Divestiture Closing Date”); and

(ii)       in the case of the Specified Marks, solely as they appear on any inventory of products other than the Products, together with any related packaging, labels and package inserts, in existence as of the Microfluidics Divestiture Closing Date, until the earliest to occur of (A) the depletion or other disposition of all such existing inventory, (B) the expiration of the applicable shelf life or expiration dating of all such existing inventory and (C) the date that is six (6) months after the Microfluidics Divestiture Closing Date;
(b)       the Seller Entities may use the Specified Marks, Specified Domain Names and any Social Media Accounts within the Business Owned Intellectual Property to:
(i)         perform any activities contemplated under this Agreement and any Ancillary Agreement, or to otherwise comply with Seller’s obligations under the Merger Agreement, until the completion of such activities; and
(ii)         perform any actions that would be required in order to wind down any business of the Seller Entities, including the Business, until the completion of such actions;
(all such rights set out in the foregoing Section 5.09(a) and Section 5.09(b), collectively, the “Retained Name Rights” and each applicable period for the Retained Name Rights set out in the foregoing Section 5.09(a) and Section 5.09(b), a “Retained Name Rights Period”);
(c)
(i)         until the last to expire of the Retained Name Rights Periods, the Seller Entities shall retain administrative access and credentials (including usernames, passwords, security settings, two-factor authentication recovery codes and associated email addresses) to continue accessing and utilizing the Specified Domain Names and any Social Media Accounts within the Business Owned Intellectual Property for the exercise and enjoyment of the Retained Name Rights, and Buyer shall cooperate to maintain such access and shall not (and shall cause its Affiliates not to) modify, deactivate, interfere with or terminate such access;
(ii)        upon the expiration of the last to expire of the Retained Name Rights Periods, Buyer may remove all personnel of Seller Entities as administrators of any Specified Domain Name and any Social Media Account within the Business Owned Intellectual Property;
(d)         until the last to expire of the Retained Name Rights Periods, Buyer shall not (and shall cause its Affiliates not to) use any Trademarks, Internet domain name or Social Media Account within the Business Owned Intellectual Property in any manner that:
(i)         reflects negatively on, creates a likelihood of confusion with respect to, dilutes or otherwise adversely affects the Specified Marks, Specified Domain Names, any Social Media Accounts within the Business Owned Intellectual Property, the Seller Entities or the Microfluidics Buyer; or
(ii)        interferes with or impacts the Seller Entities’ ability to enter into and consummate the Microfluidics Divestiture or complete the wind down of any business of the Seller Entities;

(e)         Buyer shall, and shall cause its Affiliates and any successor or assignee of any such Trademark, Internet domain name and Social Media Account to, take no action inconsistent with, and shall permit the exercise and enjoyment of, the Retained Name Rights in accordance with their terms; and
(f)          nothing in this Agreement requires, or shall be interpreted to require, Seller or any of its Subsidiaries to breach, terminate or modify the Retained Name Rights.
Section 5.10       Separation of Business IT and Data. Prior to Closing, Buyer shall deliver to Seller a preliminary plan for the transfer and hand-over of any Business IT and Data that is not already included in the assets of any Business Company, which plan shall be mutually agreed by the Parties within 60 days after Closing. Except as may be otherwise agreed to under the TSA, Buyer acknowledges and agrees that Seller’s sole obligations with respect to such Business IT and Data shall be to facilitate a “lift and shift”, i.e., Seller will sell, transfer and hand-over the Business IT and Data in its “as-is” state (notwithstanding any of Seller’s representations and warranties under this Agreement), at Buyer’s sole cost and expense. Seller shall not be obliged to perform any transformation activities or to set-up any new Business IT and Data. In particular, Buyer shall be solely responsible for (x) the integration and migration of the Business IT and Data in its own IT environment (and any costs and expenses related thereto); (y) obtaining any required IT systems contracts to operate the Business (and any costs and expenses related thereto, including any consent fees); and (z) the usability of the Business IT and Data in Buyer’s systems and environment (and any costs and expenses related thereto).
Section 5.11         Certain Services and Benefits Provided by Affiliates; Intercompany Matters; Further Assurances.
(a)         Buyer acknowledges that the Business currently receives Overhead and Shared Services from Seller and its Affiliates. Buyer further acknowledges that, except as otherwise expressly provided in the TSA, all such Overhead and Shared Services shall cease, and any agreement with Seller or any Affiliate of Seller in respect thereof shall terminate, in each case, as of the Closing Date.
(b)         Except as set forth in Section 5.11(b) of the Disclosure Schedule or the TSA, Buyer and Seller agree that, from and after the Closing, all rights and obligations of any Party under all agreements and arrangements between Seller and its Affiliates, on the one hand, and the Business, on the other hand, shall terminate and be cancelled without any further Liability, including Liabilities relating to any period prior to the Closing.
(c)       Each of the Parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby or thereby as promptly as practicable, including the execution and delivery of such assignments, deeds and other documents as may be necessary to transfer any Transferred Assets or Assumed Liabilities as provided in this Agreement. Seller shall use its commercially reasonable efforts to take the actions set forth on Section 5.11(c) of the Disclosure Schedule.

Section 5.12        Shared Contracts.
(a)         The Parties acknowledge and agree that Seller and its Affiliates are parties to, or benefit from, certain Contracts that relate to both the Business and the other businesses of Seller and its Affiliates (other than any Contract in respect of the Overhead and Shared Services) (collectively, the “Shared Contracts”). With respect to the Shared Contracts, Buyer and Seller shall, for the respective periods following the Closing set forth in the TSA (the “Shared Contract Transition Periods”), provide Buyer with the benefits relating to the Business Portion of certain Shared Contracts as a service on the terms and subject to the conditions set forth in the TSA (including by means of any licensing, operating, subcontracting, sublicensing or subleasing arrangement) and Buyer shall bear all costs, Liabilities and burdens with respect to the Business Portion of such Shared Contracts.
(b)       With respect to the Shared Contracts set forth on Section 5.12(b) of the Disclosure Schedule (collectively, the “Specified Shared Contracts”), during the Shared Contract Transition Periods, Seller shall use commercially reasonable efforts to cooperate with Buyer (to the extent Buyer requests such cooperation) in Buyer’s attempt to (i) divide, partially assign or license such Specified Shared Contract such that, after the Closing, Buyer or a Business Company is the beneficiary of the rights and is responsible for the obligations of the portion of the Specified Shared Contract Related to the Business or any Transferred Asset or (ii) enter into a new replacement Contract on commercially reasonable terms with respect to the subject matter of the Specified Shared Contracts that relates to the Business or any Transferred Asset; provided that such cooperation shall in no event require any Seller Entity to make any payment or make any non-monetary concession that would bind any Seller Entity following the Closing. Buyer acknowledges and agrees that the terms and conditions of any divided or partially assigned Specified Shared Contract that would apply to Buyer, the Business Companies, the Business or the Transferred Assets after the Closing, or of any replacement Contract in respect of any Specified Shared Contract, may not be as favorable to Buyer, the Business Companies, the Business or the Transferred Assets as the terms and conditions of the existing Specified Shared Contract.
(c)       If Buyer fails to divide or partially assign any Specified Shared Contract or enter into a new replacement Contract with respect to the subject matter of any of the Specified Shared Contracts that relates to the Business or any Transferred Asset, under no circumstance shall the Purchase Price be reduced or any Seller Entity be subject to any Liability on account thereof. Buyer further acknowledges and agrees that no representation, warranty or covenant of Seller, the Transferred Companies or the Subsidiary Transferors contained in this Agreement shall be breached or deemed breached, and no condition to Buyer’s obligation to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of the failure to divide or partially assign any Specified Shared Contract or to enter into a new replacement Contract in respect of any Specified Shared Contract.

Section 5.13        Credit and Performance Support Obligations. Buyer agrees to use all commercially reasonable efforts to cause Seller and its Affiliates to be absolutely and unconditionally relieved on or prior to the Closing of all Liabilities arising out of the letters of credit, performance bonds, corporate guarantees and other similar items issued and outstanding in connection with the Business that are Assumed Liabilities (together, the “Business Guarantees”), and Seller’s and its Affiliates’ obligations under any Real Property Lease to the extent that the same is an Assumed Liability, and Buyer shall, in accordance with the procedures set forth in Article VIII, indemnify Seller and its Affiliates against any Losses arising with respect to such Liabilities. Buyer agrees to continue to use all commercially reasonable efforts after the Closing to relieve Seller and its Affiliates of all such Business Guarantees and such Liabilities under any Real Property Lease. With respect to any Real Property Lease, commercially reasonable efforts shall include but not be limited to, if requested by the landlord, (i) providing additional credit support (whether in the form of a letter of credit, additional security deposit or similar form of credit support) and/or a guaranty, whether new or replacement, with a guarantor reasonably acceptable to landlord on such landlord’s commercially reasonable form and (ii) entering into a consent agreement on landlord’s commercially reasonable form. In connection with the foregoing, Buyer shall provide landlord with such information reasonably requested by landlord (including financial information) to facilitate landlord’s review and approval of any such additional credit support, the creditworthiness of such guarantor and/or the projected creditworthiness of the tenant.
Section 5.14        Insurance.
(a)        Buyer hereby acknowledges that the Seller Policies will not transfer with the Business as part of the Sale. Buyer shall not, and shall cause its Affiliates not to, assert, by way of any Action or otherwise, any right to any Seller Policies or any benefit under any such Seller Policies. Seller and its Affiliates shall retain after the Closing all right, title and interest in and to Seller Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof; provided that in the event Seller or its Affiliates receive any insurance proceeds or refunds after the Closing Date with respect to a loss concerning the Transferred Assets, all such proceeds or refunds actually received by Seller shall be paid to Buyer within fifteen (15) Business Days of receipt thereof, less any deductible or reasonable out-of-pocket costs incurred by Seller in connection with the recovery of such proceeds. Notwithstanding the foregoing, nothing in this Section 5.14 shall require Seller to pay to Buyer any insurance proceeds or refunds received by Seller to the extent such proceeds or refunds are in respect of any Excluded Liability.
(b)         Effective as of the Closing, except as set forth in Section 5.14(a), Buyer hereby releases, on behalf of itself and its Affiliates, all rights to all Seller Policies.
Section 5.15        Business Acquisition Proposals; Change in Recommendation.
(a)        No Solicitation or Negotiation.  During the Pre-Closing Period, except as expressly permitted by this Section 5.15, Seller shall not, and Seller shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall cause its and their respective Representatives not to, directly or indirectly:
(i)         solicit, initiate, induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL) any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Business Acquisition Proposal;

(ii)       participate in any discussions or negotiations or cooperate in any way with any Person regarding any Business Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Business Acquisition Proposal;
(iii)       provide any non-public information or data concerning Seller or any of its Subsidiaries to any Person in connection with, or for the purpose of soliciting, initiating, inducing, encouraging or facilitating, any Business Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Business Acquisition Proposal;
(iv)        enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to, or that could reasonably be expected to lead to, a Business Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.15(b));
(v)        adopt, approve, declare advisable or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Business Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);
(vi)      take any action or exempt any Person (other than Buyer and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or Seller’s organizational or other governing documents; or
(vii)       resolve, publicly propose or agree to do any of the foregoing.
Seller shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Business Acquisition Proposal, or inquiry, proposal or offer that could reasonably be expected to lead to a Business Acquisition Proposal and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Business Acquisition Proposal.  Seller shall (i) as soon as reasonably practicable after the date of this Agreement (and in all events no later than three Business Days), deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Business Acquisition Proposal within the last 12 months, to the effect that Seller is ending all discussions and negotiations with such Person with respect to any such Business Acquisition Proposal effective as of the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person by or on behalf of Seller relating to any Business Acquisition Proposal (and Seller shall use its reasonable best efforts to have such information returned or destroyed) and immediately terminate all physical and electronic data room access previously granted to any such party or its Representatives and (ii) commencing on the date of this Agreement, prohibit any third party (other than Buyer and its Representatives) from having access to any physical or electronic data room relating to any possible Business Acquisition Proposal.  Seller shall use its reasonable best efforts to enforce the terms of each confidentiality agreement with any such Person.  Seller shall not grant any waiver of, or agree to any amendment or modification to, or release any such Person from, any such agreement, to permit such Person to submit a Business Acquisition Proposal, unless in any such case the Seller Board shall have determined, in good faith, after consultation with outside legal counsel, that the failure to take such actions would be inconsistent with the fiduciary duties of the Seller Board to the holders of Seller capital stock under applicable Law.

(b)        Fiduciary Exception to No Solicitation Provision.  Notwithstanding anything to the contrary in Section 5.15(a), prior to the time, but not after, the Seller Stockholder Approval is obtained, Seller may, in response to a bona fide written Business Acquisition Proposal (which Business Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach of this Section 5.15(b) and so long as it has provided written notice to Buyer of the identity of such Person or group making the Business Acquisition Proposal, the material terms and conditions of such Business Acquisition Proposal (including, if applicable, copies of any material written communications) and its intention to engage or participate in any discussions or negotiations with any such Person or group, (i) provide access to non-public information regarding Seller or any of its Subsidiaries to the Person or group making the Business Acquisition Proposal (provided that such information has previously been made available to Buyer or is provided to Buyer substantially concurrently with the making of such information available to such Person or group and that, prior to furnishing any such non-public information, Seller receives from the Person or group making such Business Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects (including with respect to confidentiality and restrictions on use) on such Person(s) as the Confidentiality Agreement’s terms are on with Buyer (an “Acceptable Confidentiality Agreement”)) (it being understood that such confidentiality agreement need not include a “standstill” agreement or prohibit the making or amending of a Business Acquisition Proposal) and (ii) engage or participate in any discussions or negotiations with any such Person or group regarding such Business Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Seller Board determines in good faith after consultation with outside financial advisors and outside legal counsel that (x) such Business Acquisition Proposal either constitutes a Business Superior Proposal or could reasonably be expected to result in a Business Superior Proposal and (y) the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Seller Board to the holders of Seller capital stock under applicable Law.  Seller shall provide Buyer with an accurate and complete copy of the Acceptable Confidentiality Agreement entered into as contemplated by this Section 5.15(b) promptly (and in any event within 24 hours) after the execution thereof.

(c)         Notice.  Seller shall promptly (and, in any event, within 24 hours) notify Buyer (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Business Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Business Acquisition Proposal are received by Seller or any of its Representatives, (ii) any Person requests non-public information from Seller or any of its Representatives in connection with any Business Acquisition Proposal (provided that Seller shall only be required to provide notice once per Person under this clause (ii)) or (iii) any discussions or negotiations with respect to or that could reasonably be expected to lead to a Business Acquisition Proposal are sought to be initiated with Seller, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep Buyer reasonably informed, on a current basis (and in any event within 24 hours), of any material developments with respect to any such proposals or offers (including any amendments thereto), including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above and copies of any written materials provided to such Person by Seller or any of its Representatives.  Seller agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits Seller from providing any information to Buyer in accordance with this Section 5.18 or otherwise prohibits Seller from complying with its obligations under this Section 5.18.  Seller further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit Seller from providing any information to Buyer in accordance with this Section 5.18 or otherwise prohibit Seller from complying with its obligations under this Section 5.18.
(d)          Definitions.  For purposes of this Agreement:
“Business Acquisition Proposal” means any transaction or series of related transactions (other than the Sale) involving: (i) any acquisition or purchase from Seller by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% interest in the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of the Transferred Companies, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving Seller or any of its Subsidiaries; (ii) any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of the Transferred Companies; (iii) any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving any Transferred Company, pursuant to which the stockholders of such Transferred Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction or any parent entity thereof; (iv) any sale, lease, exchange, transfer or disposition (in each case, other than in the ordinary course of business) of more than 15% of the assets of the Business (taken as a whole) (measured by the fair market value thereof); or (v) any combination of the foregoing; provided that the transactions contemplated by the Merger Agreement shall not constitute a Business Acquisition Proposal.

“Business Intervening Event” means any Effect that is material to the Business, occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Seller Board (or if known, the magnitude or effect of which was not known to, or reasonably foreseeable) prior to the execution of this Agreement, which Effect (or the magnitude or effect thereof) becomes known to, or reasonably foreseeable by, the Seller Board prior to the receipt of the Seller Stockholder Approval and (ii) does not relate to (A) a Business Acquisition Proposal or (B) (1) any changes in the market price or trading volume of Seller, (2) the mere fact Buyer or the Business meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the common stock of Seller or the credit rating of Seller (it being understood that, with respect to clause (2), the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Business Intervening Event), (3) any events or developments relating to Buyer or any of its Affiliates, (4) any event or development generally affecting the industries in which Seller or Buyer operate or in the economy generally or other general business, financial, market or political conditions, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (5) any change in any applicable Law or other legal or regulatory conditions or changes in GAAP or other accounting standards, (6) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by Seller or Buyer (or refrained to be taken by Seller or Buyer) pursuant to the Agreement or the consummation of the Sale, including expiration or termination of waiting periods or the receipt of approvals, consents or clearances applicable to the Sale under the Antitrust Laws, (7) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events or (8) any Actions made or brought by any of the current or former stockholders of Seller or Buyer (on their own behalf or on behalf of Seller or Buyer) against Seller or Buyer, including Actions arising out of the Sale.
“Business Superior Proposal” means any bona fide, written Business Acquisition Proposal on terms which the Seller Board determines in its good faith judgment, after consultation with outside financial advisors and outside legal counsel, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to Seller’s stockholders from a financial point of view than the Sale (after taking into account any revisions to the terms of the Sale pursuant to Section 5.15(f) of this Agreement and the time likely to be required to consummate such Business Acquisition Proposal); provided that for purposes of the definition of “Business Superior Proposal”, the references to “15%” in the definition of Business Acquisition Proposal shall be deemed to be references to “50%”.
(e)         No Change in Recommendation or Business Alternative Acquisition Agreement.  Except as provided in Section 5.15(f), the Seller Board and each committee of the Seller Board shall not (i)(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Buyer, the Seller Board Recommendation or (B) approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Business Acquisition Proposal or make or authorize the making of any public statement (oral or written), (C) remove the Seller Board Recommendation from or fail to include the Seller Board Recommendation in the Proxy Statement (any such action referred to in this clause (i), a “Change in Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or permit Seller or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.15(b)) relating to or that could reasonably be expected to lead to any Business Acquisition Proposal or any agreement requiring Seller (or that would require or could reasonably be expected to require Seller) to abandon, terminate, delay or fail to consummate the Sale or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the Sale (a “Business Alternative Acquisition Agreement”).

(f)        Change in Recommendation Due to Superior Proposal.  Notwithstanding anything to the contrary set forth in Section 5.15(e), following receipt of a bona fide written Business Acquisition Proposal by Seller after the date of this Agreement that did not result from a breach of this Section 5.15 and with respect to which Seller has received a written, definitive form of a Business Alternative Acquisition Agreement that has not been withdrawn, and the Seller Board determining in good faith, after consultation with outside financial advisors and outside legal counsel, that such Business Acquisition Proposal constitutes a Business Superior Proposal, the Seller Board may, at any time prior to the time the Seller Stockholder Approval is obtained, make a Change in Recommendation, if all of the following conditions are met:
(i)        Seller shall have complied in all material respects with the provisions of this Section 5.15 with respect to such Business Acquisition Proposal and shall have (A) provided to Buyer four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Business Acquisition Proposal that constitutes a Business Superior Proposal, (2) the material terms and conditions of the Business Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Business Acquisition Proposal), including an unredacted copy of the Business Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to the Business Superior Proposal (it being understood and agreed that any material amendment to any Business Acquisition Proposal (including the financial terms or any other material term or condition of such Business Acquisition Proposal) shall require a new notice to Buyer and an additional two Business Day notice period) and (3) that, subject to clause (ii) below, the Seller Board has determined to effect a Change in Recommendation and (B) prior to making such a Change in Recommendation, (x) engaged, and used its reasonable best efforts to cause its Representatives to engage, in good faith negotiations with Buyer (to the extent Buyer wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by Buyer during such notice period such that the Business Acquisition Proposal ceases to constitute a Business Superior Proposal and (y) in determining whether to make a Change in Recommendation, the Seller Board shall take into account any changes to the terms of this Agreement, and any other proposals, proposed in writing by Buyer; and
(ii)         the Seller Board shall have determined, in good faith, after consultation with outside financial advisors and outside legal counsel, that, in light of such Business Acquisition Proposal and taking into account any revised terms proposed in writing by Buyer and the results of negotiations with Seller pursuant to clause (i) above, such Business Acquisition Proposal continues to constitute a Business Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Seller Board to the holders of Seller capital stock under applicable Law.

(g)       Change in Recommendation Due to Business Intervening Event.  Notwithstanding anything to the contrary set forth in Section 5.15(e), upon the occurrence of any Business Intervening Event, the Seller Board may, at any time prior to the time the Seller Stockholder Approval is obtained, make a Change in Recommendation, if all of the following conditions are met:
(i)       Seller shall have (A) provided to Buyer four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Business Intervening Event and the rationale for the Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Business Intervening Event shall require a new notice to Buyer and an additional two Business Day notice period) and (2) state expressly that, subject to clause (ii) below, the Seller Board has determined to effect a Change in Recommendation and (B) prior to making such a Change in Recommendation, engaged in good faith negotiations with Buyer (to the extent Buyer wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by Buyer during such notice period in such a manner that the failure of the Seller Board to make a Change in Recommendation in response to the Business Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the fiduciary duties of the Seller Board to the holders of Seller capital stock under applicable Law; and
(ii)        the Seller Board shall have determined in good faith, after consultation with outside financial advisors and outside legal counsel, that in light of such Business Intervening Event and taking into account any revised terms proposed in writing by Buyer and the results of negotiations with Buyer pursuant to clause (i) above, the failure to make a Change in Recommendation, would be inconsistent with the fiduciary duties of Seller Board to the holders of Seller’s capital stock under applicable Law.
(iii)      Seller’s obligation to call, give notice of and hold the Seller Stockholders Meeting in accordance with Section 5.17(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Business Superior Proposal or Business Acquisition Proposal or by any Change in Recommendation.
(h)         Certain Permitted Disclosure.  Nothing contained in this Section 5.15 shall be deemed to prohibit Seller from complying with its disclosure obligations under applicable U.S. federal or state Law (as determined in good faith by Seller) with regard to a Business Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Seller Board is affirmed or remains unchanged; provided, further, that this Section 5.15(h) shall not be deemed to permit the Seller Board to effect a Change in Recommendation except in accordance with Section 5.15(f) or Section 5.15(g).  Seller shall not submit to the vote of its stockholders any Business Acquisition Proposal or Business Superior Proposal prior to the valid termination of this Agreement.

(i)         Seller agrees that in the event that Seller or any Representative of Seller takes any action which, if taken by Seller, would constitute a breach of this Section 5.15, Seller shall be deemed to be in breach of this Section 5.15.
Section 5.16        Information Supplied.
(a)         Seller shall prepare and cause to be filed with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) with respect to the Seller Stockholders Meeting, which may be included in the Registration Statement, and combined with other proposals related to the Merger Agreement.  Seller shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve any such comments with the SEC.  Each of Buyer and Seller shall furnish or cause to be furnished all information about such Party and its officers, directors and shareholders requested by the other Party that is required to be disclosed in the Proxy Statement.  Seller shall use reasonable best efforts to cause the Proxy Statement to be mailed to Seller’s stockholders as promptly as practicable after the Proxy Statement Clearance Date, but in any event if included in the Registration Statement at the same time it is sent to Seller’s stockholders pursuant to the Merger Agreement.
(b)       No filing of, or amendment or supplement to, the Proxy Statement will be made by Seller without providing Buyer a reasonable opportunity to review and comment thereon (other than any filing, amendment or supplement in connection with a Change in Recommendation or a Business Alternative Acquisition Agreement), and Seller shall consider in good faith and reflect all comments reasonably proposed by Buyer.  Seller shall promptly provide Buyer with copies of all such filings, amendments or supplements to the extent not publicly available.  Each of Buyer and Seller shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other Party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Proxy Statement and the resolution of any comments received from the SEC.  If at any time prior to the receipt of the Seller Stockholder Approval, any information relating to Buyer or Seller, or any of their respective Affiliates, directors or officers, should be discovered by Buyer or Seller which is required to be set forth in an amendment or supplement to the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Seller.  The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC related to the Business or the Transferred Assets and of any request by the SEC or the staff of the SEC for amendments or supplements related to the Business or the Transferred Assets, or for additional information related to the Business or the Transferred Assets, and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Sale related to the Business or the Transferred Assets and (ii) all orders of the SEC relating to the Proxy Statement.  No response to any comments from the SEC or the staff of the SEC relating to the Proxy Statement will be made by Seller without providing Buyer a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and Seller shall consider in good faith and reflect all comments reasonably proposed by Buyer.  Seller will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

(c)         Prior to the Closing, Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) cooperate in connection with Seller’s compliance with its obligations under the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder as may be reasonably requested by Seller, including with respect to preparation of the Proxy Statement, (B) provide on a timely basis all audited and unaudited consolidated financial statements of Buyer and its Subsidiaries required by applicable Law to be included in any filing with the SEC of Seller or any of its Affiliates, including the Proxy Statement and any Form 8-K related to the transactions contemplated by this Agreement, (C) provide such financial records and information regarding Buyer and its Subsidiaries as may be reasonably necessary for Seller to prepare any pro forma financial statements required by applicable Law to be included in any statements, forms, schedules, reports or other documents filed or furnished by Seller or its Affiliates with the SEC, including the Proxy Statement and any Form 8-K relating to the transactions contemplated by this Agreement and (D) in connection with the provision of audited and unaudited consolidated financial statements of Buyer and its Subsidiaries to be included in the Proxy Statement, provide a customary “management’s discussion and analysis of financial condition and results of operations” for each period included in such audited and unaudited consolidated financial statements.
(d)         Notwithstanding anything to the contrary contained in this Section 5.16, Seller shall not be in breach of any of the foregoing provisions of this Section 5.16 to the extent the failure by Buyer or any of its Subsidiaries to deliver any required information to Seller in connection with the Proxy Statement resulted in Seller’s failure to meet its obligations under the foregoing provisions of this Section 5.16.
(e)         During the period from the date of this Agreement to the earlier of the Closing and the time, if any, at which this Agreement is terminated pursuant to Article VII, Buyer shall request its auditors to (i) cooperate with respect to any filing with the SEC of Seller or any of its Affiliates, including the Proxy Statement and any Form 8-K relating to the transactions contemplated by this Agreement, including in connection with the preparation of any required pro forma financial statements or the delivery of any auditor consents and (ii) provide access to Seller and its Representatives to the work papers of Buyer’s auditors.

Section 5.17        Seller Stockholders Meeting.
(a)       Seller will, as promptly as practicable in accordance with applicable Law and its Organizational Documents, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of common stock of Seller to consider and vote upon the Sale, which meeting shall in any event take place within 45 days after the Proxy Statement Clearance Date (the “Seller Stockholders Meeting”).  Seller shall use its reasonable best efforts to hold the Seller Stockholders Meeting as soon as practicable after Proxy Statement Clearance Date; provided, however, that notwithstanding anything to the contrary herein, Seller shall be entitled to submit the proposal to approve the Sale to the holders of common stock of Seller at the Parent Stockholders Meeting (as defined in the Merger Agreement) and include such proposal in the registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”) filed pursuant to the Merger Agreement, in each case in accordance with the timing required for the Parent Stockholders Meeting and the Registration Statement in accordance with and pursuant to the Merger Agreement.  Subject to the provisions of Section 5.15, the Seller Board shall include the Seller Board Recommendation in the Proxy Statement and recommend at the Seller Stockholders Meeting that the holders of capital stock of Seller approve the Sale, and shall use its reasonable best efforts to obtain and solicit such approval.  Notwithstanding the foregoing, to the extent the Proxy Statement is not included in the Registration Statement (A) if on or before the date on which the Seller Stockholders Meeting is scheduled, Seller reasonably believes that (1) it will not receive proxies representing the Seller Stockholder Approval, whether or not a quorum is present or (2) it will not have enough shares of common stock represented to constitute a quorum necessary to conduct the business of the Seller Stockholders Meeting, Seller may (and, if requested by Buyer, Seller shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Seller Stockholders Meeting and (B) Seller may postpone or adjourn the Seller Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Seller has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Seller prior to the Seller Stockholders Meeting, as long as the date of the Seller Stockholders Meeting is not postponed or adjourned more than an aggregate of 30 days in connection with all such postponements or adjournments pursuant to either or both of the preceding clauses (A) and (B).
(b)         Notwithstanding any Change in Recommendation, Seller shall comply with its obligations under Section 5.17(a) unless this Agreement is terminated in accordance with Article VII prior to the Seller Stockholders Meeting.
Section 5.18       Obligations of Business Companies and Subsidiary Transferors. (a) Prior to the Closing, Seller shall take all action necessary to cause the Business Companies and the Subsidiary Transferors to perform any obligations under this Agreement that are stated to apply to the Business Companies or the Subsidiary Transferors, as applicable and (b) from and after the Closing, Buyer shall take all action necessary to cause the Business Companies to perform any obligations under this Agreement that are stated to apply to the Business Companies and Seller shall take all action necessary to cause the Subsidiary Transferors to perform any obligations under this Agreement that are stated to apply to the Subsidiary Transferors.

Section 5.19        Debt Financing.
(a)         During the period from the date of this Agreement to the Closing Date, Buyer shall, and shall cause its respective Affiliates and their respective Representatives to, use commercially reasonable best efforts to obtain a senior secured working capital loan facility to be available to Buyer after the Closing on terms reasonably satisfactory to Seller (the “Working Capital Debt Financing”).  Buyer agrees to keep Seller reasonably informed, on a current basis, on the status of its efforts to obtain the capital contemplated by this Section 5.19.  Seller agrees to use its reasonable best efforts to provide, and shall cause the Business Companies and their Representatives to use their respective reasonable best efforts to provide, such cooperation and assistance as may be reasonably requested by Buyer in connection with the arrangement or consummation of the Working Capital Debt Financing, at Buyer’s sole cost and expense, provided that (i) such cooperation shall not unreasonably disrupt or interfere with the business or the operations of Seller or the Business Companies, (ii) nothing in this Section 5.19 shall require cooperation to the extent that it would (A) subject Seller or the Business Companies to any actual or potential personal liability, (B) materially conflict with, or violate, the Organizational Documents of Seller or the Business Companies or any applicable Law or any material Contract to which any of them are a party or (C) cause any breach of this Agreement or cause any condition to the Closing set forth in Article VI to not be satisfied, (iii) none Seller nor any of the Business Companies shall be required to pay any commitment or other fee or incur or assume any liability or other obligation in connection with the Working Capital Debt Financing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Working Capital Debt Financing or any information utilized in connection therewith that will not be repaid, reimbursed or indemnified in full by Buyer or disclose information where Seller determines that such access or disclosure would contravene any confidentiality agreement or jeopardize any legal or other privilege and (iv) none of Seller, the Business Companies or their respective directors, managers, officers or employees shall be required to approve, execute, deliver or enter into, or perform any agreement, document or instrument with respect to the Working Capital Debt Financing that would be effective prior to the Closing and none of Seller, the Business Companies or their respective directors, officers and employees shall be required to adopt resolutions approving the agreements, documents and instruments for the Working Capital Debt Financing.
(b)       In the event that Buyer, using its reasonable best efforts, is unable to obtain the Working Capital Debt Financing prior to Closing, Seller will provide a working capital loan in an amount no greater than $10,000,000, on the terms attached hereto as Exhibit J and otherwise as mutually agreed by Buyer and Seller (the “Seller Working Capital Note”). The Parties shall negotiate in good faith the terms of any Seller Working Capital Note and use reasonable best efforts to (i) provide such cooperation and assistance as may be reasonably required to consummate the Seller Working Capital Note within one business day of Closing and (ii) agree on the terms of the Seller Working Capital Note not contained in Exhibit J within 90 days of the date hereof (or such other later date as the Parties may mutually agree in writing).
(c)         Buyer shall, promptly upon written request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or the Business Companies (including those of its accountants, consultants, legal counsel, agents and other Representatives) in connection with the cooperation and assistance required by this Section 5.19 (other than ordinary course out-of-pocket costs and expenses incurred by Seller or the Business Companies that would have been incurred regardless of the cooperation of the contemplated hereby).
Section 5.20        Non-Competition; Non-Solicitation.
(a)         For a period of three years following the Closing, Seller shall not, and shall cause its controlled Affiliates and its and their respective successors and assigns not to, directly or indirectly, engage in, own or operate engage in any business of the type described in the definition of Business (a “Competing Business”) anywhere in the world; provided that nothing herein shall prevent or restrict:

(i)        Seller or any of its controlled Affiliates from acquiring or owning, directly or indirectly, as a passive, non-controlling investor 10% or less of the outstanding securities of any Person;
(ii)        Seller or any of its controlled Affiliates from acquiring or owning, directly or indirectly, 5% or less of any class of capital stock of any Person if such stock is publicly traded and listed on any national exchange or quoted on the NASDAQ National Market;
(iii)       Seller or any of its controlled Affiliates from acquiring any Persons or businesses (an “Acquired Business”) that include a Competing Business (the portion that includes such a Competing Business, an “Acquired Competing Business”) and carrying on the Acquired Competing Business if such Acquired Competing Business comprises less than 25% of the revenues of the Acquired Business (measured as of the completed calendar year preceding the year in which the acquisition of the Acquired Business is completed and using the exchange rate as of the last Business Day of such preceding calendar year);
(iv)      the combination with or acquisition of any equity interests of Seller or any of its Affiliates or the acquisition of assets, operations or a business from Seller or one or more of its Affiliates in an arm’s-length transaction by a Person engaged, directly or indirectly, in a Competing Business or the activities of any such Person or its Affiliates (other than Parent or its controlled Affiliates); or
(v)         Seller or any of its controlled Affiliates from (A) taking any actions contemplated by or required in order to comply with its obligations under this Agreement or any of the other Transaction Documents or (B) conducting any Retained Business or any other business, product or service conducted as of the date hereof or as of immediately prior to the Closing by Seller or any of its Affiliates (other than the Business) and any extensions or new lines of business related to or derived from the Retained Business or such other business, product or service or the use of Excluded Assets.
(b)        For a period of two years following the Closing, Seller shall not, and shall cause its controlled Affiliates and its and their respective successors and assigns not to, directly or indirectly, solicit for employment or hire any Continuing Employee; provided, that Seller and its controlled Affiliates shall not be restricted from (i) (A) making general solicitations of employment (whether through advertisements on any medium or through the efforts of a search firm or otherwise) not specifically directed at any Continuing Employee or (B) hiring any Continuing Employee who responds to a general solicitation that was permitted under clause (A) (so long as such Continuing Employee was not otherwise solicited in breach of this Section 5.20(b)), or (ii) soliciting for employment or hiring any Continuing Employee whose employment with Buyer or any of its Affiliates (including following the Closing, any Business Company) was terminated at least one year prior to such solicitation or hiring. Seller hereby waives each non-competition, non-solicitation or similar restrictive covenant binding on any Continuing Employee in favor of Seller or any of its Affiliates solely to the extent such covenant would restrict such Continuing Employee from being employed by Buyer or any of its Affiliates after the Closing.

ARTICLE VI
CONDITIONS TO THE SALE
Section 6.01        Conditions to Obligations of Each Party to Effect the Sale. The respective obligations of each Party hereto to effect the Sale and consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by each Party (where permitted by applicable Law) at or prior to the Closing, of each of the following conditions:
(a)         Stockholder Approval.  The Seller Stockholder Approval shall have been obtained in accordance with applicable Law and Seller’s Organizational Documents.
(b)         No Injunction. No Action or Order by any Governmental Entity of competent jurisdiction shall exist, and no Governmental Entity of competent jurisdiction shall have enacted any Law after the date of this Agreement that remains in effect (or would become effective upon the Closing), in each case that prohibits or otherwise prevents the consummation of the transactions contemplated by this Agreement (any of the foregoing, a “Legal Restraint”).
Section 6.02        Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Sale and consummate the transactions contemplated by this Agreement are also subject to the satisfaction or waiver (where permitted by applicable Law) by Buyer of each of the following additional conditions:
(a)         Representations and Warranties. Each of the (i) representations and warranties of Seller contained in Section 3.07(a) shall be true and correct in all respects, (ii) the Seller Fundamental Representations shall be true and correct in all material respects and (iii) the remaining representations and warranties of Seller contained in Article III shall be true and correct, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date); provided, however, that clause (iii) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct (without giving effect to any limitation indicated hereunder by the words “Business Material Adverse Effect,” “in all material respects,” “material” or “materially”) has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
(b)       Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)         Officer Certificate. Seller shall have delivered to Buyer a certificate, signed by an officer of Seller in his or her capacity as such on behalf of Seller, dated as of the Closing Date, certifying that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) has been satisfied.
(d)         No Business Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect.

Section 6.03        Additional Conditions to Obligations of Seller. The obligations of Seller to effect the Sale and consummate the transactions contemplated by this Agreement are also subject to the satisfaction or waiver (where permitted by applicable Law) by Seller of each of the following additional conditions:
(a)         Representations and Warranties. Each of the representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date).
(b)       Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
(c)          Base Seller Note. Buyer shall have delivered to Seller the duly executed Base Seller Note.
(d)         Officer Certificate. Buyer shall have delivered to Seller a certificate, signed by an officer of Buyer in his or her capacity as such on behalf of Buyer, dated as of the Closing Date, certifying that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) has been satisfied.
(e)         Merger Agreement Closing. The transactions contemplated by the Merger Agreement shall have been completed or shall be completed substantially concurrently with the Closing.
Section 6.04       Frustration of Closing Conditions. Notwithstanding anything to the contrary set forth in this Agreement, including in this Article VI, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party to perform any of its agreements or obligations under this Agreement.
ARTICLE VII
TERMINATION
Section 7.01        Termination. This Agreement may be terminated at any time prior to the Closing:
(a)          by mutual written consent of Buyer and Seller;

(b)         by Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if the Closing shall not have occurred on or before 11:59 p.m. (Eastern Time) on June 30, 2027 (the “Outside Date”); provided however that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any Party if such Party has breached its obligations under this Agreement in any manner that was the principal cause of, or principally resulted in, the failure of the Closing to have occurred on or before the Outside Date; provided further that if on the initial Outside Date the conditions set forth in Section 6.01(a) (solely to the extent such condition has not been satisfied due to the failure of Seller to duly convene a meeting to obtain the Seller Stockholder Approval by such date) or Section 6.01(b) (solely to the extent such condition has not been satisfied due to an Antitrust Law or Order arising under any Antitrust Law) are not satisfied, then the Outside Date shall automatically extend for an additional three months from such date, in which case the Outside Date shall be deemed, for all purposes under this Agreement, to be such later date; provided further that if on such later Outside Date the conditions set forth in Section 6.01(a) (solely to the extent such condition has not been satisfied due to the failure of Seller to duly convene a meeting to obtain the Seller Stockholder Approval by such date) or Section 6.01(b) (solely to the extent such condition has not been satisfied due to an Antitrust Law or Order arising under any Antitrust Law) are not satisfied, then the Outside Date shall automatically extend for an additional three months from such date, in which case the Outside Date shall be deemed, for all purposes under this Agreement, to be such later date;
(c)        by Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if any Legal Restraint permanently prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any Party if such Party has breached its obligations under this Agreement and such breach has been a principal cause of, or principally resulted in, such Legal Restraint;
(d)        by Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if the Seller Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, in each case at which a vote upon the Seller Stockholder Approval was taken;
(e)        by Buyer, by written notice to Seller, if at any time prior to the Seller Stockholder Approval having been obtained, (i) a Change in Recommendation shall have occurred, (ii) the Seller Board shall have failed to publicly reaffirm the Seller Board Recommendation within 10 Business Days after Buyer so requests in writing (provided that Buyer shall be limited to one such request with respect to any Business Acquisition Proposal unless such Business Acquisition Proposal has been modified, and then one such request with respect to any such modification) following the public disclosure of any Business Acquisition Proposal with any Person other than Buyer (or if the Seller Stockholders Meeting is scheduled to be held within 10 Business Days of the written request of Buyer, promptly and in any event prior to the date on which the Seller Stockholders Meeting is scheduled to be held), (iii) the Seller Board shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Business Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by Seller’s stockholders) within 10 Business Days of the commencement of such tender offer or exchange offer or (iv) Seller shall have intentionally and materially breached its obligations set forth in Section 5.15(a); provided that Buyer’s right to terminate this Agreement pursuant to this Section 7.01(e) shall expire upon receipt of the Seller Stockholder Approval;
(f)       by Buyer (if Buyer is not then in breach of any of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied), by written notice to Seller, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyer or cured by Seller prior to the earlier of (x) the Outside Date and (y) 30 Business Days after receipt by Seller of written notice thereof from Buyer or is not capable of being cured prior to the Outside Date; or

(g)      by Seller (if Seller is then not in breach of any of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied), by written notice to Buyer, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied, and such violation, breach or inaccuracy has not been waived by Seller or cured by Buyer prior to the earlier of (x) the Outside Date or (y) 30 Business Days after receipt by Buyer of written notice thereof from Seller or is not capable of being cured prior to the Outside Date.
Section 7.02         Seller Termination Fee and Expense Reimbursement.
(a)         In the event that (i) (A) after the date of this Agreement, a Business Acquisition Proposal shall have been made to Seller and such Business Acquisition Proposal becomes publicly known prior to the Seller Stockholders Meeting and such Business Acquisition Proposal shall not have been withdrawn at the time of the Seller Stockholders Meeting, or a third party has publicly announced an intention to make a Business Acquisition Proposal and such intention shall not have been withdrawn at the time of the Seller Stockholders Meeting, (B) this Agreement is terminated by Buyer pursuant to Section 7.01(f) and (C) within 12 months after such termination, Seller enters into a Business Alternative Acquisition Agreement with respect to a Business Acquisition Proposal or consummates a Business Acquisition Proposal (solely for purposes of this Section 7.02(a)(i), the references to “15%” in the definition of Business Acquisition Proposal shall be deemed to be references to “50%”) or (ii) this Agreement is terminated by Buyer pursuant to Section 7.01(e), then Seller shall, (x) in the case of clause (ii) within two Business Days after such termination or (y) in the case of clause (i) within one Business Day after the consummation of a Business Acquisition Proposal, pay (or cause to be paid) to Buyer the Seller Termination Fee, less any Buyer Fee Reimbursement that has already been received by Buyer pursuant to Section 7.02(b), by wire transfer of same day funds (provided that if either Buyer or Seller terminates this Agreement pursuant to Section 7.01(b) or Section 7.01(c) at any time after Buyer would have been permitted to terminate this Agreement pursuant to Section 7.01(e), this Agreement shall be deemed terminated pursuant to Section 7.01(e) for purposes of this Section 7.02(a)).  In no event shall Seller be required to pay the Seller Termination Fee on more than one occasion.

(b)         (i) If the Closing has not occurred by December 31, 2026 (the “Initial Buyer Fee Reimbursement Date”), at the election of Buyer in writing within ten Business Days following the Initial Buyer Fee Reimbursement Date, Seller shall reimburse Buyer for Buyer’s reasonable and documented out of pocket fees and expenses incurred by Buyer in connection with this Agreement and the Sale, up to a maximum of $125,000 (the “Initial Buyer Fee Reimbursement”) and (ii) if the Closing has not occurred by March 31, 2027 (the “Second Buyer Fee Reimbursement Date”), at the election of Buyer in writing within ten Business Days following the Second Buyer Fee Reimbursement Date, Seller shall reimburse Buyer for Buyer’s reasonable and documented out of pocket fees and expenses incurred by Buyer in connection with this Agreement and the Sale, up to a maximum of $125,000 (the “Second Buyer Fee Reimbursement”, and together with the Initial Buyer Fee Reimbursement, the “Buyer Fee Reimbursement), in each case, by wire transfer of same day funds within ten Business Days following the date on which Buyer submits to Seller true and correct copies of reasonable documentation supporting such expenses. Any Buyer Fee Reimbursement received by Buyer pursuant to this Section 7.02(b) shall be credited against (i) the Seller Termination Fee (if any) payable pursuant to Section 7.02(a) as set forth therein and (ii) to the extent such Buyer Fee Reimbursement is used by Buyer to make any payments or prepayments of Indebtedness, Transaction Expenses or otherwise, against the Purchase Price on a dollar for dollar basis.
Section 7.03      Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no Liability on the part of the Buyer Parties or the Seller Parties, in either case, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), in each case whether based on contract, tort, equity or otherwise and whether by or through attempted piercing of the corporate veil, by or through any claim by or on behalf of a Party hereto or another Person or otherwise; provided, however, that (i) Section 7.02, this Section 7.03, Article VIII and Article IX shall remain in full force and effect following such termination and (ii) such termination shall not relieve any Party from (a) Liability for Willful Breach or Fraud or (b) any obligation to pay, if applicable, the Seller Termination Fee pursuant to Section 7.02. In addition, the Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms, and nothing in this Section 7.02 shall be construed to discharge or relieve any party to the Confidentiality Agreement of its obligations thereunder.
Section 7.04         Remedies.
(a)        Each Party acknowledges that the agreements contained in Section 7.02 are an integral part of the Sale, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if Seller fails to pay promptly the Seller Termination Fee pursuant to Section 7.02 and, in order to obtain the Seller Termination Fee, Buyer commences a suit which results in a judgment against Seller, Seller shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Seller Termination Fee at the prime rate in effect on the date the Seller Termination Fee was required to be paid through the date of full payment thereof.
(b)         The Parties agree that the monetary remedies set forth in this Article VII and the specific performance remedies set forth in Section 9.14 shall be the sole and exclusive remedies of Buyer and its Subsidiaries against Seller, the Business Companies and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Sale to be consummated except in the case of Fraud or Willful Breach (in which case only the breaching Party (and not the stockholders of such Party) shall be liable for damages for such Fraud or Willful Breach, and such liability shall not be limited to the amount of the Seller Termination Fee), and upon payment of such amount, none of the Parties or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Sale, except for the liability of a Party in the case of Fraud or a Willful Breach of this Agreement by such Party.

ARTICLE VIII
INDEMNIFICATION
Section 8.01        Survival. The representations and warranties of the Parties set forth in Article III and Article IV shall survive the Closing and remain in full force and effect until three years following the Closing Date; provided that (a) any claim with respect to Fraud will survive and can be made by a Party indefinitely, (b) the acknowledgements and disclaimers set forth in Section 3.25 and Section 4.10 shall survive indefinitely, (c) the obligations of Seller to indemnify the Buyer Indemnified Persons pursuant to Section 8.02(a)(ii) through (v) shall survive until three years following the Closing Date, (d) the obligations of Seller to indemnify the Buyer Indemnified Persons pursuant to Section 8.02(a)(vi) through (vii) shall survive until the expiration of the applicable statute of limitations and (e) the Seller Fundamental Representations shall survive until the expiration of the applicable statute of limitations (in each case, the “Survival Period”). Notwithstanding anything to the contrary in this Section 8.01, the indemnification obligations pursuant to Section 8.02(a)(i) and Section 8.02(b)(i) shall not terminate with respect to any indemnification claim made by an Indemnified Party prior to the expiration of the applicable Survival Period until such claim is resolved. Nothing in this Section 8.01 shall limit or prohibit the rights of Buyer to pursue recoveries under any R&W Policy.
Section 8.02         Indemnification; Remedies.
(a)        From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnified Persons”) from and against any and all Losses actually suffered, incurred or sustained by any of them that result from, relate to or arise out of any: (i) inaccuracy, misrepresentation or breach of any representation or warranty of Seller contained in Article III of this Agreement; (ii) Excluded Liabilities; (iii) product liability claims brought by a third party solely to the extent arising from Products sold prior to the Closing Date; (iv) Environmental Claim, (v) Pre-Closing Employment Liabilities; (vi) Taxes imposed with respect to the ownership or use of the Transferred Assets at or prior to the Closing; (vii) infringement, misappropriation or other violation of the Intellectual Property of a third party solely to the extent attributable to the conduct of the Business prior to the Closing Date; or (viii) breach after the Closing of any covenant or agreement of Seller that contemplates performance or compliance after the Closing or otherwise expressly by its terms survives the Closing.
(b)         From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates from and against any and all Losses actually suffered, incurred or sustained by any of them that result from, relate to or arise out of any: (i) inaccuracy, misrepresentation or breach of any representation or warranty of Buyer contained in Article IV of this Agreement; (ii) Assumed Liabilities (other than with respect to any portion of such Assumed Liability for which Seller is expressly required to indemnify the Buyer Indemnified Persons pursuant to Section 8.02(a)); or (iii) breach after the Closing of any covenant or agreement of Buyer that contemplates performance or compliance after the Closing or otherwise expressly by its terms survives the Closing.

Section 8.03         Notice of Claim; Defense.
(a)          If (i) any third party or Governmental Entity institutes, threatens or asserts any action that may give rise to Losses for which a Party (an “Indemnifying Party”) could reasonably expected to be liable for indemnification under this Article VIII (a “Third-Party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-Party Claim, then, in the case of clause (i) or (ii), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying (to the extent known) the nature of such claim and the amount of all related Losses (a “Claim Notice”); provided, however, that any failure to give such Claim Notice or to provide any such facts or amounts shall not affect the rights of the Indemnified Parties except to the extent that such failure actually prejudices the Indemnifying Party. Each Claim Notice shall contain the amount or a good faith estimate of the potential Losses (the “Damage Estimate”) against which such Indemnified Party seeks indemnification, to the extent then ascertainable, and a statement that such Indemnified Party is entitled to indemnification pursuant to this Article VIII with respect to such potential Losses and a reasonable explanation of the basis therefor.  If the applicable Indemnifying Party does not notify the Indemnified Party within 45 days following its receipt of a Claim Notice (other than a Claim Notice with respect to a Third-Party Claim) that the Indemnifying Party disputes such claim or lacks information to evaluate such claim, such claim shall be conclusively deemed a liability for which the Indemnified Party is entitled to indemnification under Section 8.02, and the amount of such claim shall be paid to the Indemnified Party, on demand, solely with respect to Losses actually suffered or incurred prior to delivery of the Claim Notice and described in reasonable detail (including the amounts of such Losses) in the Claim Notice (for the avoidance of doubt, disregarding any Damage Estimates or unknown amounts of Losses in the Claim Notice).
(b)         In the event of a Third-Party Claim, the Indemnifying Party may assume the defense of such Third-Party Claim and elect to retain counsel of its choice, reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Action and the Indemnifying Party shall pay the fees, charges and disbursements of such counsel. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Action, provided that (i) the Indemnifying Party shall control the defense of the Indemnified Parties in connection with such Action and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party’s counsel in connection with such Action.
(c)       Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third-Party Claim (A) if (i) such Third-Party Claim relates to or arises in connection with any criminal proceeding, (ii) such Third-Party Claim seeks an injunction or equitable relief against any Indemnified Party (other than in case where the primary remedy being sought is monetary damages), (iii) the Indemnifying Party has failed or is failing to defend in good faith such Third-Party Claim or (iv) the Indemnifying Party is also a party to such Third-Party Claim, and in the opinion of the Indemnified Party’s outside legal counsel, a conflict exists between the Indemnifying Party and the Indemnified Party (or there are defenses available to the Indemnified Party that are unavailable to the Indemnifying Party) or (B) to the extent such Third-Party Claim does not relate to any Losses for which the Indemnifying Party is liable pursuant to this Agreement.

(d)         The Indemnifying Party shall have the right to settle, compromise or discharge a Third-Party Claim either (i) with the prior written consent of the applicable Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) or (ii) without any Indemnified Party’s consent if such settlement, compromise or discharge (x) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party, (y) includes as an unconditional term thereof the giving by the Person(s) asserting such Third-Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third-Party Claim and (z) does not contain an admission of liability or wrongdoing on the part of any Indemnified Party.
(e)         Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel reasonably satisfactory to the relevant Indemnified Parties and assume control of such defense within 20 days of receipt of a Claim Notice or if both the Indemnifying Party and any Indemnified Party are parties to or subjects of such Action and conflicts of interests exist between the Indemnifying Party and such Indemnified Party, then the Indemnified Parties shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such Action and assume control of the defense of the Indemnified Parties in connection with such Action, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party. Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third-Party Claim, the Parties shall cooperate in the defense thereof in accordance with Section 8.03(f). Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Action that is entered into by the Indemnified Party without its prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
(f)         From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its employees, legal counsel, experts and representatives reasonable access, during normal business hours and upon prior written notice, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties); provided that the Indemnifying Party shall take reasonable precautions so as not to jeopardize any privilege reasonably available to an Indemnified Party in respect of any of its records.
(g)        A Claim Notice, any amounts claimed therein and any other matters set forth therein shall be deemed to be “finally resolved” for purposes of this Article VIII when (i) such Claim Notice, amounts and matters have been resolved by a written agreement executed by Buyer and Seller or (ii) such Claim Notice, amounts and matters have been resolved by a final, nonappealable Order of a court of competent jurisdiction or arbitrator with respect to such matter in dispute, or portion thereof.
Section 8.04         Certain Indemnification Parameters.
(a)        Deductible.  In no event shall Seller be liable to the Buyer Indemnified Persons for indemnification claims pursuant to Section 8.02(a)(i) through (vii) (excepting, however, indemnification claims as a result of Fraud) with respect to individual claims (or such claims that arise out of similar facts or are based on related or similar occurrences, events or circumstances, which shall be aggregated and treated as a single claim for purposes of this Section 8.04(a)), unless and until such individual claim (or series of related claims) equals or exceeds $100,000, at which point the full amount of the indemnifiable Losses under the claim (or series of related claims) shall be recoverable.

(b)        Offset Right Sole Remedy.  Notwithstanding the other provisions of this Article VIII, except in the case of Fraud, the sole source of indemnification for the Buyer Indemnified Persons under this Agreement shall be the right to reduce, first (i) the outstanding principal of the Base Seller Note and second (ii) any Additional Consideration payable pursuant to Section 2.12, on a dollar-for-dollar basis, and no Buyer Indemnified Person shall have any right to seek or receive cash payments in respect of any indemnification obligation of Seller and its Affiliates hereunder. Neither Seller nor any of its Affiliates shall have any indemnification obligations under this Agreement when the sum of the amount of the outstanding principal of the Base Seller Note and any Additional Consideration payable pursuant to Section 2.12 has been reduced to zero.
(c)          Limitation on Liability.
(i)        Notwithstanding anything to the contrary in this Agreement, the amount of any Losses to which an Indemnified Party will be entitled pursuant to this Article VIII shall be calculated net of the amount of any recoveries actually received by such Indemnified Party under any existing insurance policies, including the R&W Policy, or any other source (which recoveries shall be net of any actual, reasonable and documented out-of-pocket collection costs and reserves, expenses, Taxes, deductibles or premium adjustments or retrospectively rated premiums incurred or paid to procure such recoveries) in respect of any Losses suffered, paid, sustained or incurred by such Indemnified Party. From and after the Closing, except in the case of Fraud or as provided in Section 9.14, the exclusive remedy of Buyer and the other Buyer Indemnified Persons in connection with this Agreement and the transactions contemplated hereby (whether under this Contract or arising under common law or any other Law) shall be as provided in this Article VIII.
(ii)        Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to indemnify, defend or hold harmless Buyer and its Affiliates from or against any Losses arising out of or resulting from an Environmental Claim to the extent (i) such matter arises out of any invasive investigation of soil, groundwater, or other environmental media undertaken by or on behalf of Buyer or its Affiliates, unless such investigation was (A) required under applicable Environmental Laws or by a Governmental Entity, (B) conducted in response to a material and immediate risk to human health or the environment or (C) undertaken with the written consent of Seller (such consent to be in Seller’s sole discretion) or (ii) Buyer or its Affiliates (A) remediate environmental conditions to a level in excess of industrial standards or other commercially reasonable standards, including standards based on land use restrictions and engineering controls to the extent such restrictions or controls do not materially and adversely impact the ability to conduct the Business or (B) incur costs in excess of those reasonably necessary to bring a condition into compliance with applicable Environmental Law.
(d)         No Right of Set-Off. No Party shall have any right to set off any unresolved indemnification claim pursuant to this Article VIII against, and there shall not otherwise be any right to set off or counterclaim in the event of the non-performance of any obligation to make any payment due pursuant to this Agreement or any other Ancillary Agreement.

ARTICLE IX
GENERAL PROVISIONS
Section 9.01        Expenses.
(a)         Except as otherwise provided in this Agreement or the Ancillary Agreements, the Parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.
(b)        Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency, and all payments required under this Agreement shall be paid in U.S. currency in immediately available funds.
Section 9.02        Notices. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by national overnight courier service or by registered or certified mail (with return receipt requested), postage prepaid with regard to all notices of claims and demands, or alternatively for all other notices, by e-mail (provided no “bounce back” or notice of non-delivery is received) and shall be deemed to have been duly given, as applicable: (a) when delivered in person; (b) when delivered by overnight delivery service or registered mail or certified mail; or (c) when transmitted by email (if transmitted prior to 6 p.m. (Eastern Time), otherwise the next Business Day after such transmission) to the respective Persons at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):
If to Seller:
Standard BioTools Inc.
50 Milk Street, 10th Floor
Boston, MA 02109
Attention: Michael Egholm, Ph.D.
Email: [***]
with a copy (which shall not constitute notice) to:
Freshfields US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attention: Damien R. Zoubek; Abigail G. Hathaway; Lisa Cammer
Email: [***]

If to Buyer:
Multiplex Bio Inc.
Attention: Michael Johnson
Email: [***]
with a copy (which shall not constitute notice) to:
Crowley Law LLC
Attention: Philip Crowley
Email: [***]
Section 9.03       Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties.
Section 9.04        Waiver. Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Except as otherwise provided in this Agreement, any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.
Section 9.05        No Conflict. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Ancillary Agreement, the terms and conditions of this Agreement shall prevail.
Section 9.06      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.07      Entire Agreement. This Agreement (including the Disclosure Schedule), together with the Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Buyer with respect to the subject matter hereof.
Section 9.08       Assignment. Neither Party may assign any of its rights or obligations hereunder, without the prior written consent of the other Party; provided, however, that Buyer may assign any or all of its rights and interests hereunder to one or more of its Affiliates, if Buyer nonetheless remains fully responsible for the performance of its obligations hereunder and so long as any (or any additional) withholding Taxes becoming applicable on payments to Seller solely as a result of such assignment are borne by Buyer. Any assignment in violation of this Section 9.08 shall be null and void.

Section 9.09      Parties in Interest. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of Section 5.05 and Article VIII shall be for the benefit of the Persons named therein.
Section 9.10      Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.11        Disclosure Schedule. For purposes of the representations and warranties of Seller contained herein, disclosure in one section of the Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to any other representations or warranties by Seller calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such other representations or warranties, only if it is reasonably apparent on the face of the Disclosure Schedule (without reference to the contents of any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such disclosure is applicable to such other representation or warranty. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by Seller pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
Section 9.12        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)         This Agreement and all matters arising out of or relating to this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in Contract, tort, common or statutory law, equity or otherwise), will be interpreted, construed and governed by and in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.
(b)        Each of the Parties (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby (or, if that court does not have subject matter jurisdiction over such Action, the Superior Court of the State of Delaware (Complex Commercial Division)) or if the subject matter jurisdiction over such Action is vested exclusively in the federal courts of the United States, the United States District Court for the District of Delaware located in Wilmington, Delaware, (ii) agrees that all claims in respect of any such legal proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby (whether in Contract, tort, common or statutory law, equity or otherwise) in any other court and (v) agrees that a final, non-appealable judgment in any such Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action brought in accordance with this Section 9.12.

(c)        EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF AN ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(c), (iii) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (iv) MAKES THIS WAIVER VOLUNTARILY.
Section 9.13     Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email or other electronic means (including in portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 9.14        Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. The Parties acknowledge and agree that the Parties shall be entitled, without posting a bond or similar indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as specified in Section 9.12. The remedies available to the Parties pursuant to this Section 9.14 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any Party from seeking any other remedy at law or in equity.
Section 9.15        Retention of Counsel.
(a)        If and to the extent that any of Buyer and its Affiliates obtain or claim to have obtained the right to assert that any legal counsel, including Freshfields US LLP and Richards, Layton & Finger, P.A. (“Seller Counsel”), has a conflict of interest as a result of any work performed, representation or relationship by such counsel for, of or with any Seller Related Person (as defined below) prior to the Closing to the extent in connection with this Agreement, the Ancillary Agreements, other agreements or documents contemplated hereby or thereby, or any transactions contemplated hereby or thereby (such work, representation or relationship, a “Pre-Closing Representation”), Buyer waives and shall not assert, and shall cause its Affiliates to waive and not to assert, to the fullest extent permitted by Law, any such conflict of interest in any matter arising in connection with this Agreement, the Ancillary Agreements, other agreements or documents contemplated hereby or thereby, or any transactions contemplated hereby or thereby. As used in this Section 9.15, “Seller Related Person” means each of Seller, its Affiliates and their respective stockholders, officers, employees, agents, representatives and directors.

(b)         Buyer waives and shall not assert, and agrees to cause its Affiliates, to waive and not to assert, any attorney-client privilege, work product protection or any other applicable legal privilege or protection with respect to any document or record created by or for any legal counsel to a Seller Related Person, or communication between any legal counsel and any Seller Related Person, in each case created or occurring in connection with (i) any Pre-Closing Representation (including in connection with a dispute with Buyer or its Affiliates in connection with this Agreement) or (ii) any third party claim where Seller is leading the defense of such third party claim and has agreed to indemnify Buyer and its Affiliates (“Indemnified Third-Party Claim Materials”); it being the intention of the Parties that all such rights to such attorney-client privilege, work product protection or other applicable legal privilege or protection and rights to control such attorney-client privilege, work product protection or other applicable legal privilege or protection shall be retained by Seller or such other Seller Related Person, as the case may be (or legal counsel to Seller or such other Seller Related Person in the event the protection or privilege belongs to the legal counsel), and that Seller or such other Seller Related Person, as applicable, and not any of Buyer, or its Affiliates, shall have the sole right to decide whether or not to waive any such attorney-client privilege, work product protection or other applicable legal privilege or protection.
(c)         From and after the Closing, none of Buyer or its Affiliates shall have access to any document or record created by or for any legal counsel to a Seller Related Person, or communication between any legal counsel and any Seller Related Person, in each case created or occurring in connection with any Pre-Closing Representation (including in connection with a dispute with Buyer or its Affiliates (including in connection with any claim by any of Buyer or any of its Affiliates in connection with this Agreement)) or any Indemnified Third-Party Claim Materials, all of which shall be Excluded Assets and shall be and remain the property of Seller or such other Seller Related Person, as the case may be (or legal counsel to Seller or such other Seller Related Person in the event the protection or privilege belongs to the legal counsel), and not of Buyer or its Affiliates, and Buyer shall not, and shall cause its Affiliates and each Person acting or purporting to act on their behalf not to, seek to obtain the same by any process on the grounds that the privilege or protection attaching to such documents, records or communications belongs to any of Buyer or its Affiliates, does not belong to Seller or any Seller Related Person, or has been waived or otherwise lost by Seller or any Seller Related Person (or legal counsel to Seller or such Seller Related Person in the event the protection or privilege belongs to the legal counsel).
Section 9.16        No Presumption. The Parties agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party or Parties on the grounds that the Party or Parties drafted or was more responsible for drafting the provisions.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.
SELLER:

STANDARD BIOTOOLS INC.

By:	/s/ Michael Egholm
Name:	Michael Egholm
Title:	President and Chief Executive Officer

[Signature Page to Share and Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.
BUYER:

MULTIPLEX BIO INC.

By:	/s/ Michael Johnson
Name: Michael Johnson
Title: CEO

[Signature Page to Share and Asset Purchase Agreement]